EXHIBIT 7.3

Execution Version

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

FRAMEWORK AGREEMENT

dated 19 February 2016

between

Krasnaya Roza 1875 Limited

(as the Subscriber)

and

Yandex N.V.

(as the Company)

regarding a subscription by the Subscriber for certain newly issued Class A Ordinary Shares of the Company

Confidential Treatment Requested by Yandex N.V.

This Framework Agreement (the “Agreement”) is made on 19 February 2016

Between:

(1)                                 Krasnaya Roza 1875 Limited, a limited company incorporated in Cyprus under registration number HE 304055  and having its registered office at 9, Vasileos Konstantinou Street, Agios Andreas, P.C. 1105, Nicosia, Cyprus (the “Subscriber”); and

(2)                                 Yandex N.V., a public company with limited liability (in Dutch: Naamloze Vennootschap) organised and existing under the laws of The Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 27265167, having its registered office at Amsterdam, The Netherlands and its business office at Schiphol Boulevard 165, 1118 BG Schiphol, The Netherlands (the “Company”),

(each a “Party”, and together the “Parties”).

Whereas:

(A)                               As at the date of this Agreement:

(i)                                     the Subscriber is the sole legal and beneficial owner of all of the issued shares of CJSC “Krasnaya Roza 1875”, a joint stock company organised and existing under the laws of the Russian Federation, main state registration number 1027704010003, whose registered address is 11, Timura Frunze Street, Building 44, Moscow, Russia, 119021 (“KR 1875”); and

(ii)                                  KR 1875 is the owner of the “Krasnaya Roza” real estate development in Moscow, Russia.

(B)                               It is proposed that the Subscriber shall procure that KR 1875 shall be reorganised by way of the spin-off (in Russian: выделение) from KR 1875 of a newly formed non-public joint stock company (“NewCo”) holding title to certain of the buildings comprised in the Krasnaya Roza development and certain associated assets and liabilities as set out in this Agreement.

(C)                               It is further proposed that, subject to the terms and conditions of this Agreement, the Subscriber shall subscribe for, and the Company shall issue and allot to the Subscriber, certain newly issued Class A ordinary shares of the Company, in return for consideration in the form of the contribution by the Subscriber to the Company of the entire (100%) share capital of NewCo.

It is agreed:

1.                                      Interpretation

1.1                               In this Agreement:

“Accounts” means the unaudited balance sheet and income and loss statement of KR 1875 as at and in respect of the nine-month accounting period ending on 30 September 2015 prepared in accordance with RAS.

“Actual Cash” means the aggregate of NewCo’s cash in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation (excluding any frozen amounts on any account) and cash equivalents, as specified in the Completion Accounts in accordance with the provisions of Schedule 10 (Completion Accounts).

“Actual Debt” means the aggregate of NewCo’s Indebtedness as at the close of business on the Completion Date (expressed in Dollars), as specified in the Completion Accounts in accordance with the provisions of Schedule 10 (Completion Accounts).

“Actual Net Assets” means NewCo’s current assets less liabilities (other than the Actual Debt) as at the close of business on the Completion Date (expressed in Roubles), as specified in the Completion Accounts and calculated and adjusted in accordance with the provisions of Schedule 10 (Completion Accounts), plus or minus (as the case may be) such adjustments and other amounts as are required to be taken into account in the calculation of Actual Net Assets in Schedule 10 (Completion Accounts).

“Affiliate” means, in respect of any person, any other person from time to time Controlling, Controlled by or under common Control with such first person.

“Agents” means, in relation to a person, that person’s directors, officers, employees, advisers, agents and representatives.

“Anti-Bribery Laws” means, in each case to the extent that they are or have been applicable to the Company, KR 1875 or NewCo at any time prior to Completion: (i) the UK Bribery Act 2010; (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (iii) Russian Federal Law No. 273-FZ dated 25 December 2008 “On the prevention of corruption”; (iv) Russian Federal Law No. 115-FZ dated 7 August 2001 “On the prevention of the legalisation (laundering) of money received by means of crime and the financing of terrorism”; and (v) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997.

“Arbitration” has the meaning given to it in Clause 31.3.

“Assets SPA” has the meaning given to it in Clause 9.5.

“Auditor’s Statement” means the statement prepared by Ernst & Young or any other auditor at the request of the Company confirming the value and valuation method(s) applied by the board of directors of the Company for the purposes of determining the value of the NewCo Shares in comparison with the issue price of the Subscription Shares pursuant to art. 2:94b paragraph 2 in conjunction with art. 2:94a of the Dutch Civil Code.

“Building Leases” means all leases granted by KR 1875 or NewCo in respect of any part of the Owned Immovable Property from time to time including, as at the date of this Agreement, the leases brief particulars of which are set out in Part 2 (Building Leases) of Schedule 12 (Properties), save for the Excluded Building Leases, and “Building Lease” means any one of them.

“Business” means the ownership, maintenance, fit-out, repair and leasing of the Owned Immovable Property and all matters ancillary thereto as the same is conducted by KR 1875 or NewCo from time to time.

“Business Day” means a day (other than a Saturday or Sunday or public holiday) when commercial banks are open for ordinary banking business in each of: (i) Moscow, Russia; (ii) Nicosia, Cyprus; and (iii) Amsterdam, The Netherlands.

“Civil Code” means the Civil Code of the Russian Federation.

“Claim” means any claim (including any Tax Claim or Title Claim) against the Subscriber under or for breach of this Agreement or any other Transaction Document.

“Common Conditions” has the meaning given to it in Clause 4.3.

“Company Financial Statements” has the meaning given to it in paragraph 5.2 of 7 (Company Warranties).

“Company Parties” means the Company and Yandex LLC, and “Company Party” means either one of them.

“Company’s Conditions” has the meaning given to it in Clause 4.1.

“Company’s Designated Account” means such USD-denominated account details of which shall be notified to the Subscriber by the Company for this purpose by not less than five (5) Business Days’ prior written notice from time to time.

“Company SEC Reports” has the meaning given to it in paragraph 5.1 of 7 (Company Warranties).

“Company’s Group” means the Company and its Affiliates (including Yandex LLC and, with effect from Completion, NewCo).

“Company Warranties” has the meaning given to it in Clause 11 (Company Warranties).

“Completion” means completion of the Subscription and the associated matters set out in Schedule 3 (Completion).

“Completion Accounts” means the accounts prepared in accordance with Schedule 10 (Completion Accounts).

“Completion Date” means the date on which Completion occurs.

“Completion Warranties” means the warranties set out in Schedule 6 (Completion Warranties), and “Completion Warranty” means any one of them.

“Conditions” means the Company’s Conditions, the Subscriber’s Conditions and the Common Conditions, and “Condition” means any one Company’s Condition, Subscriber’s Condition or Common Condition.

“Confirmatory Due Diligence” means a confirmatory legal, technical, tax and financial due diligence to be performed by the Company and its advisers in relation to NewCo and its assets and liabilities, including in respect of fulfilment of the Subscriber’s Conditions set out in paragraphs 1, 2, 3, 4, 5, 6, 7, 8.1, 9, 15 and 17 of Part 1 (Company’s Conditions) of Schedule 1 (Conditions) and the Common Conditions.

“Connected Person” means:

(a)                                 in relation to a company:

(i)                                     any Affiliate of that company;

(ii)                                  any individual who, either alone or together with one or more of members of his Family, has Control of that company or is able to exercise or control the exercise of at least twenty (20) per cent. of the votes able to be cast at general meetings of that company (such an individual, a “Controlling Person”);

(iii)                               any member of the Family of any Controlling Person;

(iv)                              any trust established by or for the benefit of a Controlling Person or any member of the Family of a Controlling Person;

(v)                                 any company in which a Controlling Person, either alone or together with one or more members of his Family, is able to exercise or control the exercise of at least twenty (20) per cent. of the votes able to be cast at general meetings, or to appoint or remove directors or equivalent officers holding a majority of voting rights at meetings of the board or equivalent management body, in each case on all, or substantially all, matters;

(vi)                              any person with whom a Controlling Person or any member of his Family is in partnership; and

(vii)                           any company the majority of whose directors or equivalent officers are accustomed to act in accordance with the directions or instructions of a Controlling Person and/or any one or more members of a Controlling Person’s Family; and

(b)                                 in relation to an individual:

(i)                                     the members of his Family;

(ii)                                  any trust established by or for the benefit of such individual or any member of his Family;

(iii)                               any company in which such individual, either alone or together with one or more members of his Family, is able to exercise or control the exercise of at least twenty (20) per cent. of the votes able to be cast at general meetings, or to appoint or remove directors or equivalent officers holding a majority of voting rights at meetings of the board or equivalent management body, in each case on all, or substantially all, matters;

(iv)                              any person with whom such individual or any member of his Family is in partnership; and

(v)                                 any company the majority of whose directors or equivalent officers are accustomed to act in accordance with the directions or instructions of such individual and/or any one or more members of his Family.

“Consideration” has the meaning given to it in Clause 5.1.

“Construction Contracts” means the following contracts:

(a)                                 general construction agreement (in Russian: договор генерального подряда) [**] (as amended from time to time) (the “[**] Contract”); and

(b)                                 construction agreement (in Russian: договор подряда) [**] (as amended from time to time) (the “[**] Contract”),

and “Construction Contract” means either of them.

“Continuing Provisions” means Clauses 1 (Interpretation), 8 (Termination of this Agreement and Break Fee), 15 (Confidentiality), 17 (Assignment), 19 (Entire Agreement), 20 (Severance and Validity), 21 (Variations), 22 (Remedies and Waivers), 24 (Third Party Rights), 25 (Payments), 26 (Costs and Expenses), 28 (Notices), 29 (Counterparts), 30 (Governing Law) and 31 (Arbitration).

“Contract” means any agreement, arrangement, obligation, understanding or commitment (other than any lease of immovable property), whether in writing or not.

“Control” means, in relation to a person:

(a)                                 holding or controlling, directly or indirectly, a majority of the voting rights exercisable at shareholder meetings (or the equivalent) of that person on all or substantially all matters;

(b)                                 having, directly or indirectly, the right to appoint or remove directors holding a majority of the voting rights exercisable at meetings of the board of directors (or the equivalent) of that person on all or substantially all matters;

(c)                                  having, directly or indirectly, the ability to direct or procure the direction of the management and policies of that person, whether through the ownership of shares, by contract or otherwise; or

(d)                                 having the ability, directly or indirectly, whether alone or together with another to ensure that the affairs of that person are conducted in accordance with one’s wishes, and (i) the terms “Controlling” and “Controlled” shall be construed accordingly; and (ii) any two or more persons acting together to secure or exercise Control of a person shall be viewed as Controlling that person.

“Conversion Rate” has the meaning given to it in Clause 1.15(a).

“Current Utility Agreements” means the connection and supply agreements entered into by KR 1875 in respect of the Utilities including, as at the date of this Agreement, the agreements brief particulars of which are set out in Part 1 (Current Utility Agreements) of Schedule 14 (Utilities).

“Debt Adjustment” means an amount in Dollars equal to the Actual Debt minus the Target Debt (which may, for the avoidance of doubt, be a positive or negative amount).

“Deed of Issuance” means a deed of issuance in respect of the issue and allotment of the Subscription Shares between the Company and the Subscriber in the form set out in Schedule 4 (Form of the Deed of Issuance).

“Deed of Pledge” means a private deed of pledge governed by Dutch law granting a first ranking pledge over the Initial Pledge Shares in the form to be agreed between the Parties reflecting the key terms set out in Schedule 23 (Pledge Principles) to be entered into between the Subscriber (as pledgor) and the Company (as pledgee) at Completion.

“Disclosed” means:

(a)                                 in respect of any Warranty as given on the date of this Agreement, fairly disclosed by the First Disclosure Letter (in accordance with its terms); and

(b)                                 in respect of any Warranty as given on the Completion Date, fairly disclosed by the First Disclosure Letter (in accordance with its terms) or fairly disclosed by the Second Disclosure Letter (in accordance with its terms) in accordance with Clause 10.3, in each case with sufficient detail to enable a reasonable purchaser advised by counsel qualified in the law of the Russian Federation to identify the nature and scope of the matter disclosed and to make a reasonably informed assessment of its effect.

“Disclosure Letters” means the First Disclosure Letter and the Second Disclosure Letter, and “Disclosure Letter” means either one of them.

“Dollars” or “USD” means the lawful currency as at the date of this Agreement of the United States of America.

“Draft Completion Accounts” has the meaning given to it in paragraph 1.1 of Part 3 (Preparation, Delivery and Agreement) of Schedule 10 (Completion Accounts).

“EGRUL” means the Unified State Register of Legal Entities in the Russian Federation.

“Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre-emption right, option, claim, equitable right or interest, power of sale, pledge, retention of title, limitation of right, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing.

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media.

“Environmental Authority” means any Governmental Authority having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment.

“Environmental Law” means all applicable laws, statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all by-laws, codes, regulations, decrees or orders issued, promulgated or approved under or in connection with any of them.

“Environmental Permit” means any licence, approval, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law required for the operation of the business of KR 1875 (insofar as it relates to the NewCo Assets or the Business) or NewCo.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Building Leases” means the leases granted by KR 1875 to:

(a)                                 OOO “[**]” under lease agreement No. 343/A;

(b)                                 OOO “[**]” under lease agreement No. 345/A;

(c)                                  OOO “[**]” under lease agreement No. 147-БЦ;

(d)                                 OOO “[**]” under lease agreement No. 363/A/юр;

(e)                                  OOO “[**]” under lease agreement No. 148-БЦ;

(f)                                   OOO “[**]” under lease agreement No. 152-БЦ;

(g)                                  OOO “[**]” under lease agreement No. 146-БЦ;

(h)                                 OOO “[**]” under lease agreement No. 153-БЦ;

(i)                                     OOO “[**]” under lease agreement No. 144-БЦ;

(j)                                    OOO “[**]” under lease agreement No. 145-БЦ; and

(k)                                 OOO “[**]” under lease agreement No. 366/A/юр,

brief particulars of which are set out in Part 2 (Building Leases) of Schedule 12 (Properties).

“Excluded Liabilities” means:

(a)                                 any and all liabilities of KR 1875; and

(b)                                 any and all liabilities of NewCo in its capacity as a legal successor of KR 1875,

other than (in each case) the NewCo Liabilities, and “Excluded Liability” means any one of them.

“Family” means, in respect of any individual:

(a)                                 such individual’s own spouse, parents and other linear ancestors and siblings;

(b)                                 the linear descendants (for which purposes any individual’s stepchildren and adopted children shall be considered descendants of that individual and his ancestors) of any person referred to in paragraph (a), above; and

(c)                                  the spouse of any person referred to in paragraph (a) or paragraph (b), above.

“FAS” means the Federal Antimonopoly Service of the Russian Federation or its relevant territorial subdivision.

“Fire Safety Consultant” has the meaning given to it in Clause 6.3.

“First Disclosure Letter” means the letter identified as such from the Subscriber to the Company in the agreed terms and delivered to the Company on the date of this Agreement.

“First Disclosure Letter Disclosure Bundle” has the meaning given to it in the First Disclosure Letter.

“GAAP” means, with respect to any entity, generally accepted accounting principles in the United States and interpretations of those principles as issued or adopted by the Financial Accounting Standards Board (“FASB”) and American Institute of Certified Public Accountants (“AICPA”) and amended from time to time as applied to such entity on a consistent basis in accordance with past practice (except as may be indicated in the notes thereto).

“Gleden” means Gleden Invest LLC, a limited liability company organised and existing under the laws of the Russian Federation, with main state registration number 1087746474441, having its registered address at 11, Timura Frunze Street, building 44, Moscow 119021, the Russian Federation.

“Gleden Lease” means a lease agreement to be entered into between NewCo (as landlord) and Gleden (as tenant) in respect of premises in the Business Center “Stroganov” in the form set out in Schedule 19 (Gleden Lease).

“Governmental Authority” means any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official, quasi-governmental authority or other competent authority of any country or subdivision thereof, as well as any region, city or other political subdivision of any of the foregoing, or any supranational or intergovernmental body or authority.

“Guaranteed Period” has the meaning given to it in Clause 9.6.

“Guarantee Event” means any event or circumstances constituting a guarantee event (in Russian: гарантийный случай) under the terms and conditions of a Construction Contract.

“Hazardous Substance” means any waste, pollutant, contaminant and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person.

“Indebtedness” means any borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party loan or guarantee, acceptance credit, promissory note, bank overdraft, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement and all accrued interest payable under any of the foregoing), dividends payable or other transaction having the commercial effect of a borrowing.

“Indemnities” means the Subscriber’s obligations under Clause 12 (Indemnities) and the Tax Covenant, and “Indemnity” means any such obligation.

“Indemnity Claim” means any claim under any of the Indemnities.

“Initial Pledge Shares” means 1,500,000 Subscription Shares.

“Interest Rate” means a rate of LIBOR plus [**] per cent. ([**]%) per annum calculated on a daily basis.

“Investment Contract” means the investment contract dated 17 April 2007 (register No. 13-078442-5001-0012-00001-07) in respect of an investment project at Timura Frunze Street, 11 (in Russian: инвестиционный контракт от 17 апреля 2007 г. (реестровый № 13-078442-5001-0012-00001-07) на реализацию инвестиционного проекта по адресу: ул. Тимура Фрунзе, вл. 11) between the Government of the City of Moscow and KR 1875, as amended by additional agreement No. 1 dated 23 September 2010, additional agreement No. 2 dated 25 June 2012 and additional agreement No. 3 dated 6 October 2014.

“JSC Law” means Russian Federal Law No. 208-FZ dated 26 December 1995 “On Joint Stock Companies” (as amended).

“[**] Guarantee” means a deed of guarantee governed by English law in the form set out in ([**] Guarantee) to be entered into by Mr. [**] as guarantor and the Company prior to or at Completion.

“KR 1875” has the meaning given to it in Recital (A)(i).

“KR 1875 Suretyship” means a suretyship governed by Russian law in the form set out in Schedule 25 (KR 1875 Suretship) to be entered into by KR 1875 as guarantor and the Company prior to or at Completion.

“KR Service” means Limited Liability Company KR Service, a limited liability company organised and existing under the laws of the Russian Federation, with main state registration number 1087746142340, having its registered address at 11 bld. 2, Timura Frunze Street, Moscow 119021, the Russian Federation.

“Land Plot” means the land plot having a total area of 55,901 sq. meters, cadastral number: 77:01:0005014:1001, located at: Russian Federation, Moscow, 11 Timura Frunze Street, facility 4, building 7FL1-2, facility 2, building 7, 13, 17, wing 8, building 19, 19-19A, 25, 29, 30, 33, 44, 46, 48, 49-51, 56, 60, 60A, 61, 62, 68, 89 and 14, 16 Leo Tolstoy Street.

“Land Plot Lease” means:

(a)                                 in respect of any time prior to the completion of the Land Plot Separation, lease agreement in respect of the Land Plot No. M-01-028587 dated 13 April 2005  between the Moscow City Property Department on behalf of the City of Moscow (as landlord) and KR 1875 (as tenant) (as the same may be amended, supplemented or replaced from time to time); and

(b)                                 in respect of any time following the completion of the Land Plot Separation, the NewCo Land Plot Lease.

“Land Plot Separation” means the separation of the Land Plot and the entry into the NewCo Land Plot Lease as set out in Schedule 13 (Land Plot Separation).

“LCIA” has the meaning given to it in Clause 31.1.

“LIBOR” means, on any day, the London interbank offered rate, administered by ICE Benchmark Administration Limited (or any other person that takes over the administration of that rate), for Dollars for a period of one month displayed on the relevant page of the Reuters Screen or on the appropriate page of such other information service that publishes that rate from time to time in place of Reuters, as of 11 a.m. (London time) on the last London business day prior to such day.

“Licences” has the meaning given to it in paragraph 3.34 of Schedule 5 (Repeating Warranties).

“List of Defects” means the list of defects and the cost of the remedial works required to remedy such defects set out in Schedule 19 (List of Defects), together with any supplement thereto agreed in writing between the Parties as described in Clause 6.3(a).

“Long Stop Date” means the date falling two hundred (200) days after the date of this Agreement, or such later date as the Subscriber and the Company may agree in writing.

“Loss” or “Losses” means any and all losses, liabilities, actions and claims, including charges, costs, damages, fines, penalties, interest and reasonable and documented legal and other professional fees and expenses including, in each case, all related Taxes, excluding:

(a)                                 any indirect or consequential losses that are not reasonably foreseeable to the Parties as a consequence of the matter or circumstances giving rise to the relevant Claim, were such matter or circumstances to arise or exist;

(b)                                 any punitive or exemplary damages sought by the Company against the Subscriber; and

(c)                                  any loss of profit or loss of opportunity.

“Moscow City Property Department” means the City Property Department of the City of Moscow (in Russian: Департамент городского имущества г. Москвы), or any of its predecessors (including the Land Resources Department of the City of Moscow (in Russian: Департамент земельных ресурсов г. Москвы), the Property Department of the City of Moscow (in Russian: Департамент имущества г. Москвы) and the Residential Policy and Residential Fund Department of the City of Moscow (in Russian: Департамент жилищной политики и жилищного фонда города Москвы)) or successor(s) from time to time.

“Net Asset Adjustment” means an amount equal to the Actual Net Assets minus the Target Net Assets (which may, for the avoidance of doubt, be a positive or negative amount) converted from Roubles into Dollars at the Conversion Rate on the basis that the Relevant Date is the Completion Date.

“NewCo” has the meaning given to it in Recital (B).

“NewCo Assets” means:

(a)                                 the Owned Immovable Property, including all items of plant and equipment and inseparable improvements (in Russian: неотделимые улучшения) located on or relating exclusively to the Owned Immovable Property;

(b)                                 the Utility Facilities;

(c)                                  the Building Leases;

(d)                                 all amounts of cash held by KR 1875 in respect of the Tenant Deposits (inclusive of VAT), less the amount of any receivables (inclusive of VAT) set out in paragraph (g), below subsisting as at the date of the state registration of NewCo.  For the avoidance of doubt, the amounts of cash to be transferred to NewCo shall not include any amounts of cash held by KR 1875 in respect of (i) such amounts of the Yandex Deposits as shall have been set off prior to the date of the state registration of NewCo pursuant to the Yandex Leases Deposit Amendments, (ii) the Yandex Improvement Prepayment and (iii) the deposits from the tenants under the Excluded Building Leases;

(e)                                  the NewCo Land Plot Lease;

(f)                                   the NewCo Contracts;

(g)                                  any receivables relating to the Owned Immovable Property (save to the extent the same fall under paragraph (i), below);

(h)                                 the benefit of any claims relating to the Owned Immovable Property;

(i)                                     the accounts receivable due from Yandex LLC under the Assets SPA;

(j)                                    movable property of KR 1875 included in the Transfer Act; and

(k)                                 any other asset that the Parties agree in writing should be expressly included as an asset of NewCo in the Transfer Act.

“NewCo Contracts” means:

(a)                                 the contracts listed in Schedule 21 (NewCo Contracts) save for those which may have been terminated by the counterparty of KR 1875 or NewCo (as appropriate) in accordance with the terms and conditions set out in the relevant contract or applicable Russian law, in each case without the consent of KR 1875 or NewCo (as appropriate); and

(b)                                 any other contracts which may be entered into by KR 1875 after the date of this Agreement and prior to the date of registration of NewCo and which relate exclusively to the Owned Immovable Property.

“NewCo Land Plot” means the land plot underlying the Owned Immovable Property further particulars of which are given in Schedule 13 (Land Plot Separation).

“NewCo Land Plot Lease” means a lease between the Moscow City Property Department (as landlord) and NewCo (as tenant) in respect of the NewCo Land Plot on the terms described in Schedule 13 (Land Plot Separation) (as the same may be amended, supplemented or replaced from time to time).

“NewCo Liabilities” means any liabilities under:

(a)                                 the Sberbank Facility Documents;

(b)                                 the NewCo Contracts;

(c)                                  the Building Leases (including liability for the Tenant Deposits actually received by KR 1875 or NewCo and for the Yandex Improvement Prepayment); and

(d)                                 the NewCo Land Plot Lease.

“NewCo Shares” means the entire (100%) share capital of NewCo.

“Non-Acceptance Notice” has the meaning given in paragraph 1.2(b) of Part 3 (Preparation, Delivery and Agreement) of Schedule 10 (Completion Accounts).

“Notice” has the meaning given to it in Clause 28.1.

“[**] Lease” means lease agreement No. КР 13 between KR 1875 (as landlord) and [**] (as tenant), dated [**], the brief particulars of which are set out in Part 2 (Building Leases) of Schedule 12 (Properties) .

“[**] Premises” means the premises that, as at the date of this Agreement, are leased by KR 1875 to [**] under the [**] Lease.

“Owned Immovable Property” means the objects of immovable property brief particulars of which are given in Part 1 (Owned Immovable Property) of Schedule 12 (Properties).

“Permitted Property Encumbrances” means the Encumbrances created by:

(a)                                 the Sberbank Security Documents;

(b)                                 the Building Leases listed in listed in Part 2 (Building Leases) of Schedule 12 (Properties);

(c)                                  the Land Plot Lease; or

(d)                                 the NewCo Land Plot Lease.

“[**] Lease” means lease agreement [**] between KR 1875 (as landlord) and [**] (as tenant), dated [**], the brief particulars of which are set out in Part 2 (Building Leases) of Schedule 12 (Properties).

“[**] Premises” means the premises that, as at the date of this Agreement, are leased by KR 1875 to [**] under the [**] Lease.

“Pre-Completion Technical Due Diligence” means a technical due diligence to be performed by the Company and its advisers in relation to:

(a)           the fire safety systems at the Owned Immovable Properties and compliance of the NewCo Land Plot with the applicable fire safety regulations; and

(b)           the Business Center “Savin”.

“Properties” means:

(a)                                 the Owned Immovable Property; and

(b)                                 either:

(i)                                     as at the date of this Agreement, the Land Plot; or

(ii)                                  as at the Completion Date, the NewCo Land Plot,

as the context requires,

and “Property” means any part of the Properties.

“RAS” means Russian accounting standards as adopted by Russian Federal Law No. 402-FZ “On Accounting” dated 6 December 2011 and other applicable legislation of the Russian Federation (including accounting policy regulations as adopted by the Russian Ministry of Finance).

“Real Estate Register” means the Unified State Register of Rights to Immovable Property and Transactions Therewith (in Russian: Единый государственный реестр прав на недвижимое имущество и сделок с ним) maintained by the Federal Service for State Registration, Cadastre and Cartography (Rosreestr) (in Russian: Федеральная служба государственной регистрации, кадастра и картографии (Росреестр)) or any successor authority entitled under Russian law to register ownership or lease rights in respect of land plots, buildings and other immovable property as well as Encumbrances thereof or, as of 1 January 2017, the Unified State Register of Immovable Property maintained by the relevant federal authority of the Russian Federation entitled under Russian law to maintain the same.

“Regulation S” means Regulation S adopted under the Securities Act.

“Related Persons” has the meaning given to it in Clause 19.4.

“Relevant Company” means:

(a)                                 in respect of any Repeating Warranty as given on the date of this Agreement, KR 1875; and

(b)                                 in respect of any Repeating Warranty as given on the Completion Date, NewCo.

“Relevant Date” has the meaning given to it in Clause 1.15(b).

“Reorganisation” means the reorganisation of KR 1875 by way of the spin-off (in Russian: выделение) from KR 1875 of a newly formed non-public joint stock company (NewCo), as more fully described in the Reorganisation Plan.

“Reorganisation Plan” means the provisions of Schedule 2 (Reorganisation Plan).

“Repeating Warranties” means the warranties set out in Schedule 5 (Repeating Warranties), and “Repeating Warranty” means any one of them.

“Roubles” or “RUB” means the lawful currency as at the date of this Agreement of the Russian Federation.

“Rules” has the meaning given to it in Clause 31.1.

“Russian Tax Code” means Part I of the Russian Tax Code, approved by Russian Federal Law No. 146-FZ dated 31 July 1998 and Part II of the Russian Tax Code, approved by Russian Federal Law No. 117-FZ dated 5 August 2000.

“Sberbank” means Sberbank of Russia, a public joint stock company organised under the laws of the Russian Federation, main state registration number 1027700132195, having its registered address at 19 Vavilova St., 117997, Moscow, Russia.

“Sberbank Credit Committee Conditions” means the conditions of the decision of the credit committee of Sberbank dated 30 December 2015 as set out in Schedule 22 (Sberbank Credit Committee Conditions), as the same shall be amended by Sberbank to change the reference to the “New Company” (in Russian: Новое Общество) referred to therein from a limited liability company to a non-public joint stock company and the reference to the participation interest (in Russian: доля) of such New Company to a reference to the shares of such New Company.

“Sberbank Facility Agreement” means non-revolving credit line facility agreement No. 4519 dated 13 August 2014 between Sberbank (as lender) and KR 1875 (as borrower), as the same may be amended or transferred (by way of the assumption by NewCo of KR 1875’s rights and obligations thereunder) as envisaged by this Agreement.

“Sberbank Facility Documents” means the Sberbank Facility Agreement and the Sberbank Security Documents.

“Sberbank Loan” means the loan made pursuant to the Sberbank Facility Agreement.

“Sberbank Security Documents” means:

(a)                                 the following security documents entered into prior to the date of this Agreement:

(i)                                     the subsequent mortgage agreement No. 4519/1 between Sberbank as mortgageholder and KR 1875 as mortgagor dated 19 August 2014;

(ii)                                  the subsequent securities pledge agreement No. 4519/2 between Sberbank as pledgeholder and the Subscriber as pledgor dated 27 August 2014 (as amended);

(iii)                               the subsequent securities pledge agreement No. 4519/3 between Sberbank as pledgeholder and the Subscriber as pledgor dated 27 August 2014 (as further amended by additional agreement No. 1 dated 30 October 2015); and

(iv)                              the suretyship agreement No. 4519/4 between Sberbank as the bank and the Subscriber as surety dated 27 August 2014, and

(b)                                 the following security documents to be entered into after the date of this Agreement in accordance with the Sberbank Credit Committee Conditions:

(i)                                     a pledge of the NewCo Shares between Sberbank as pledgeholder and the Subscriber as pledgor;

(ii)                                  a mortgage of the Owned Immovable Property between Sberbank as mortgageholder and NewCo as mortgagor;

(iii)                               a pledge of lease rights under the NewCo Land Plot Lease between Sberbank as pledgeholder and NewCo as pledgor;

(iv)                              a suretyship agreement between Sberbank as the bank and Mr. [**] as surety; and

(v)                                 a pledge of engineering equipment and networks located in and relating exclusively to the Owned Immovable Property between Sberbank as pledgeholder and NewCo as pledgor, and “Sberbank Security Document” means any one of them.

“SEC” means the United States Securities and Exchange Commission.

“Second Disclosure Letter” has the meaning given to it in Clause 10.3.

“Second Disclosure Letter Disclosure Bundle” has the meaning given to it in the Second Disclosure Letter.

“Securities Act” has the meaning given to it in Clause 14.1.

“Share Premium Confirmation” has the meaning given to it in Clause 5.2(a).

“Subscriber Parties” means the Subscriber and each other member of the Subscriber’s Group that is a party to any of the Transaction Documents, and “Subscriber Party” means any one of them.

“Subscriber’s Conditions” has the meaning given to it in Clause 4.2.

“Subscriber’s Designated Account” means:

(a)                                 the following USD-denominated bank account of the Subscriber:

[**] with Sberbank (Swift: [**]); or

(b)                                 such other USD-denominated account details of which shall be notified to the Company by the Subscriber by not less than five (5) Business Days’ prior written notice.

“Subscriber’s Group” means the Subscriber and its Affiliates (including KR 1875 and, prior to Completion, NewCo).

“Subscription” has the meaning given to it in Clause 2.1.

“Subscription Shares” means twelve million, nine hundred thousand (12,900,000) newly issued and allotted Class A ordinary shares of the Company, each with a par value of EUR 0.01 (one Euro cent), to be issued to the Subscriber under the Subscription.

“Target Debt” means Indebtedness in the amount of USD 490,000,000 (four hundred and ninety million Dollars).

“Target Net Assets” means the amount of zero (0).

“Tax” or “Taxation” means any form of tax and any levy, impost, duty, contribution or withholding in the nature of tax imposed, collected or assessed by, or payable to, a Tax Authority, whether in the Russian Federation or elsewhere, and all penalties and interest included in or relating to any of the above (in all cases, regardless of whether such taxes, penalties and interest are directly or primarily chargeable against or attributable to KR 1875, NewCo or any other person and regardless of whether KR 1875, NewCo or any other person has, or may have, any right of reimbursement against any other person).

“Taxation Authority” or “Tax Authority” means any governmental, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, collect or assess any Taxation whether in the Russian Federation or elsewhere.

“Tax Claim” means:

(a)                                 any claim under any of the Tax Warranties or the Tax Covenant; or

(b)                                 any claim under Clause 12.1(a), to the extent such claim relates to Tax.

“Tax Covenant” means the provisions of (Tax Covenant).

“Tax Warranties” means the Warranties set out in paragraph 15 (Tax) of Schedule 6 (Completion Warranties).

“Tenant Deposits” means such deposits as each of the tenants under the Building Leases (including Yandex LLC) is required to have paid under the terms of the relevant Building Lease prior to the Completion Date (whether or not the same has actually been paid), including the amounts paid specified in Schedule 16 (Tenant Deposits), save for: (i) such amount of the Yandex Deposits as shall have been set off prior to Completion pursuant to the Yandex Leases Deposit Amendments and (ii) the Yandex Improvement Prepayment.

“Title Claim” means any claim under any of Clauses 5.3, 12.2(a), 12.2(b) and 12.2(c) or any of the Warranties set out in any of paragraphs 3.4 to 3.7 (each inclusive) of Schedule 5 (Repeating Warranties) or paragraphs 1.2, 1.3, 1.5, 2.3 and 2.4 of Schedule 6 (Completion Warranties).

“Transaction Documents” means:

(a)           this Agreement;

(b)           the Deed of Issuance;

(c)           the Disclosure Letters;

(d)           the Deed of Pledge;

(e)           the [**] Guarantee;

(f)            the KR 1875 Suretyship; and

(g)           any other document that the Parties agree in writing shall be a Transaction Document,

and “Transaction Document” shall mean any one of them.

“Transactions” means the Subscription, the contribution of the NewCo Shares to the Company’s share capital and the other transactions contemplated by this Agreement.

“Transfer Act” means the transfer act (in Russian: передаточный акт) in respect of the Reorganisation.

“Unencumbered Subscription Shares” means the Subscription Shares excluding the Initial Pledge Shares.

“Utilities” means all of the following utilities used by the Owned Immovable Property:

(a)                                 power;

(b)                                 heat;

(c)                                  mains cold water;

(d)                                 mains hot water; and

(e)           sewage and water drainage.

“Utility Agreements” means the agreements to be entered into for the purposes of the separation or shared use of the Utilities referred to in Schedule 14 (Utilities).

“Utility Facilities” means all mains, cables, substations, transformers, pipes, sewers and other engineering facilities relating to the Utilities and located on or below the Land Plot to be transferred to NewCo in accordance with Part 2 (Utility Separation Plan) of Schedule 14 (Utilities).

“Utilities Separation” means the separation of the Utilities between KR 1875 and NewCo and the entry into the Utility Agreements, all as more fully described in Schedule 14 (Utilities).

“VAT” means:

(a)                                 value added tax (In Russian: налог на добавленную стоимость) levied pursuant to Chapter 21 of Part II of the Russian Tax Code;

(b)                                 any tax imposed in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); or

(c)                                  any other Taxation levied by reference to added value or any sales or turnover tax of a similar nature.

“Warranties” means the Repeating Warranties and the Completion Warranties, and “Warranty” means any one Repeating Warranty or Completion Warranty.

“Warranty Claim” means a claim for breach of any of the Warranties.

“Yandex Deposits” means the deposits paid by Yandex LLC under the Yandex Leases as set out in Schedule 17 (Yandex Leases and Yandex Deposits), and “Yandex Deposit” means any one of them.

“Yandex Improvement Prepayment” means the prepayments made by Yandex LLC to KR 1875 under Yandex Leases Nos. 251208, 01052014 and 273/А for financing improvement works (KR 1875’s liability in respect of which, as at 31 December 2015, was in the amount of RUB [**], including VAT of 18%).

“Yandex Leases” means the lease agreements entered into between KR 1875 (as landlord) and Yandex LLC (as tenant) brief particulars of which are set out in Schedule 17 (Yandex Leases and Yandex Deposits), and “Yandex Lease” means any one of them.

“Yandex Leases Deposit Amendments” means supplementary agreements to the Yandex Leases (save for Yandex Lease No. 251208 between Yandex LLC and KR 1875 dated 25 December 2008) providing for the Yandex Deposits (save for the deposit paid by Yandex LLC under Yandex Lease No. 251208 between Yandex LLC and KR 1875 dated 25 December 2008) and any pre-payments of rent by Yandex LLC to be set off against payments of rent due from Yandex LLC after the date of this Agreement, to be entered into substantially in the form set out in Schedule 28 (Form of Yandex Lease Deposit Amendment), and “Yandex Leases Deposit Amendment” means any one of them.

“Yandex LLC” means YANDEX LLC (in Russian: ООО “Яндекс”), a limited liability company organised and existing under the laws of the Russian Federation, main state registration number 1027700229193, having its registered address at 16 Leo Tolstoy Street, Moscow, the Russian Federation, 119021.

1.2                               Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, email).

1.3                               References to “include” or “including” are to be construed without limitation.

1.4                               References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.

1.5                               References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

1.6                               The expression “in the agreed terms” means in the form agreed between the Subscriber and the Company (whether before, on or after the date of this Agreement) and signed for the purposes of identification by or on behalf of each of them.

1.7                               The date or the date of service of a notice or other communication given under the provisions of this Agreement shall be the date on which the recipient of the notice shall be deemed to have received it in accordance with Clause 28 (Notices).

1.8                               The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.9                               Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.10                        References to Clauses, Recitals, Schedules and paragraphs are to clauses of, the recitals and schedules to, and the paragraphs of the schedules to this Agreement.  The Schedules form part of this Agreement.

1.11                        References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.

1.12                        References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.13                        References to any Dutch or Russian legal term that are placed in italics and in parentheses immediately following an English term have the meaning of such Dutch or Russian terms under the laws of The Netherlands or the Russian Federation, respectively.

1.14                        This Agreement shall be binding on and be for the benefit of the successors of the Parties.

1.15                        Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date.  For the purposes of this Clause 1.15:

(a)                                 “Conversion Rate” means (i) in the case of conversion between Dollars and Roubles, the Dollar/Rouble exchange rate and, in the case of conversion between Euros and Roubles, the Euro/Rouble exchange rate, each as published by the Central Bank of Russia for the Relevant Date, or (ii) in any other case, the spot closing mid-point rate for a transaction between the two currencies in question on the Business Day immediately preceding the Relevant Date as quoted by the Financial Times, London edition or (in either case) if no such rate is quoted on that date, on the last preceding date on which such rate was quoted; and

(b)                                 “Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or assessment is to be made, save that:

(i)                                     for the purposes of any Warranty, the Relevant Date shall be date on which such Warranty is expressed to be true and accurate;

(ii)                                  for the purposes of any monetary threshold in Clause 6 (Pre-Completion Obligations), the Relevant Date shall be the date of the relevant action;

(iii)                               for the purposes of Schedule 10 (Completion Accounts), save to the extent otherwise expressly provided in such Schedule, the Relevant Date shall be the Completion Date; and

(iv)                              in relation to a Claim, the Relevant Date shall be the date of receipt by the Subscriber of notice of that Claim in accordance with paragraph 2.1 of Schedule 9 (Subscriber’s Limitations on Liability).

1.16                        References in this Agreement to “Business Center “Mamontov”“, “Business Center “Savin”“, “Business Center “Morozov” 1(a)”, “Business Center “Morozov” 1(b)”, “Business Center “Morozov” 2”, “Business Center “Stroganov”“, “Vsevolozhsky Manor”, “Fligel”, “Giraud Gallery (a)” and “Giraud Galley (b)” are to the corresponding Owned Immovable Property as described in Part 1 (Owned Immovable Property) of Schedule 12 (Properties), and:

(a)                                 references to “Business Center “Morozov”“ comprise Business Center “Morozov” 1(a), “Business Center “Morozov” 1(b) and Business Center “Morozov” 2; and

(b)                                 references to “Giraud Gallery” comprise Giraud Gallery (a) and Giraud Galley (b).

2.                                      Subscription

2.1                               The Subscriber agrees to subscribe for the Subscription Shares, and the Company agrees to issue and allot the Subscription Shares to the Subscriber in return for the Consideration (as further described in Clause 5 (Consideration)) on the terms and subject to the conditions set out in this Agreement (such subscription being the “Subscription”).

2.2                               The Subscription Shares shall be entitled to the registration rights set forth in Schedule 15 (Registration Rights).

2.3                               Of the Subscription Shares, the Initial Pledge Shares shall be pledged in favour of the Company in accordance with the Deed of Pledge.

2.4                               In the event that, between the date of this Agreement and the Completion Date, the Company performs any subdivision or consolidation of its Class A ordinary shares in issue, the number of the Subscription Shares (and the Initial Pledge Shares) shall be adjusted accordingly.

3.                                      Actions on the Date of this Agreement

3.1                               Save to the extent that it has done so previously, the Subscriber shall, on the date of this Agreement, deliver to the Company true copies of:

(a)                                 its articles of association;

(b)                                 any approval necessary under applicable company law or the Subscriber’s articles of association in order to authorise the Subscriber to enter into and perform its obligations under this Agreement and the transactions contemplated herein; and

(c)                                  any power of attorney or other authority under which its signatory has signed this Agreement.

3.2                               Save to the extent that it has done so previously, the Company shall, on the date of this Agreement, deliver to the Subscriber true copies of:

(a)                                 its articles of association (in Dutch: statuten);

(b)                                 any approval necessary under applicable company law or the Company’s articles of association in order to authorise the Company to enter into and perform its obligations under this Agreement and the transactions contemplated herein; and

(c)                                  any power of attorney or other authority under which its signatory has signed this Agreement.

4.                                      Conditions

4.1                               The obligation of the Company to complete the Subscription is in all respects conditional on the satisfaction (or waiver, as the case may be, in accordance with this Agreement) of those matters set out in Part 1 (Company’s Conditions) of Schedule 1 (Conditions) (the “Company’s Conditions”).

4.2                               The obligation of the Subscriber to complete the Subscription is in all respects conditional on the satisfaction (or waiver, as the case may be, in accordance with this Agreement) of those matters set out in Part 2 (Subscriber’s Conditions) of Schedule 1 (Conditions) (the “Subscriber’s Conditions”).

4.3                               The obligations of each Party to complete the Subscription are in all respects conditional on the satisfaction (or waiver, as the case may be, in accordance with this Agreement) of those matters set out in Part 3 (Common Conditions) of Schedule 1 (Conditions) (the “Common Conditions”).

4.4                               The Subscriber shall, and shall procure that each relevant member of the Subscriber’s Group shall, use all reasonable endeavours to procure the fulfilment of the Company’s Conditions set out in paragraphs 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 15, 18 and 19 of Part 1 (Company’s Conditions) of Schedule 1 (Conditions), paragraph 1 of Part 2 (Subscriber’s Conditions) of Schedule 1 (Conditions) and Part 3 (Common Conditions) of Schedule 1 (Conditions) as soon as possible and in any event prior to the Long Stop Date.

4.5                               The Company shall use all reasonable endeavours to procure the fulfilment of the Company’s Conditions set out in paragraphs 12 and 13 of Part 1 (Company’s Conditions) of Schedule 1 (Conditions) as soon as possible following completion of the Reorganisation, and in any event prior to the Long Stop Date.

4.6                               The Company may waive in whole or in part all or any of the Company’s Conditions by notice in writing to the Subscriber.  The Subscriber may waive in whole or in part all or any of the Subscriber’s Conditions by notice in writing to the Company.  The Parties may waive any of the Common Conditions by agreement in writing.

4.7                               The Subscriber shall use all reasonable endeavours to provide all such assistance and co-operation (including the provision of information) as the Company may reasonably request from time to time in connection with obtaining the consent of the FAS for the acquisition of the NewCo Shares by the Company (including for the purposes of responding to any request for information from the FAS) as soon as reasonably practicable on being requested to do so.

4.8                               The Subscriber undertakes to notify the Company in writing of anything which is likely to prevent any of the Conditions from being satisfied on or before the Long Stop Date promptly upon it coming to the Subscriber’s attention.

4.9                               The Company undertakes to notify the Subscriber in writing of anything which is likely to prevent the Company’s Conditions set out in paragraphs 12 and 13 of Part 1 (Company’s Conditions) of Schedule 1 (Conditions) and the Subscriber’s Condition set out in paragraph 2 of Part 2 (Subscriber’s Conditions) of Schedule 1 (Conditions) from being satisfied on or before the Long Stop Date promptly upon it coming to the Company’s attention.

4.10                        Each of the Subscriber and the Company undertakes to notify the other as soon as possible on becoming aware that any of the Conditions has been satisfied, and in any event within two (2) Business Days of becoming so aware.

4.11                        If:

(a)                                 any of the Company’s Conditions set out in paragraphs 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 15, 17, 18 and 19 of Part 1 of Schedule 1 (Conditions) or any of the Common Conditions is not fulfilled or waived on or before the Long Stop Date; or

(b)                                 any of the Company’s Conditions set out in paragraphs 14 and 16 of Part 1 of Schedule 1 (Conditions) is not fulfilled or waived on the date of satisfaction or waiver of the last of the Conditions referred to in Clause 4.11(a) to be satisfied or waived in accordance with this Clause 4 or, having been so fulfilled, does not continue to be true up to Completion (unless waived), the Company shall be entitled to terminate this Agreement by notice in writing to the Subscriber subject to, and on the basis set out in, Clause 8.5.

4.12                        If any of the Subscriber’s Conditions or any of the Common Conditions is not fulfilled or waived on or before the Long Stop Date, the Subscriber shall be entitled to terminate this Agreement by notice in writing to the Company subject to, and on the basis set out in, Clause 8.5.

5.                                      Consideration

5.1                               The overall consideration for the issue to the Subscriber of the Subscription Shares (the “Consideration”) shall be the contribution by the Subscriber to the Company at Completion of the NewCo Shares subject, where applicable, to any adjustment payment required pursuant to Clauses 5.5 and 5.6.

5.2                               The Parties hereby agree that, to the extent any share premium is stipulated as part of the Consideration:

(a)                                 the Company shall, at its sole responsibility and cost, procure that the Auditor’s Statement confirms that the stipulated share premium is fully paid up at Completion (the “Share Premium Confirmation”);

(b)                                 if the Share Premium Confirmation cannot be procured for any practical or other reason, at any time, then the stipulated share premium shall be reduced by such amount necessary to ensure that the Share Premium Confirmation is obtained by the Company and only the NewCo Shares, and (save as provided in Clauses 5.5 and 5.6) nothing else, is to be contributed on the Subscription Shares to the Company; and

(c)                                  for the avoidance of doubt, the Subscriber shall have no obligation to provide any documentation for the purposes of the preparation of the Share Premium Confirmation additional to the Subscriber’s other obligations in respect of the provision of information under this Agreement.

5.3                               The Subscriber covenants to the Company that, at Completion, it shall transfer to the Company full legal title to the NewCo Shares, free from any Encumbrances, other than the pledge of the NewCo Shares comprised in the Sberbank Security Documents.

5.4                               The Parties acknowledge that, for the purposes of determining the value of the NewCo Shares as consideration for the issue to the Subscriber of the Subscription Shares, it has been assumed that, as at the Completion Date:

(a)                                 the Indebtedness of NewCo shall comprise only Indebtedness in respect of the Sberbank Loan in an amount equal to the Target Debt; and

(b)                                 the Actual Net Assets shall be equal to the Target Net Assets.

If any of the assumptions set out in this Clause 5.4 is untrue then the corresponding adjustment payment shall be due in accordance with Clause 5.5.

5.5                               When the Completion Accounts have been finally agreed or determined in accordance with this Agreement:

(a)                                 if the Debt Adjustment is a positive amount, the amount of the Debt Adjustment shall be due from the Subscriber to the Company;

(b)                                 if the Debt Adjustment is a negative amount, the absolute amount of the Debt Adjustment shall be due from the Company to the Subscriber;

(c)                                  if the Net Asset Adjustment is a negative amount, the absolute amount of the Net Asset Adjustment shall be due from the Subscriber to the Company; and

(d)                                 if the Net Asset Adjustment is a positive amount, the amount of the Net Asset Adjustment shall be due from the Company to the Subscriber.

5.6                               Where amounts are due from both the Subscriber and the Company under Clause 5.5, such amounts shall be set off against each other.  Any amount due from one Party to the other under Clause 5.5 (after any set-off as described in the foregoing sentence, if relevant), shall be payable in cash, and shall be paid by such first Party within [**] Business Days following the date on which the Completion Accounts have been finally agreed or determined in accordance with this Agreement, and shall carry interest at the Interest Rate from and including due date for payment in accordance with this Clause 5.6 up to and including the date of actual payment, calculated on a daily basis.

5.7                               To the extent permitted by law, the Consideration (as adjusted in accordance with this Agreement) shall be adopted for all Tax reporting purposes.

5.8                               For the avoidance of doubt, for the purposes of Article 488 of the Civil Code, the Parties agree that the NewCo Shares shall not be pledged in favour of the Subscriber as security for any payment required from the Company pursuant to Clauses 5.5 and 5.6.

6.                                      Pre-Completion Obligations

6.1                               The Subscriber shall procure that, from the date of this Agreement until Completion, in the absence of the prior written consent of the Company which shall not be unreasonably withheld, KR 1875 shall not (insofar as relates to the NewCo Assets or the Business) and NewCo shall not do or agree to do any of the following:

(a)                                 disposing of or granting any Encumbrance other than the Permitted Property Encumbrances over any of the Owned Immovable Property, the Land Plot or the NewCo Land Plot;

(b)                                 entering into, modifying or terminating any Building Lease or Current Utility Agreement;

(c)                                  giving any guarantee or indemnity other than any guarantee or indemnity under the Permitted Property Encumbrances;

(d)                                 acquiring any asset or disposing of or granting any Encumbrance other than the Permitted Property Encumbrances over any asset (being, in the case of KR 1875, a NewCo Asset) having a book value in excess of [**] Dollars (USD [**]);

(e)                                  making any capital commitment in excess of [**] Dollars (USD [**]) individually or which together with all other such capital commitments entered into between the date of this Agreement and Completion exceeds [**] Dollars (USD [**]) in aggregate;

(f)                                   borrowing further money under the Sberbank Facility Agreement;

(g)                                  instituting or settling any legal proceedings (except for any proceedings to challenge any Tax determination made by a Tax Authority against KR 1875 or NewCo and debt collection in the ordinary course of the Business);

(h)                                 failing to take any action to maintain in force any of its insurance policies or doing anything to make any policy of insurance void or voidable or reducing the level of insurance cover provided; or

(i)                                     making any Tax election or settling or compromising any liability to Tax or submitting any Tax return that is inconsistent with past practice or incurring any liability for Tax other than in the ordinary course of business.

6.2                               The Subscriber shall procure that, from the date of this Agreement until Completion, in the absence of the prior written consent of the Company which shall not be unreasonably withheld, NewCo shall not do or agree to do anything of the following:

(a)                                 borrowing money or incurring any Indebtedness;

(b)                                 granting any loan, advance or capital contribution to any other person;

(c)                                  reducing its charter capital or purchasing or redeeming any of its shares;

(d)                                 acquiring any shares, participation interest or other interest in any person or other venture or acquiring any business carried on by any person;

(e)                                  incurring or paying any management charge or making any other payment in each case to any member of the Subscriber’s Group or any Connected Person of a member of the Subscriber’s Group other than the management charge payable to KR Service under the terms of the agreement for provision of services of supervision, management and maintenance of the facilities between NewCo and KR Service executed in accordance with Clause 6.22;

(f)                                   declaring, making or paying any dividend or other distribution;

(g)                                  creating, allotting or issuing any shares or other securities;

(h)                                 creating, issuing, redeeming or granting any option or right to subscribe in respect of any shares or other securities;

(i)                                     amending or supplementing its charter or passing any resolution that is inconsistent with its charter;

(j)                                    making any change to the accounting procedures, policies, reference date or treatment by reference to which its accounts or other financial statements are prepared; or

(k)                                 revaluing any of its fixed assets.

6.3                               The Company shall, within [**] Business Days of the date of this Agreement, retain a consultant duly accredited by the Extraordinary Situations Ministry of the Russian Federation agreed between the Parties, acting reasonably (such consultant, the “Fire Safety Consultant”) to perform an audit in respect of the compliance of the Owned Immovable Property (including the plant and equipment located in the Owned Immovable Property) and the area of the NewCo Land Plot with the applicable fire safety regulations of the Russian Federation and to report in writing on the outcome of such audit.  The terms of reference of the Fire Safety Consultant, any instructions given to it and its fees shall be agreed in writing between the Parties, acting reasonably.  The Subscriber shall be entitled to attend any meeting with the First Safety Consultant and to receive a copy of all material correspondence with the Fire Safety Consultant.  The Parties shall use their respective reasonable endeavours to procure that the Fire Safety Consultant delivers its report within [**] Business Days of its appointment.  The Subscriber shall procure that KR 1875 shall promptly provide to the Fire Safety Consultant all such access to premises and information as it reasonably requires for the purposes of performing its audit.  In the event that, in its report, the Fire Safety Consultant advises that any of the Owned Immovable Property (including any plant and equipment located in the Owned Immovable Property) or any other matter subsisting on the area of the NewCo Land Plot is not compliant in any material respect with the applicable fire safety regulations of the Russian Federation, then:

(a)                                 if the Parties, acting through their respective technical specialists, are unable to agree mutually acceptable terms for the resolution of such matters at the expense of the Subscriber (which may take the form of a supplement to the List of Defects setting out a list of remedial works to be performed in order to remedy such matters and the costs associated with such works) within [**] Business Days of the date of delivery of the Fire Safety Consultant’s report, the matter shall be referred to the Parties’ respective management executives for resolution;

(b)                                 if the Parties, acting through their respective management executives are unable to agree such terms within [**] Business Days of the matter being referred to them, then the matter shall be referred to Mr. [**] (acting for the Subscriber) and Mr. Arkadiy Volozh (acting for the Company) for resolution; and

(c)                                  in the event that the Parties shall not have agreed such terms by way of an agreement in writing (expressly stated to be the final agreement for the purposes of this Clause 6.3(c)) by the earlier of:

(i)                                     the expiry of [**] Business Days of the date of delivery of the Fire Safety Consultant’s report; and

(ii)                                  the date on which the last of the Conditions is satisfied or waived in accordance with this Agreement,

the Company may terminate this Agreement by notice in writing to the Subscriber.

6.4                               Unless otherwise agreed between the Company and the Subscriber in writing or as set out in Clause 9.5, the Subscriber shall procure that KR 1875 (insofar as relates to the NewCo Assets or the Business) and NewCo shall:

(a)                                 carry on the Business in the ordinary course in all material respects in accordance with applicable law in substantially the same manner as it was operated prior to the date of this Agreement;

(b)                                 use all reasonable endeavours to preserve and protect the Business and the NewCo Assets (including maintenance of the Building Leases);

(c)                                  not remove any physical assets included in the Transfer Act from any of the Owned Immovable Property or otherwise dispose of any such physical assets save in the ordinary and usual course of business; and

(d)                                 settle all debts incurred in the ordinary course of business within the applicable periods of credit.

6.5                               The Subscriber shall allow the Company and its Agents during normal working hours:

(a)                                 access, upon reasonable notice, to inspect and examine the Owned Immovable Property, the Utility Facilities and the Land Plot from time to time; and

(b)                                 the right to inspect and make copies of any agreements and ownership title documents relating to the NewCo Assets and the accounts of NewCo from time to time upon reasonable request from the Company.

6.6                               The provisions of Clauses 6.1, 6.2 and 6.4(a) shall not prohibit the performance by KR 1875 or NewCo of any action required by this Agreement, including the terms of the Reorganisation Plan.

6.7                               The Subscriber shall not, and shall procure that no member of the Subscriber’s Group (including KR 1875 and NewCo) shall, between the date of this Agreement and Completion, without the prior written consent of the Company:

(a)                                 make any amendment to or terminate any of the Sberbank Facility Documents; or

(b)                                 enter into any new Sberbank Security Document,

other than as required by the Sberbank Credit Committee Conditions.

6.8                               The Subscriber shall use reasonable endeavours to procure that:

(a)                                 the terms of any amendment to any of the Sberbank Facility Documents or new Sberbank Security Document required by the Sberbank Credit Committee Conditions are (save to the extent expressly required by the Sberbank Credit Committee Conditions) not worse in any material respect for the obligors thereunder than the Sberbank Facility Documents subsisting as at the date of this Agreement; and

(b)                                 the Sberbank Facility Agreement shall be amended to exclude provisions that are irrelevant or not applicable to NewCo,

and shall promptly notify the Company in the event that Sberbank requires any terms contrary to paragraph (a) or (b), above.

6.9                               The Subscriber shall procure that Gleden shall enter into the Gleden Lease and that the Gleden Lease is registered in the Real Estate Register by Completion.

6.10                        Without prejudice to Clause 4.4, the Subscriber shall, and shall procure that KR 1875 and (to the extent relevant) NewCo shall take all steps within its power or control:

(a)                                 to implement the Reorganisation in accordance with the Reorganisation Plan;

(b)                                 to implement the Land Plot Separation in accordance with Schedule 13 (Land Plot Separation); and

(c)                                  to implement the Utilities Separation in accordance with Schedule 14 (Utilities).

6.11                        The Subscriber shall keep the Company fully informed of the progress of:

(a)                                 the Reorganisation;

(b)                                 the registration of the Owned Immovable Property in the Real Estate Register;

(c)                                  the Land Plot Separation; and

(d)                                 the Utility Separation and all associated negotiations with the relevant providers of the Utilities,

and shall provide the Company with all documents relating to any of the above on a bi-weekly basis.

6.12                        The Subscriber shall procure that the Company is given a reasonable opportunity to review and comment on each draft of any material document to be submitted or executed for the purposes of formalising any of the matters referred to in Clause 6.11.

6.13                        Without prejudice to the generality of Clause 6.12, the Subscriber shall as soon as possible after the date of this Agreement prepare and deliver to the Company for its approval a draft of the Transfer Act, including a list of all existing creditors of KR 1875.  Such Transfer Act shall be prepared based on an inventory of the assets and obligations of KR 1875 carried out by the Subscriber prior to the date of this Agreement, and shall include as assets to be transferred to

NewCo the NewCo Assets (other than the assets to be sold under the Assets SPA) and the accounts receivable due from Yandex LLC under the Assets SPA.  In the event that the Parties have not agreed the final terms of the Transfer Act in writing within ten (10) Business Days of the date on which the first such draft is delivered to the Company, the Company may terminate this Agreement by notice in writing to the Subscriber.

6.14                        The Subscriber shall procure that KR 1875 shall notify Sberbank within three (3) Business Days of the date of adoption of the resolution on the Reorganisation and fulfill the other requirements of the Sberbank Credit Committee Conditions.

6.15                        The Subscriber shall procure that KR 1875 shall, prior to completion of the Reorganisation, re-register its title to [**] and [**] in the Real Estate Register so as to reflect recent renovation performed in relation to these buildings.

6.16                        The Subscriber shall procure that, prior to Completion, KR 1875 shall have executed with the relevant parties the documents formalising the transfer of the networks a list of which is annexed to the certificate of the results of the partial implementation of the investment project (in Russian: акт о результатах частичной реализации инвестиционного проекта) in respect of the Investment Contract referred to in paragraph 9 of Part 1 (Company’s Conditions) of Schedule 1 (Conditions).

6.17                        The Company shall be entitled to perform the Confirmatory Due Diligence prior to Completion.  The Subscriber shall provide, and shall procure that KR 1875 and NewCo shall provide to the Company and its Agents all such documents and information, and all such access to premises during normal working hours, as they may reasonably request from time to time for the purposes of the Confirmatory Due Diligence.

6.18                        The Subscriber shall procure that each of the Excluded Building Leases shall (to the extent it shall not have expired) be terminated prior to Completion, such that NewCo shall have no liability or obligation in respect of any of the Excluded Business Leases following Completion.

6.19                        The Subscriber shall procure that KR 1875 shall, and the Company shall procure that Yandex LLC shall, enter into the Yandex Leases Deposit Amendments by no later than 24 March 2016.

6.20                        The Parties shall use their respective reasonable endeavours to negotiate and agree, by 1 June 2016, the terms and conditions of an agreement for joint use of the driveways indicated on the plan set out in Part 2 of Schedule 13 (Land Plot Separation) reflecting the principles set out in Part 3 of Schedule 13 (Land Plot Separation) to be entered into between KR 1875 and NewCo.  In the event that the Parties shall have agreed the terms and conditions of such agreement by the date indicated above, the Subscriber shall procure that KR 1875 and NewCo shall enter into such agreement within five (5) Business Days following the later of: (i) the date of agreement between the Parties on its terms and conditions; and (ii) the date of the state registration of NewCo.

6.21                        In the event that the Parties fail to agree on the terms and conditions of the agreement for joint use of the driveways in accordance with Clause 6.20, the Parties shall use their respective reasonable endeavours to negotiate and agree by Completion on a layout of reciprocal easements to be established on the Land Plot for the benefit of NewCo and KR 1875 for the purposes of passage (by vehicle and on foot) within and through the Land Plot and shall confirm their agreement of such layout of reciprocal easements in writing.

6.22                        The Subscriber shall procure that the agreement for provision of services of supervision, management and maintenance of the facilities between KR 1875 and KR Service No. 3-KR, dated 1 March 2008 shall not be transferred to NewCo, such that NewCo shall have no liability in respect of such agreement.  The Subscriber shall further procure that a new agreement for provision of services of supervision, management and maintenance of the facilities between NewCo and KR Service shall be executed prior to Completion on the terms and conditions agreed in writing with the Company (whose agreement shall not be unreasonably withheld) prior to the execution of such agreement.

6.23                        The Parties shall use their respective reasonable endeavours to negotiate and agree, by 31 March 2016, the final terms of the Deed of Pledge (and, to the extent necessary, any agreement ancillary thereto necessary to reflect the key terms set out in Schedule 23 (Pledge Principles)).

7.                                      Completion

7.1                               Completion shall take place at the offices of Van Doorne in Amsterdam and at the same time at the offices of White & Case LLC in Moscow, [**] Business Days after the last of the Conditions (other than the Condition set out in paragraph 11.3 of Part 1 of Schedule 1) is satisfied or waived in accordance with this Agreement or at such other time and/or venue as may be agreed in writing between the Parties or as is determined in accordance with Clause 7.4(a) or Clause 7.5(a).

7.2                               At Completion the Company shall undertake those actions listed in Part 1 (Company’s Obligations) of Schedule 3 (Completion).

7.3                               At Completion the Subscriber shall undertake those actions listed in Part 2 (Subscriber’s Obligations) of Schedule 3 (Completion).

7.4                               If the Company commits any material breach of Clause 7.2 or Part 1 (Company’s Obligations) of Schedule 3 (Completion) on the Completion Date, the Subscriber shall not be obliged to complete this Agreement and may:

(a)                                 defer Completion by [**] Business Days;

(b)                                 proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement); or

(c)                                  provided that the Subscriber shall have exercised its rights under Clause 7.4(a) at least once, terminate this Agreement by notice in writing to the Company subject to, and on the basis set out in, Clause 8.5.

7.5                               If the Subscriber commits any material breach of Clause 7.3 or Part 2 (Subscriber’s Obligations) of Schedule 3 (Completion) on the Completion Date, the Company shall not be obliged to complete this Agreement and may:

(a)                                 defer Completion by [**] Business Days;

(b)                                 proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement); or

(c)                                  provided that the Company shall have exercised its rights under Clause 7.5(a) at least once, terminate this Agreement by notice in writing to the Subscriber subject to, and on the basis set out in, Clause 8.5.

8.                                      Termination of this Agreement and Break Fee

8.1                               Notwithstanding any other provision of this Agreement, the Company shall be entitled to terminate this Agreement at any time prior to Completion at its sole discretion by notice in writing to the Subscriber.  (Without prejudice to the generality of the foregoing, and for the avoidance of doubt, no other provision of this Agreement providing for any right of the

Company to terminate this Agreement shall be construed as limiting in any way the Company’s termination right under this Clause 8.1.)

8.2                               In the event that the Company terminates this Agreement under Clause 8.1, the Company shall have no liability for any breach by the Company of this Agreement that occurred prior to such termination save for any breach of Clause 15 (Confidentiality).

8.3                               The Subscriber shall be entitled to terminate this Agreement prior to Completion by notice in writing to the Company in the event that there is any material breach of any of the Company Warranties as given on the date of this Agreement.

8.4                               In the event that the Subscriber terminates this Agreement under Clause 8.3, the Subscriber shall have no liability for any breach by the Subscriber of this Agreement that occurred prior to such termination save for any breach of Clause 15 (Confidentiality).

8.5                               In the event that this Agreement terminates or is terminated prior to Completion, the rights and obligations of the Parties under this Agreement shall cease immediately save for:

(a)                                 the Continuing Provisions, which shall remain in force; and

(b)                                 (save as provided in Clauses 8.2 and 8.4) any liability or remedy of either Party in respect of any breach of this Agreement that occurred prior to such termination.

8.6                               If the Company terminates this Agreement in accordance with its terms and:

(a)                                 any of the following applies:

(i)                                     prior to the Long Stop Date, other than as a result of any breach of this Agreement or other default by any member of the Company’s Group, any of the Company’s Conditions set out in paragraphs 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 13, 15, 17, 18 and 19 of Part 1 of Schedule 1 (Conditions) (to the extent that the same has not been waived) has not been fulfilled;

(ii)                                  any one or more events or circumstances has occurred or arisen at any time after the date of this Agreement (including any event or circumstance disclosed in the Second Disclosure Letter) that, were the Warranties to be repeated at such time, would render any of the Warranties untrue or inaccurate in any respect and represent a Loss to the Relevant Company exceeding ten million Dollars (USD 10,000,000);

(iii)                               any one or more matters or circumstances has occurred or subsists (whether before, on or after the date of this Agreement) that, were Completion to have occurred, would have been likely to lead to the Company having any one or more Indemnity Claims in an amount exceeding (in aggregate) ten million Dollars (USD 10,000,000); or

(iv)                              such termination was under Clause 7.5; and

(b)                                 within six (6) months following the date of such termination the Subscriber, directly or indirectly, disposes of the Owned Immovable Property (or any material part thereof), including by way of any disposal of any shares of KR 1875 or any of the NewCo Shares, in favour of a third party other than a member of the Subscriber’s Group, the Subscriber shall pay to the Company within ten (10) Business Days of the date of completion of such disposal the amount of twenty million Dollars (USD 20,000,000).  Such amount is by way of liquidated damages.  The payment of such amount, if the same has become payable in accordance with this Clause 8.6, shall be the Subscriber’s sole liability and the Company’s sole remedy in respect of any breach by the Subscriber of this Agreement prior to its termination other than any breach of Clause 15 (Confidentiality).

8.7                               Subject to Clause 8.8, if the Company terminates this Agreement in accordance with its terms, the Company shall reimburse to the Subscriber within ten (10) Business Days of the date of termination of this Agreement:

(a)                                 an amount equal to [**] of the reasonable and documented costs and expenses incurred by the Subscriber or any member of the Subscriber’s Group (as the case may be) in connection with the actions taken or implemented by the Subscriber or any member of the Subscriber’s Group (as the case may be) for the purposes of completion of the Company’s Conditions set out in (i) paragraph 1 (Reorganisation) of Part 1 of Schedule 1 (Conditions), (ii) paragraph 3 (Owned Immovable Property) of Part 1 of Schedule 1 (Conditions), (iii) sub-paragraph 4.1 of paragraph 4 (Land Plot Separation) of Part 1 of Schedule 1 (Conditions), (iv) sub-paragraph 5.2 of paragraph 5 (NewCo Contracts and Building Leases) of Part 1 of Schedule 1 (Conditions) and (v) paragraph 15 [**] of Part 1 of Schedule 1 (Conditions), including costs for appraisals, publications, mailing of notices, obtaining certificates and extracts from official registers, stamp duties and other state fees in connection with the real estate transfers and engagement of cadastral engineers, provided that the aggregate amount to be reimbursed by the Company to the Subscriber shall not exceed RUB [**]; and

(b)                                 save to the extent the same shall have been paid by the Company to the Subscriber under Clause 9.13, an amount equal to [**] of the reasonable and documented costs and expenses incurred by the Subscriber or any member of the Subscriber’s Group (as the case may be) in connection with the separation of the power utilities pursuant to Section A (Separation of the Power Utilities) of Part 2 (Utility Separation Plan) of Schedule 14 (Utilities), provided that the aggregate amount to be reimbursed by the Company to the Subscriber (including, for the avoidance of doubt, under paragraph 1.5.1 of Part 2 (Utility Separation Plan) of Schedule 14 (Utilities)) shall not exceed RUB [**].

8.8                               If the Company terminates this Agreement in accordance with its terms in circumstances where any of Clauses 8.6(a)(i), 8.6(a)(ii), 8.6(a)(iii) and 8.6(a)(iv) applies, all costs and expenses incurred by the Subscriber referred to in Clause 8.7(a) shall be borne solely by the Subscriber.  If the Company terminates this Agreement in accordance with its terms in circumstances where any of Clauses 8.6(a)(ii), 8.6(a)(iii) and 8.6(a)(iv) applies, all costs and expenses incurred by the Subscriber referred to in Clause 8.7(b) shall be borne solely by the Subscriber, and the Subscriber shall reimburse to the Company within ten (10) Business Days of such termination any amounts that have been paid by the Company under Clause 9.13.

8.9                               In the event that this Agreement is terminated prior to Completion:

(a)                                 the Subscriber shall procure that KR 1875 or NewCo (as appropriate) shall, and the Company shall procure that Yandex LLC shall promptly terminate the Yandex Leases Deposit Amendments such that the terms of the Yandex Leases shall exclude such amendments as were made by the Yandex Leases Deposit Amendments;

(b)                                 within ten (10) Business Days from the date of termination of the Yandex Leases Deposit Amendments, Yandex LLC shall, in respect of each Yandex Deposit or pre-payment of rent by Yandex LLC, deposit to the account of KR 1875 or NewCo (as appropriate) an amount in Roubles equal to such amount (if any) of such Yandex Deposit or pre-payment of rent by Yandex LLC as shall then have been set off under the Yandex Leases Deposit Amendments; and

(c)                                  the Subscriber shall procure that KR 1875 or (in the event that the Reorganisation has been completed prior to such termination) NewCo shall, and the Company shall procure that Yandex LLC shall, promptly enter into an agreement terminating the Assets SPA.

9.                                      Undertakings

9.1                               If, at any time prior to Completion, the cadastral value of the NewCo Land Plot (as determined by Rosreestr) is greater than such proportion of the cadastral value of the Land Plot as of the date of this Agreement as the area of the NewCo Land Plot represents of the area of the Land Plot, the Company is entitled to request the Subscriber’s assistance, and the Subscriber shall (both before and after Completion) use reasonable endeavours in providing any such assistance, with decreasing the cadastral value of the NewCo Land Plot to the extent possible.

9.2                               Following Completion, the Subscriber shall procure the performance of the actions set out in Section B (Separation of Water and Sewage, Heat and Water Drain Utilities) of Part 2 of Schedule 14 (Utilities).  For this purpose, the Company or any member of the Company’s Group (as the case may be) shall provide the Subscriber, any relevant member of the Subscriber’s Group or a relevant employee, officer or agent of the Subscriber or any member of the Subscriber’s Group (as the case may be) with a power of attorney in such form as is reasonably required by the Subscriber, duly authorising the Subscriber, any relevant member of the Subscriber’s Group or a relevant employee, officer or agent of the Subscriber or any member of the Subscriber’s Group (as the case may be) to act on behalf of the Company or any member of the Company’s Group (as the case may be) in connection with the performance of the actions set out in Section B (Separation of Water and Sewage, Heat and Water Drain Utilities) of Part 2 of Schedule 14 (Utilities), and the Subscriber shall have no obligation under this Clause 9.2 until such time as such power of attorney has been provided.

9.3                               Following Completion, if so requested by the Subscriber or the Company by no later than ten (10) Business Days following the date of the determination or agreement in writing of the Completion Accounts, the Company shall procure that NewCo shall and the Subscriber shall procure that a member of the Subscriber’s Group (or such other person as may be agreed in writing between the Parties) shall (to the extent, in each case, permitted by law and any relevant agreement) enter into an assignment from NewCo to such member of the Subscriber’s Group (or such other person) for a par value consideration of any receivable of NewCo that:

(a)                                 the Parties shall have agreed in writing shall be included in the Completion Accounts at par value, notwithstanding that the same falls under any of paragraphs 1.2(a), (b) and (c) of Part 2 (Specific Accounting Treatments) of (Completion Accounts); or

(b)                                 is included in the Completion Accounts at par value and is due from any counterparty of NewCo which: (i) has requested to restructure or extend its payment obligations owed to NewCo; (ii) has asserted a claim against NewCo, KR 1875 or the Subscriber; or (iii) is party to any litigation or arbitration against NewCo, KR 1875 or the Subscriber.

9.4                               The Company shall file the full text of the board resolution to issue the Subscription Shares with the Dutch trade register of the Chamber of Commerce promptly following Completion, and in any event within 8 days.

9.5                               The Subscriber shall procure that KR 1875 shall, and the Company shall procure that Yandex LLC shall, prior to the adoption of the Transfer Act, enter into a sale and purchase agreement in respect of the sale by KR 1875 to Yandex LLC of the fixed assets a list of which is set out in Schedule 26 (List of Fixed Assets) (subject to such amendments to such list as the Parties may have agreed in writing) for a purchase price (inclusive of VAT) in an amount equal to

[**] (such agreement, the “Assets SPA”).  The Assets SPA shall be on terms that title to the fixed assets to be sold thereunder shall pass from KR 1875 to Yandex LLC on the date of execution of the Assets SPA.  The Subscriber shall procure that neither KR 1875 nor NewCo shall make any claim for payment under the Assets SPA prior to Completion.

9.6                               The Subscriber covenants to pay, within ten (10) Business Days of the Company’s demand, to the Company (or, if so agreed in writing between the Subscriber and the Company, NewCo) an amount in respect of each calendar quarter (or part thereof) falling during the period between the Completion Date and [**] (each inclusive) (the “Guaranteed Period”) equal to the difference between:

(a)                                 [**] per cent. ([**]%) of any rent and other amounts (excluding VAT) that are payable to NewCo under the terms of:

(i)                                     the [**] Lease in respect of the [**] Premises; and

(ii)                                  the [**] Lease in respect of the [**] Premises,

or (in the event that any such lease has been terminated for any reason or is for any reason invalid or unenforceable) would have been so payable had such lease remained in full force and effect, in respect of such calendar quarter (or part thereof); and

(b)                                 such amounts (if any) (excluding VAT) as shall have been received by NewCo in respect of leasing of the [**] Premises and/or the [**] Premises in respect of such calendar quarter (or part thereof), subject to the provisions of Clause 9.7.

9.7                               For the purposes of Clause 9.6, in the event that the [**] Lease or [**] Lease is terminated at any time prior to the expiry of the Guaranteed Period, if so requested in writing by the Subscriber, the Company shall procure that NewCo shall (at the Subscriber’s option) either:

(a)                                 allow the Subscriber itself or any member of the Subscriber’s Group to lease the relevant [**] Premises or [**] Premises for the remaining duration of the Guaranteed Period, with the right to sub-lease (provided that the entry into such a lease by the Subscriber or relevant member of the Subscriber’s Group and the entry into any such sub-lease with the sub-lessee shall each be subject to the terms referred to in Clause 9.9 having been agreed between the Subscriber and NewCo (acting reasonably), and the entry into any such sub-lease with a sub-lessee shall additionally be subject to the provisions of Clause 9.10); or

(b)                                 enter into a lease in respect of the relevant [**] Premises or [**] Premises for the remaining duration of the Guaranteed Period with a replacement tenant proposed by the Subscriber (provided that the entry into such a lease agreement with the replacement tenant shall be subject to the terms referred to in Clause 9.9 having been agreed between the Subscriber and NewCo (acting reasonably) and subject to the provisions of Clause 9.10).

9.8                               If, following termination of either the [**] Lease or the [**] Lease, the Company breaches Clause 9.7, or the relevant [**] Premises or [**] Premises (as appropriate) are leased to or occupied by the Company or any member of the Company’s Group (as the case may be) without the agreement of the Subscriber, or leased to or occupied by any tenant other than one agreed with the Subscriber, the Subscriber shall have no liability under Clause 9.6 in respect of any amount to the extent the Subscriber would not have been liable for such amount under Clause 9.6 but for the circumstances referred to in this Clause 9.8.

9.9                               For the purposes of Clause 9.7, the Subscriber shall agree with NewCo (acting reasonably) the following terms:

(a)                                 maintenance rules to be complied with by the sub-lessee or replacement tenant with respect to the relevant [**] Premises or [**] Premises;

(b)                                 the rules for the sub-lessee or replacement tenant for carrying out any alteration works (in Russian: перепланировка) on the relevant [**] Premises or [**] Premises;

(c)                                  the procedure for the return of the relevant [**] Premises or [**] Premises; and

(d)                                 the requirements regarding the scope of insurance.

9.10                        No sub-lessee or replacement tenant proposed by the Subscriber in respect of the [**] Premises or the [**] Premises shall be:

(a)                                 an IT company carrying out business operations and providing services similar any of to those of the Company as set out at http://www.yandex.ru/all;

(b)                                 a person subject to sanctions under applicable law;

(c)                                  a person that is subject to any bankruptcy or insolvency proceedings; or

(d)                                 [**], [**] or any Affiliate or Connected Person of either of them.

9.11                        In the event that the Company has received the payment from the Subscriber of the amount due from the Subscriber in respect of a calendar quarter under Clause 9.6 and NewCo subsequently receives any overdue payment in respect of such calendar quarter from the relevant defaulting tenant of the [**] Premises or [**] Premises (as the case may be), the Company shall promptly notify the Subscriber in writing and reimburse to the Subscriber, within five (5) Business Days of the date of such notification, an amount of such overdue payment received by NewCo from the relevant defaulting tenant of the [**] Premises or [**] Premises (as the case may be) up to the amount paid by the Subscriber in respect of such calendar quarter under Clause 9.6.

9.12                        If the Subscriber or any person acting for and on behalf of the Subscriber (as the case may be) pays any amount under Clause 9.6 in respect of any calendar quarter in respect of which calendar quarter any tenant of the [**] Premises or the [**] Premises has any overdue liability for rent, the Company shall, if so requested by the Subscriber or such person acting for and on behalf of the Subscriber (as the case may be), procure that NewCo shall, within ten (10) Business Days following the date of the Subscriber’s request or the request of such person acting for and on behalf of the Subscriber (as the case may be), duly assign an amount of such overdue liability up to the amount so paid by the Subscriber or such person acting for and on behalf of the Subscriber (as the case may be), either:

(a)                                 if, by agreement of the Parties, such payment under Clause 9.6 was made directly to NewCo, to such of the Subscriber itself or such person acting for and on behalf of the Subscriber (as the case may be) as made such payment, in which case such assignment shall be made in consideration for the amount so paid by the Subscriber or such person acting for or on behalf of the Subscriber (as the case may be); or

(b)                                 if such payment under Clause 9.6 was made to the Company, to such person as may be indicated by the Subscriber or such person acting for and on behalf of the Subscriber (as the case may be), in which case such assignment shall be made in consideration for the amount of USD 1 to be paid by the assignee to NewCo, to the extent, in each case, permitted by applicable law and the relevant lease.

The Company shall procure that NewCo shall notify such defaulting tenant of such assignment in writing as soon as reasonably practicable following such assignment.

9.13                        At any time from the date of this Agreement until Completion, the Subscriber shall be entitled at its sole discretion to request the Company in writing to pay to the Subscriber (pursuant to paragraph 1.5.1 of Part 2 (Utility Separation Plan) of Schedule 14 (Utilities)) an amount equal to [**] of the reasonable and documented costs and expenses to be incurred by the Subscriber or any member of the Subscriber’s Group (as the case may be) in connection with the separation of the power utilities pursuant to Section A (Separation of Power Utilities) of Part 2 of Schedule 14 (Utilities), and the Company shall pay to the Subscriber such amount within five (5) Business Days of the date of the Subscriber’s written request, provided that the aggregate amount to be paid by the Company to the Subscriber shall not exceed RUB [**].  For the purposes of this Clause 9.13, any single payment requested by the Subscriber from the Company shall be in an amount of at least RUB [**].

9.14                        As of the date of this Agreement, the Company shall procure that Yandex LLC shall not do or agree to do any of the following as a result of the Reorganisation:

(a)                                 take any action aimed at terminating, amending or requesting the early performance of any obligation under any current lease agreement between Yandex LLC and KR 1875 set out in Schedule 17 (Yandex Leases and Yandex Deposits); and

(b)                                 exercise any right granted under Russian law to a creditor of a legal entity in the event of a reorganisation (in Russian: реорганизация) initiated by such legal entity.

For the avoidance of doubt, the above provisions shall not restrict to any extent the exercise by Yandex LLC of any rights that it may have under the terms of any Yandex Lease or under Article 620 of the Civil Code.

9.15                        In the event that, after the date of this Agreement and prior to Completion, any tenant under a Building Lease exercises its right to terminate such Building Lease under Article 60 or Article 451 of the Civil Code, the Subscriber shall not, and shall procure that none of its Affiliates or Connected Persons shall, until Completion, enter into with such tenant (or any of its Affiliates) or engage (directly or indirectly) in any discussions or negotiations in relation to the entry into with such tenant (or any of its Affiliates) of, any lease agreement with respect to any premises in the Business Center “Demidov” (located at 11 Timura Frunze Street, facility 1, Moscow, Russia) or the Business Center “Danilovskaya Manufactura” (located at 9 Varshavskoe shosse, Moscow, Russia).

9.16                        Prior to Completion, the Company shall open a personal account (in Russian: лицевой счет владельца ценных бумаг) with NewCo’s shareholders’ register or a depo account (in Russian: счет депо депонента) with the depository registered with NewCo’s shareholders’ register as a nominee with respect to the NewCo Shares (as the case may be) and in connection therewith shall prepare and submit to NewCo’s shareholders’ registrar or to the depository (as the case may be) all documents in the form prescribed by Russian law or internal regulations of the depository (as the case may be) which are required for opening of such personal account (in Russian: лицевой счет владельца ценных бумаг) or depo account (in Russian: счет депо депонента) (as the case may be).  Within three (3) Business Days of the date of opening of such personal account (in Russian: лицевой счет владельца ценных бумаг) or depo account (in Russian: счет депо депонента) (as the case may be), the Company shall notify the Subscriber of the opening of such account.

9.17                        Subject to Clause 6.21, the Subscriber shall procure that KR 1875 shall, and the Company shall procure that NewCo shall, following Completion, enter into and register with the Real Estate Register the agreements providing for reciprocal easements indicated on the layout agreed between the Parties under Clause 6.21 reflecting the principles set out in Part 3 of Schedule 13 (Land Plot Separation).

9.18                        The Company shall execute and perform all such further deeds, opinions, certificates, documents, assurances, acts and things as may be reasonably requested by the Subscriber so that:

(a)                                 on the Completion Date, the Unencumbered Subscription Shares are (subject to compliance with the requirements of Regulation S); and

(b)                                 on each relevant pledge release date under the Deed of Pledge, the relevant Initial Pledge Shares (determined as provided in the Deed of Pledge) will be (subject to compliance with the requirements of Regulation S), qualified to be held at The Depositary Trust Company; provided, however, that nothing herein shall require the Company to cause the Subscription Shares to be registered under the Securities Act.

9.19                        The Company shall have no liability under Clause 9.18 (insofar as it relates to any Initial Pledge Shares) for or in respect of any:

(a)                                 loss of profit or loss of opportunity;

(b)                                 change in the price of the Initial Pledge Shares;

(c)                                  professional fees and expenses, including brokerage and professional fees, in connection with any disposal of shares (but excluding, for the avoidance of doubt, any fees, costs and expenses in connection with any court or arbitration proceedings);

(d)                                 indirect or consequential loss; or

(e)                                  punitive or exemplary damages.

For the avoidance of doubt, any losses arising from the fact that any Initial Pledge Shares are not available to the Subscriber (or any member of the Subscriber’s Group) for any period of time for use as collateral or security in respect of any loan or financing arrangement shall be deemed indirect and consequential loss for the purposes of this Clause 9.19.

9.20                        The provisions of Part 2 (Utility Separation Plan) of Schedule 14 (Utilities) shall have effect, both before and after Completion.

9.21                        Following Completion, in the event of the existence or occurrence of any Guarantee Event, the Subscriber shall, upon the Company’s written request, procure that the matter or circumstance constituting such Guarantee Event is rectified in accordance with the terms of the relevant Construction Contract, provided however that:

(a)                                 the liability of the Subscriber under this Clause 9.21 in respect of any given Guarantee Event shall be limited to an amount equal to the retention amount under such Construction Contract remaining outstanding as of the date of such request; and

(b)                                 the Subscriber shall have no obligation under this Clause 9.21 in respect of any Guarantee Event that occurs after:

(i)                                     [**], with respect to the [**]; and

(ii)                                  [**], with respect to the [**].

10.                               Subscriber’s Warranties

10.1                        The Subscriber warrants to the Company that:

(a)                                 each of the Repeating Warranties is true and accurate as at the date of this Agreement; and

(b)                                 each of the Repeating Warranties and each of the Completion Warranties shall be true and accurate as at Completion, with reference to the circumstances as of Completion.

10.2                        Without prejudice to the Subscriber’s liability under any of the Indemnities, the Warranties are qualified by and are subject to any facts, matters or circumstances that are Disclosed, and the Subscriber shall not be liable in respect of any Warranty Claim to the extent that the facts, matters or circumstances that give rise to such Warranty Claim were Disclosed.

10.3                        The Subscriber may, no later than ten (10) Business Days prior to the Completion Date, deliver to the Company a second disclosure letter in the form set out in Schedule 8 (Form of the Second Disclosure Letter) (the “Second Disclosure Letter”) containing disclosure of any matters or circumstances rendering any of the Warranties inaccurate or untrue in any respect that first occurred or arose after the date of this Agreement and are not the result of any breach of this Agreement or any other negligence or other willful default of the Subscriber, KR 1875 or NewCo.

10.4                        The Subscriber shall not, and shall procure that no member of the Subscriber’s Group shall, do anything prior to Completion that will or is likely to cause any of the Warranties to be untrue at Completion.

10.5                        If, at any time before Completion, the Subscriber becomes aware that a Warranty has been breached or is untrue, the Subscriber shall promptly notify the Company thereof in sufficient detail to enable the Company to make an accurate assessment of the situation.

10.6                        The Subscriber undertakes irrevocably to waive, and to procure that each of its Connected Persons shall waive, any right or claim that any of them may have against NewCo or any of its Agents (as the same are constituted from time to time on or after Completion) arising in connection with this Agreement or any other Transaction Document (other than any claim in respect of any default by NewCo under the Sberbank Facility Documents after Completion), save in the case of fraud.

10.7                        Each of the Warranties shall be separate and independent and (unless expressly provided otherwise) shall not be limited by reference to any other Warranty or by anything in this Agreement.

10.8                        Any Warranty qualified by the knowledge, belief or awareness of the Subscriber shall be deemed to include, in addition to the knowledge, belief and awareness of the Subscriber, the knowledge, belief and awareness of each of [**], [**], [**], the general director of NewCo and the general director of KR 1875, and any knowledge, belief or awareness that the Subscriber would have had having made all due and careful enquiry on each of the dates on which such Warranty is given.

11.                               Company Warranties

The Company warrants to the Subscriber that each of the warranties set out in Schedule 7 (Company Warranties) (the “Company Warranties”) is true and accurate as at the date of this Agreement and shall be true and accurate as at Completion, with reference to the circumstances as of Completion.

12.                               Indemnities

12.1                        The Subscriber undertakes to indemnify and hold harmless the Company and NewCo from:

(a)                                 any Excluded Liability, including any liability that NewCo may have in respect of any Excluded Liability (whether alone or jointly with KR 1875) under any of:

(i)                                     Article 60 or Article 60.1 of the Civil Code;

(ii)                                  Article 15 of the JSC Law; and

(iii)                               Article 50 of the Russian Tax Code,

(including for the avoidance of doubt any Excluded Liability arising from any failure to notify any creditor of KR 1875, including the Government of the City of Moscow as creditor under the Investment Contact and/or the Moscow City Property Department as creditor under the Land Plot Lease, of the Reorganisation); and

(b)                                 any Losses arising out of or in connection with any Excluded Liability, including any Losses arising from any claim against NewCo in respect of an Excluded Liability constituting an event of default (howsoever described) under any loan documentation or other agreement (including the Sberbank Facility Documents).

12.2                        The Subscriber undertakes to indemnify and hold harmless the Company and NewCo from and against all Losses suffered or incurred by either of them arising from or in connection with:

(a)                                 the Company not having acquired at Completion valid legal title to the NewCo Shares free from any Encumbrances other than the pledge of the NewCo Shares comprised in the Sberbank Security Documents or the Company losing such title at any time after Completion as a result of any matter or circumstances subsisting on or prior to Completion;

(b)                                 NewCo not having valid ownership title to the Owned Immovable Property as at Completion free from Encumbrances other than the Permitted Property Encumbrances or NewCo losing such title at any time after Completion as a result of any matter or circumstances subsisting on or prior to Completion; and/or

(c)                                  NewCo not having valid leasehold title to the NewCo Land Plot as at Completion free from Encumbrances other than the Permitted Property Encumbrances or NewCo losing such title at any time after Completion as a result of any matter or circumstances subsisting on or prior to Completion.

12.3                        The Subscriber undertakes to indemnify and hold harmless the Company and NewCo from and against any loss of rental income arising from any suspension of operations (in Russian: приостановление деятельности), administrative fines and reasonable and documented legal and other professional fees and expenses suffered or incurred by either of them arising from or in connection with any construction, renovation, reconstruction, refurbishment, fit-out, alteration or other similar works having been performed in relation to any of the Owned Immovable Property (save for Business Center “Morozov”) prior to Completion without a necessary approval or permit having been obtained, or contrary to the terms of or beyond the scope of any relevant approval or permit that was obtained.

12.4                        Subject to provisions of this Agreement, any payment under any of Clauses 12.1, 12.2 and 12.3 shall be made within ten (10) Business Days of the Company’s demand, to the Company or at the Company’s direction.

12.5                        For the purposes of Clause 12.2, the Parties agree that the amount of Losses of NewCo in respect of any loss of title to or the existence of any Encumbrance over any of the Owned Immovable Properties (including by reason of any loss of title to the NewCo Shares) shall be determined on the basis that the value of such Owned Immovable Property (free from Encumbrances) is the value thereof as set out in Schedule 27 (Owned Immovable Property).

12.6                        The provisions of (Tax Covenant) shall have effect from Completion.

13.                               Subscriber’s Limitations on Liability

The liability of the Subscriber in respect of Claims shall be limited as provided in Schedule 9 (Subscriber’s Limitations on Liability).

14.                               Regulation S Provisions and Lock-up

14.1                        The Subscriber acknowledges (for itself and the other Subscriber Parties) that, except as otherwise provided in this Agreement, the Subscription Shares have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

14.2                        The Subscriber hereby agrees, warrants and undertakes, and shall procure that each other Subscriber Party shall agree, warrant and undertake, as follows:

(a)                                 The Subscriber Parties are not “US persons” (within the meaning of Regulation S).

(b)                                 The Subscriber Parties acknowledge that the Subscription Shares are being issued outside the United States pursuant to the exemption from registration provided by Regulation S, and that the Subscriber Shares shall be subject to a restriction on resale to or for the account or benefit of a US person for a period of 40 days following their issuance.

(c)                                  During the period of six (6) months preceding the date of this Agreement, the Subscriber Parties have not solicited offers for or offered or sold, and agree that they will not solicit offers for or offer to sell, any Subscription Shares except in accordance with Rule 903 of Regulation S or pursuant to an exemption from or in a transaction not subject to, the registration requirements of the Securities Act.

(d)                                 None of the Subscriber Parties, their Affiliates or any persons acting on their behalf have engaged or will engage in any “directed selling efforts” (as such term is defined in Regulation S) with respect to the Subscription Shares.

(e)                                  None of the Subscriber Parties, their Affiliates or any persons acting on their behalf have engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of any Subscription Shares in the United States.

The above limitations do not apply to the distribution or delivery of the Subscription Shares to Affiliates or with the prior written consent of the Company.

14.3                        Save to the extent required by applicable law and other than:

(a)                                 any transfer of the Subscription Shares to an Affiliate of the Subscriber that has adhered to the terms of this Agreement for the benefit of the Company on terms reasonably acceptable to the Parties;

(b)                                 any pledge of the Subscription Shares in favour of any bank or other financial institution;

(c)                                  any bona fide repo transaction in respect of the Subscription Shares entered into no sooner than forty (40) days after the Completion Date; or

(d)                                 the pledge of the Initial Pledge Shares pledged to the Company under the Deed of Pledge,

the Subscriber shall, for a period of at least 90 days following the Completion Date, retain full legal and beneficial title, free from Encumbrances, to all of the Subscription Shares.

14.4                        In the case of any transfer of any Subscription Shares by the Subscriber to its Affiliate, the Subscriber shall procure that such Affiliate complies with the limitations set out in this Clause 14.

15.                               Confidentiality

15.1                        Save as expressly provided in Clause 15.3, the Subscriber undertakes that it shall, and shall procure that each member of the Subscriber’s Group shall, treat as confidential the existence of and provisions of the Transaction Documents, all information it has received or obtained relating to the Company’s Group as a result of negotiating or entering into the Transaction Documents and, with effect from Completion, all information it possesses relating to NewCo and the Business.

15.2                        Save as expressly provided in Clause 15.3, the Company shall, and shall procure that each member of the Company’s Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained relating to the Subscriber’s Group (other than, with effect from Completion, NewCo) as a result of negotiating or entering into the Transaction Documents.

15.3                        A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if (and only to the extent) that it:

(a)                                 is disclosed to Agents of that Party or its Affiliates if this is reasonably required in connection with the Transaction Documents (and provided that the disclosing Party procures that such persons treat that information as confidential on the terms set out in this Clause 15 as if such persons were the disclosing Party);

(b)                                 is required by law, the rules of any relevant securities exchange, any Governmental Authority or Taxation Authority;

(c)                                  (save in relation to disclosure of information relating to NewCo by any member of the Subscriber’s Group) was already in the lawful possession of that Party or its Agents (other than by reason of disclosure by the other Party in connection with the negotiation of or entering into the Transaction Documents) without any obligation of confidentiality (as evidenced by written records); or

(d)                                 is in the public domain at the date of this Agreement or comes into the public domain other than as a result of a breach by a Party of this Clause 15,

provided that, to the extent reasonably possible and permitted by applicable law, prior written notice of any confidential information to be disclosed pursuant to Clause 15.3(b) shall be given to the other Party and its reasonable comments taken into account.

16.                               Announcements

16.1                        Save as expressly provided in Clause 16.2, no announcement shall be made by or on behalf of any Party or any of its Affiliates relating to the existence or terms of the Transaction Documents without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.

16.2                        A Party and/or its relevant Affiliate may make an announcement relating to the existence or terms of the Transaction Documents if required by law or the rules of any relevant securities exchange, in which case the announcing Party shall, to the extent reasonably possible, consult with the other Party in advance as to the contents of any such announcement.

17.                               Assignment

17.1                        Save as expressly provided in Clause 17.2, no Party may assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement (including any cause of action arising in connection with it) or of any right or interest in it.

17.2                        Subject to notification in writing given to the Subscriber no later than five (5) Business Days before such assignment, the Company may assign all or any of its rights and benefits under this Agreement (including any cause of action arising in connection with any of them) to any member of the Company’s Group that from time to time holds the NewCo Shares (or any of them).

18.                               Further Assurance

Each Party shall from time to time and at its own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things as are reasonably required by the other Party in order to give full effect to this Agreement and its rights, powers and remedies under this Agreement.

19.                               Entire Agreement

19.1                        This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the Transactions.

19.2                        Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever which is not expressly incorporated into this Agreement or the relevant Transaction Document.

19.3                        Save for any claim under or for breach of this Agreement or any other Transaction Document, neither Party nor any of its Related Persons shall have any right or remedy, or make any claim, against the other Party or any of the other Party’s Related Persons in connection with the Transactions.  Neither Party shall have any right to rescind this Agreement after Completion.

19.4                        In this Clause 19, “Related Persons” means, in relation to a Party, such Party’s Affiliates and the Agents of that Party and its Affiliates.

19.5                        Nothing in this Clause 19 shall operate to limit or exclude any liability for fraud.

20.                               Severance and Validity

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement and the Parties shall use all reasonable endeavours to replace such provision with one having an effect as close as possible to the deficient provision.  The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

21.                               Variations

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

22.                               Remedies and Waivers

22.1                        No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing.  Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

22.2                        No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.

22.3                        The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

22.4                        Save as provided in Clauses 8.6 and 19 (Entire Agreement), the rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

22.5                        Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of Clause 14.3 or Clause 15 (Confidentiality) and that the remedies of injunction, specific performance and other equitable remedies are appropriate for any threatened or actual breach of such Clauses.

23.                               Effect of Completion

The provisions of this Agreement and of the other Transaction Documents which remain to be performed following Completion shall continue in full force and effect notwithstanding Completion.

24.                               Third Party Rights

24.1                        Save as provided in Clause 24.2, no person shall have any right to enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

24.2                        The Parties agree that:

(a)                                 Clauses 12.1, 12.2 and 12.3, Clause 15 (Confidentiality), Clause 25 (Payments) and Clause 27 (Default Interest) are entered into for the benefit of and may be enforced by NewCo;

(b)                                 Clause 10.6 is entered into for the benefit of and may be enforced by NewCo and its Agents from time to time; and

(c)                                  Clause 19 (Entire Agreement) is entered into for the benefit of and may be enforced by each Party’s Related Persons.

24.3                        The Parties shall not require the consent of any person to any amendment or termination of this Agreement by reason of such person having rights under this Agreement under the Contracts (Rights of Third Parties) Act 1999.

25.                               Payments

25.1                        All payments required in accordance with this Agreement shall be made in Dollars.

25.2                        Any payment required to be made by the Subscriber to the Company shall be made by electronic funds transfer for same day value on the due date for payment to the Company’s Designated Account.

25.3                        Any payment required to be made by the Company to the Subscriber shall be made by electronic funds transfer for same day value on the due date for payment to the Subscriber’s Designated Account.

25.4                        Any amount payable by the Subscriber to, or at the direction of, the Company under this Agreement shall, so far as possible, be deemed to be additional consideration for the issue of the Subscription Shares.

25.5                        Unless the Parties agree otherwise in writing, any amount payable by either Party under this Agreement shall be paid in full without set-off or counter-claim and free from any deduction or withholding whatsoever, except as required by applicable law.

25.6                        If any deduction or withholding is required by law to be made from any payment in respect of a claim under this Agreement or if the recipient is subject to Tax in respect of any such payment (excluding, in each case, any payment due from either Party under Clauses 5.5 and 5.6 and any payment due from the Subscriber or any person acting for and on behalf of the Subscriber (as the case may be) to the Company pursuant to Clause 9.6), the payer shall increase the amount of the payment to the extent necessary to ensure that the net amount received and retained by the recipient (after taking into account all deductions, withholdings or Tax) is equal to the amount that it would have received had the payment not been subject to any such deductions, withholdings or Tax.

25.7                        All payments due under this Agreement are stated exclusive of VAT, if applicable.

26.                               Costs and Expenses

Except as provided otherwise in any Transaction Document, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.

27.                               Default Interest

Any and all amounts which are due and payable under this Agreement shall carry interest at the Interest Rate from the due date for payment up to and including the date of actual payment (both before and after any judgment) by the Subscriber.  For the avoidance of doubt, in the event that any payment made under either the KR 1875 Suretyship or the [**] Guarantee includes default interest on any amount for any period accrued under the KR 1875 Suretyship or the [**] Guarantee (as appropriate), no interest under this Clause 27 shall accrue on such amount (where the same is also due and payable under this Agreement) in respect of the same period, and the Company shall not make any claim to the Subscriber to pay any such interest.  In the case of a Warranty Claim, the due date for payment shall be either the date when the Parties have reached an agreement as to the payment or, absent such an agreement, the date when the final arbitral award with respect to the Warranty Claim is made.  In the case of an Indemnity Claim, the due date for payment shall be the date on which payment under the Indemnity becomes due.

28.                               Notices

28.1                        Any notice or other communication to be given under or in connection with this Agreement (a “Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it.  A Notice may be delivered personally or sent by fax, pre-paid recorded delivery or international courier to the address or fax number provided in Clause 28.3, and marked for the attention of the person specified in that Clause.

28.2                        A Notice shall be deemed to have been received:

(a)                                 at the time of delivery if delivered personally or by international courier; or

(b)                                 at the time of transmission if sent by fax,

provided that, if deemed receipt of any Notice occurs after 6:00 pm or is not on a Business Day, deemed receipt of the Notice shall be 9:00 am on the next Business Day.  References to time in this Clause 28 are to local time in the location of the addressee.

28.3                        The addresses and fax numbers for service of Notice are:

Subscriber:

Name:	Krasnaya Roza 1875 Limited
Address:	Vasileos Konstantinou, 9 Agios Antreas, 1105, Nicosia, Cyprus
For the attention of:	[**]
Fax number:	[**]

Company:

Name:	Yandex N.V.
Address:	Schiphol Boulevard 165, 1118 BG, Schiphol, The Netherlands
For the attention of:	[**]
Fax number:	[**]

28.4                        A Party shall notify the other Party of any change to its details in Clause 28.3 in accordance with the provisions of this Clause 28, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

29.                               Counterparts

This Agreement may be executed in counterparts.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

30.                               Governing Law

This Agreement, including the arbitration agreement in Clause 31, and any non-contractual obligations arising out of or in connection with this Agreement are governed by and shall be construed in accordance with the law of England and Wales.

31.                               Arbitration

31.1                        Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination shall be referred upon the application of either Party to, and finally settled by, arbitration in accordance with the London Court of International Arbitration (“LCIA”) Rules (the “Rules”), which Rules are deemed incorporated into this Clause 31.1.  The number of arbitrators shall be three (3), one of whom shall be nominated by the claimant(s), one by the respondent(s) and the third of whom, who shall act as chairman, shall be nominated by the two party-nominated arbitrators, provided that if the third arbitrator has not been nominated within twenty (20) Business Days of the nomination of the second party-nominated arbitrator, such third arbitrator shall be nominated by the LCIA Court.  The seat and place of the arbitration shall be London, England and the language of arbitration shall be English.  Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

31.2                        The arbitrators shall have the power to grant any legal or equitable remedy or relief available under law, including injunctive relief (whether interim and/or final) and specific performance and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction.  Each Party retains the right to seek interim or provisional measures, including injunctive relief and including pre-arbitral attachments or injunctions, from any court of competent jurisdiction and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.  For the avoidance of doubt, this Clause 31.2 is not intended to limit the powers of the court exercisable in support of arbitration proceedings pursuant to s.44 of the Arbitration Act 1996.

31.3                        In order to facilitate the comprehensive resolution of related disputes, all claims between any of the Parties or the parties to any Transaction Document which Transaction Document contains an arbitration clause substantially in the form of Clause 31.1 which claims arise out of or in connection with this Agreement or such other Transaction Document may be brought in a single arbitration.  Upon the request of any party to an arbitration proceeding commenced pursuant to Clause 31.1 (the “Arbitration”), the Arbitration shall be consolidated with any other arbitration proceeding relating to one or more Transaction Documents, if either:

(a)                                 all parties concerned agree; or

(b)                                 the arbitral tribunal constituted first in time determines that:

(i)                                     there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings; and

(ii)                                  no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.

31.4                        Where the parties in the two proceedings are identical, the ruling of the arbitral tribunal constituted first in time shall prevail and such tribunal shall serve as the arbitral tribunal for the consolidated arbitration.

31.5                        Where the parties in the two proceedings are not identical, and subject always to provisos (a) and (b) of Clause 31.3, the ruling of the arbitral tribunal constituted first in time shall prevail, but, unless otherwise elected by the new parties not included in the arbitration before the arbitral tribunal first constituted, a new arbitral tribunal for any consolidated arbitration shall be constituted in accordance with the provisions of Clause 31.1.  Where a new tribunal is so constituted, for the avoidance of doubt, any rulings, directions or orders made by the arbitral tribunal constituted first in time, with the exception of outstanding orders for costs, will be of no effect.

31.6                        The Parties also expressly agree that any party to any Transaction Document may, at the request of a Party and with the consent of the party to be joined and the arbitral tribunal, be joined as a party to any arbitral proceedings commenced under this Agreement.

31.7                        The courts of England shall have non-exclusive jurisdiction over any action brought to enforce this Agreement to arbitrate, including but not limited to the jurisdiction to grant injunctive or other relief in respect of proceedings commenced in breach of the agreement to arbitrate, and each of the Parties submits to such jurisdiction for such purpose.  Notwithstanding the foregoing, no Party shall be prevented by this Clause 31.7 from defending itself against or challenging any proceedings brought against it in the courts of any jurisdiction in breach of Clause 31.1.  For the avoidance of doubt, nothing in this Clause 31.7 shall limit the right of a Party to apply to any court of competent jurisdiction with respect to enforcement of any award.

This Agreement has been entered into by the Parties on the date first above written.

Schedule 1            Conditions

Part 1    Company’s Conditions

1.                                      Reorganisation

The Reorganisation having been performed and completed in all respects as provided for in the Reorganisation Plan.

2.                                      Creditors’ Claims

No creditor of KR 1875 having claimed early performance or early termination of any obligation of KR 1875 or compensation of related damages as envisaged by Article 60 of the Civil Code within the applicable time limit for bringing any such claim where the amount of such claim, when aggregated with any other such claims, exceeds [**] Dollars (USD [**]) or, to the extent any such creditor has made any such claim, such claim having been conclusively satisfied or secured by KR 1875 (without NewCo having any obligation or liability in relation thereto) in accordance with the requirements of Article 60 of the Civil Code.

3.                                      Owned Immovable Property

NewCo having acquired ownership title to each part of the Owned Immovable Property, free from Encumbrances (other than any Permitted Property Encumbrances), and such ownership title having been duly registered in the Real Estate Register.

4.                                      Land Plot Separation

4.1                               The Land Plot Separation having been completed in accordance with Schedule 13 (Land Plot Separation) and the NewCo Land Plot Lease having been duly executed and registered in the Real Estate Register.

4.2                               The NewCo Land Plot being free from Encumbrances other than the NewCo Land Plot Lease and the NewCo Land Plot Lease being free from Encumbrances other than the pledge of lease rights comprised in the Sberbank Security Documents.

5.                                      NewCo Contracts and Building Leases

5.1                               KR 1875’s interest in each of the NewCo Contracts having been transferred to NewCo and supplemental agreements formalising such transfer having been duly executed.

5.2                               Supplemental agreements formalising the transfer of the Building Leases to NewCo having been duly executed and registered in the Real Estate Register.

6.                                      Other NewCo Assets

Title to each of the NewCo Assets other than the Owned Immovable Property and the NewCo Contracts having vested in NewCo.

7.                                      Separation of the Power Utilities

The following agreements and documents (as applicable) having been duly entered into or executed:

(a)                                 the Power Distribution Agreement referred to in paragraph 2.4.1 of Section A (Separation of the Power Utilities) of Part 2 (Utility Separation Plan) of Schedule 14 (Utilities);

(b)                                 the acts of delineation of the ownership and operational responsibility formalized with PJSC MOESK and, if applicable, with PJSC Mosenergosbyt referred to in paragraph 2.4.2 of Section A (Separation of the Power Utilities) of Part 2 (Utility Separation Plan) of Schedule 14 (Utilities); and

(c)                                  the direct Utility agreement(s) between NewCo and PJSC Mosenergosbyt for the power supply of the Owned Immovable Property referred to in paragraph 2.4.3 of Section A (Separation of the Power Utilities) of Part 2 (Utility Separation Plan) of Schedule 14 (Utilities),

in each case in accordance with Section A (Separation of the Power Utilities) of Part 2 (Utility Separation Plan) of Schedule 14 (Utilities).

8.                                      Sberbank Loan

8.1                               Sberbank having given its prior written consent to the change of control over NewCo in favour of the Company pursuant to the Subscription, free from conditions save for the Sberbank Credit Committee Conditions (and the Sberbank Credit Committee Conditions having been fulfilled).

8.2                               The Company having received the original of a statement signed by a duly authorised representative of Sberbank dated no earlier than ten (10) Business Days prior to Completion confirming that:

(a)                                 the outstanding Indebtedness under the Sberbank Loan does not exceed USD 490,000,000; and

(b)                                 no amount has fallen due for payment in respect of the Sberbank Loan that has not been paid.

9.                                      Investment Contract

KR 1875 having received a certificate of the results of the partial implementation of the investment project (in Russian: акт о результатах частичной реализации инвестиционного проекта) pursuant to the Investment Contract confirming that the share of KR 1875 under the Investment Contract is equal to 100% of the multifunctional complex as envisaged and referred to in clause 2.2 and clause 3.1 of the Investment Contract.

10.                               Gleden Lease

The Gleden Lease having been entered into by Gleden and NewCo and registered in the Real Estate Register.

11.                               Deed of Pledge

11.1                        The Deed of Pledge having been duly executed and delivered by the Company and the Subscriber.

11.2                        A certified copy of the resolutions of the relevant corporate bodies of the Subscriber necessary to authorise the execution, delivery and performance of the Deed of Pledge having been delivered to the Company.

11.3                        The Subscriber having made available for collection by the Company or its representatives at 9, Vasileos Konstantinou Street, Agios Andreas, P.C. 1105, Nicosia, Cyprus on the Business Day preceding the Completion Date a certificate of incumbency in respect of the Subscriber in the form set out in Schedule 29 (Form of Certificate of Incumbency) and a copy of the register of charges of the Subscriber, in each case duly certified by the company secretary of the Subscriber and dated no later than one (1) Business Day prior to the Completion Date confirming that no charges have been granted by or registered against the assets of the

Subscriber that conflict with the Deed of Pledge (as a first ranking pledge in respect of the Initial Pledge Shares).

12.                               FAS Consent

The FAS having given consent, free from any condition that imposes any material obligation or material restriction on NewCo or any member of the Company’s Group, to the acquisition by the Company of the NewCo Shares and such consent not having been revoked.

13.                               Pre-Completion Technical Due Diligence

The Company having completed the Pre-Completion Technical Due Diligence and the results thereof being satisfactory to the Company in all material respects.

14.                               Compliance with pre-Completion Obligations

The Subscriber having complied and continuing to comply in all material respects with its obligations under Clause 6 (Pre-Completion Obligations).

15.                               [**]

KR 1875 having re-registered its title to [**] and [**] in the Real Estate Register in accordance with Clause 6.15.

16.                               Consummation of the Subscription

No injunction, restraining order or other order or any other legal or regulatory restraint or prohibition having been issued or made by any court of competent jurisdiction or any other person which prevents the consummation of the transactions contemplated by this Agreement, other than at the suit of the Company or any of its Affiliates.

17.                               Net Assets of NewCo

The net assets of NewCo (determined in accordance with RAS) not being less than the charter capital of NewCo either as at the formation of NewCo or at Completion.

18.                               [**] Guarantee

The [**] Guarantee having been duly executed and delivered by Mr. [**] and the Company.

19.                               KR 1875 Suretyship

19.1                        The KR 1875 Suretyship having been duly executed and delivered by KR 1875 and the Company.

19.2                        A certified copy of the resolutions of the relevant corporate bodies of KR 1875 necessary to authorise the execution, delivery and performance of the KR 1875 Suretyship having been delivered to the Company.

Part 2    Subscriber’s Conditions

1.                                      Sberbank Loan

Such Sberbank Facility Documents to which KR 1875, the Subscriber or any of the Subscriber’s Affiliates (other than NewCo) are party that, under the Sberbank Credit Committee Conditions, are to be terminated prior to Completion, having been terminated.

2.                                      Consummation of the Subscription

No injunction, restraining order or other order or any other legal or regulatory restraint or prohibition having been issued or made by any court of competent jurisdiction or any other person which prevents the consummation of the transactions contemplated by this Agreement, other than at the suit of the Subscriber or any of its Affiliates or Connected Persons.

Part 3    Common Conditions

1.                                      Sberbank Consent to Reorganisation

Sberbank having given its prior written consent to the performance of the Reorganisation.

2.                                      Sberbank Loan

The rights and obligations of KR 1875 in respect of the Sberbank Loan and the Sberbank Facility Documents having been transferred to NewCo.

Schedule 3                                    Completion

Part 1             Company’s Obligations

At Completion, the Company shall:

1.                                      execute the description relating to the value of the Consideration;

2.                                      execute the board resolution to issue the Subscription Shares to the Subscriber and to exclude the pre-emptive right of the other shareholders to subscribe for the Subscription Shares;

3.                                      execute the Deed of Pledge (to the extent that it has not already done so);

4.                                      execute the Deed of Issuance;

5.                                      submit the Deed of Pledge executed by the Subscriber and the Company to the Dutch tax authority for registration;

6.                                      deliver to the Subscriber:

6.1                               a certified copy of the issuance order from the Company to Computershare with the instruction to record the Unencumbered Subscription Shares in the name of the Subscriber or, in the alternative, if the Subscriber so elects, in the name of Cede & Co. for the benefit of the account of the Subscriber per account instructions to be delivered by the Subscriber not less than five (5) Business Days prior to Completion;

6.2                               a certified copy of the issuance order from the Company to Computershare with the instruction to record the Initial Pledge Shares in the name of the Subscriber, subject to the terms of the Deed of Pledge;

6.3                               a certified copy of the Direct Registration (DRS) Advice statement showing that the Unencumbered Subscription Shares and the Initial Pledge Shares have been recorded in the name of the Subscriber at Computershare as of Completion or, in the alternative, if the Subscriber so elects, certified copies of Direct Registration (DRS) Advice statements showing the aggregate number of Class A ordinary shares of the Company registered in the name of Cede & Co. as nominee for The Depositary Trust Company on each of the date immediately preceding the Completion Date and on the Completion Date;

6.4                               a certified copy of each power of attorney under which any document to be delivered by any Company Party at Completion has been executed and delivered;

6.5                               a certified copy of the resolutions of the relevant corporate bodies of each Company Party necessary to authorise the execution, delivery and performance of each of the Transaction Documents to be delivered by them at Completion;

6.6                               an original extract from a personal account (in Russian: лицевой счет владельца ценных бумаг) with NewCo’s shareholders’ register or a depo account (in Russian: счет депо депонента) with the depository registered with NewCo’s shareholders’ register as a nominee with respect to the NewCo Shares (as the case may be); and

7.                                      file with the Dutch trade register of the Chamber of Commerce (a) the auditor’s statement relating to the value of the Consideration, (b) the name of the Subscriber, and (c) the amount of the Company’s issued capital that is paid up by means of the Subscription.

Part 2             Subscriber’s Obligations

At Completion, the Subscriber shall:

1.                                      execute the Deed of Pledge (to the extent that it has not already done so);

2.                                      execute the Deed of Issuance;

3.                                      do the following in connection with the transfer of the NewCo Shares to the Company:

3.1                               deliver to the Company an original extract from the shareholders’ register of NewCo (in Russian: выписка из реестра акционеров) dated as of the Business Day immediately preceding the Completion Date evidencing that the NewCo Shares are held by the Subscriber, or by the depository registered with NewCo’s shareholders’ register as a nominee with respect to the NewCo Shares (as the case may be), and are free from any Encumbrances other than the pledge of the NewCo Shares comprised in the Sberbank Security Documents;

3.2                               if the NewCo Shares are held by the depository registered with NewCo’s shareholders’ register as a nominee with respect to the NewCo Shares, deliver to the Company an original extract from such depositary (in Russian: выписка cо счета депо) dated as of the Business Day immediately preceding the Completion Date evidencing that the NewCo Shares are held by the Subscriber, and are free from any Encumbrances other than the pledge of the NewCo Shares comprised in the Sberbank Security Documents;

3.3                               deliver to the Company a share transfer order in the agreed terms and in a form prescribed by Russian law duly executed by the Subscriber and countersigned by Sberbank to deliver the NewCo Shares from the Subscriber’s personal account (in Russian: лицевой счет владельца ценных бумаг) to the Company’s personal account (in Russian: лицевой счет владельца ценных бумаг), in each case with the shareholders’ register of NewCo, or (as the case may be) from the Subscriber’s depo account (in Russian: счет депо депонента) to the Company’s depo account (in Russian: счет депо депонента), in each case with the depository registered with NewCo’s shareholders’ register as a nominee with respect to the NewCo Shares;

3.4                               upon transfer of the NewCo Shares, deliver to the Company original notifications on operation (in Russian: уведомление/отчет о совершении операции) duly issued upon crediting of the NewCo Shares from the Subscriber’s personal account (in Russian: лицевой счет владельца ценных бумаг) to the Company’s personal account (in Russian: лицевой счет владельца ценных бумаг), in each case with the shareholders’ register of NewCo or (as the case may be) from the Subscriber’s depo account (in Russian: счет депо депонента) to the Company’s depo account (in Russian: счет депо депонента), in each case with the depository registered with NewCo’s shareholders’ register as a nominee with respect to the NewCo Shares;

4.                                      deliver to the Company the following documents:

4.1                               a certified copy of each power of attorney under which any document to be delivered by any Subscriber Party at Completion has been executed and delivered;

4.2                               a certified copy of the resolutions of the relevant corporate bodies of each Subscriber Party necessary to authorise the execution, delivery and performance of each of the Transaction Documents to be delivered by them at Completion;

4.3                               the charter of NewCo and the seal of NewCo;

4.4                               originals of all registration certificates of NewCo with EGRUL and NewCo’s tax registration, and registration with social state funds;

4.5                               an original excerpt from the EGRUL in relation to NewCo issued not more than five (5) Business Days prior to the Completion Date;

4.6                               an original reconciliation statement in respect of the Sberbank Loan dated no later than one month prior to the Completion Date;

4.7                               originals of the ownership certificates in relation to the Owned Immovable Property evidencing that NewCo is the sole registered owner of the Owned Immovable Property and that there are no registered Encumbrances in relation to the Owned Immovable Property other than the Permitted Property Encumbrances;

4.8                               originals of the technical plans and cadastre passports, floor plans and explications in relation to the Owned Immovable Property issued by the competent organisation or Governmental Authority;

4.9                               an original of the NewCo Land Plot Lease duly executed by the parties thereto and registered in the Real Estate Register;

4.10                        original extracts from the Real Estate Register in relation to the Owned Immovable Property dated not more than three (3) Business Days prior to the Completion Date showing that:

(a)                                 the Owned Immovable Property has been registered with NewCo named as a sole owner;

(b)                                 the Owned Immovable Property is free from any Encumbrances other than the Permitted Property Encumbrances;

(c)                                  the Owned Immovable Property has no third party claims of any nature recorded against it;

(d)                                no resolution has been adopted with respect to the seizure of the Owned Immovable Property for state or municipal needs; and

(e)                                 the information on the Owned Immovable Property is in compliance with the description of the Owned Immovable Property in the Warranties and other relevant provisions of this Agreement;

4.11                        an original extract from the Real Estate Register in relation to the NewCo Land Plot dated not more than three (3) Business Days prior to the Completion Date showing that:

(a)                                 NewCo is the sole tenant of the NewCo Land Plot;

(b)                                 the NewCo Land Plot is free from any Encumbrances other than the mortgage under the Sberbank Security Documents and the NewCo Land Plot Lease;

(c)                                  the NewCo Land Plot has no third party claims of any nature recorded against it;

(d)                                 no resolution has been adopted with respect to seizure of the NewCo Land Plot for state or municipal needs; and

(e)                                 the information on the NewCo Land Plot is in compliance with the description of the NewCo Land Plot contained in the Warranties and other relevant provisions of this Agreement;

4.12                        an original extract from the Real Estate Register in relation to NewCo dated not more than three (3) Business Days prior to the Completion Date showing that:

(a)                                 NewCo is the sole owner of the Owned Immovable Property;

(b)                                 the Owned Immovable Property is free from any Encumbrances other than the Permitted Property Encumbrances; and

(c)                                  NewCo does not own any immovable properties save for the Owned Immovable Property;

4.13                        originals of the NewCo Contracts and any other contracts entered into by NewCo prior to Completion and any supplemental agreements to such NewCo Contracts or other contracts, duly executed by the parties thereto;

4.14                        originals of the Building Leases and the supplemental agreements to such Building Leases, duly executed by the parties thereto and registered in the Real Estate Register, to the extent required by Russian law;

4.15                        original counterparts of the agreements referred to in paragraph 2.4 of Section A (Separation of the Power Utilities) of Part 2 (Utility Separation Plan) of Schedule 14 (Utilities) duly executed by the parties thereto;

4.16                        originals of the accounting, tax, employment and legal documentation of NewCo;

4.17                        originals of such design, working, as-built and technical documentation in relation to the Owned Immovable Property as is in the possession or under the control of NewCo or any member of the Subscriber’s Group;

4.18                        all accounting data of NewCo maintained in electronic or other form;

4.19                        a complete and accurate list of the name and address of each bank with which NewCo maintains a bank account together with complete and accurate details of each account (including the account name and number);

4.20                        a list of such of the Building Leases (if any) continuing after their contractual expiry date pursuant to Article 621(2) of the Civil Code or otherwise that are in effect as of the Completion Date, specifying the details of such Building Leases, including their contractual expiry dates.  For the avoidance of doubt, such list shall not include the Excluded Building Leases;

4.21                        original resignation letters of the general director and chief accountant of NewCo dated not earlier than one (1) Business Day prior to the Completion Date confirming that the general director and the chief accountant voluntarily resign from office with effect from the day immediately following the Completion Date and do not have any claims against NewCo;

4.22                        an original resolution of the Subscriber (as the sole shareholder of NewCo) terminating the authority of the existing general director of NewCo and appointing as replacement general director such person as shall have been designated by the Company (by notice to the Subscriber given prior to Completion) with effect from the day immediately following the Completion Date; and

4.23                        evidence of the revocation of each of the powers of attorney issued by NewCo (other than any powers of attorney that the Parties shall have expressly agreed in writing should remain in force after Completion), including any powers of attorney conferring any rights in relation to NewCo’s bank accounts (including opening, management or closing of any bank account or otherwise) and, in respect of such powers of attorney, evidence of notification of each relevant bank thereof in the form of an acknowledgement of acceptance (stamp) of such bank on the notice of revocation of the relevant powers of attorney.

Schedule 4                                    Form of the Deed of Issuance

DEED OF ISSUANCE

YANDEX N.V.

THIS DEED is made the      day of                    20      by and between:

(1)                                 YANDEX N.V., a limited liability company (naamloze vennootschap), having its statutory seat in Amsterdam, the Netherlands, and its business office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands, registered with the Commercial Register under number 27265167 (the “Company”); and

(2)                                 KRASNAYA ROZA 1875 LIMITED, a limited company incorporated in Cyprus under registration number HE 304055 and having its registered office at 9, Vasileos Konstantinou Street, Agios Andreas, P.C. 1105, Nicosia, Cyprus (the “Subscriber”);

WHEREAS:

(A)                               reference is made to a framework agreement dated [•] between the Subscriber and the Company (the “Framework Agreement”);

(B)                               capitalized terms not otherwise defined herein shall have the meaning given to them in the Framework Agreement;

(C)                               pursuant to the Framework Agreement, the Subscriber has subscribed for 12,900,000 (twelve million nine hundred thousand) class A ordinary shares in the capital of the Company, each with a par value of EUR 0.01 (one eurocent) (the “Shares”); and

(D)                               the Company now wishes to issue the Shares to the Subscriber on the terms and subject to the conditions set forth in this Deed.

IT IS HEREBY AGREED AS FOLLOWS:

1                                         Issue

1.1                               The Company hereby issues to the Subscriber the Shares and the Subscriber hereby accepts the same from the Company.

1.2                               The Company shall register the issue of the Shares to the Subscriber in the Company’s shareholders register.

2                                         Issue price. Contribution.

2.1                               The issue price of the Shares (the “Issue Price”) amounts to EUR [•] ([•] euro).

2.2                               The Subscriber and the Company have agreed that the Subscriber shall pay up the Shares by contribution of the NewCo Shares (the “Contribution”) in accordance with the Framework Agreement.

2.3                               The Company hereby acknowledges that immediately following and as a result of the completion of the transfer of the NewCo Shares, the Shares will be paid up in full.

2.4                               The difference between the value of the Contribution and the aggregate par value of the Shares will be added to the share premium reserve (agioreserve) of the Company.

3                                         Description

3.1                               The Company has prepared a description of the Contribution in accordance with Section 2:94b of the Dutch Civil Code (the “Description”). The Description has been signed by all managing directors of the Company and relates to the condition of the Contribution as per [•].

3.2                               According to the Description, the value of the Contribution amounts to EUR [•] ([•] euro).

3.3                               An auditor as referred to in Section 2:393 of the Dutch Civil Code has issued a statement confirming that the value of the Contribution at least equals the Issue Price.

3.4                               The Company shall file with the Dutch trade register the documents as referred to in Section 2:94b paragraph 7 of the Dutch Civil Code within eight days after the date hereof.

4                                         Severability; Waiver

4.1                               In the event any of the provisions of this Deed shall prove to be or shall become illegal, ineffective and/or unenforceable in respect of any of the parties hereto, this shall not affect the remaining provisions of this Deed, the enforcement thereof against the other parties to this Deed or the issuance of any of the Shares contemplated by this Deed.

4.2                               The Company and the Subscriber hereby waive the right to seek, obtain and/or invoke the rescission and/or avoidance of this Deed and the issuance of the Shares contemplated by this Deed.

5                                         Governing law and Jurisdiction

This Deed is governed by the laws of the Netherlands and any disputes shall be submitted to the competent court of Amsterdam, the Netherlands.

6                                         Costs

The costs associated with this Deed shall be borne by the Company.

IN WITNESS WHEREOF this Deed has been executed on the first date above written.

[SIGNATORY PAGE TO FOLLOW]

YANDEX N.V.

by
name:
title:

KRASNAYA ROZA 1875 LIMITED

by
name:
title:

Schedule 5                                    Repeating Warranties

1.                                      Incorporation and Authority

1.1                               The Subscriber has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement.

1.2                               The Subscriber is neither insolvent nor unable to pay its debts under the insolvency laws of the jurisdiction of its incorporation nor has it stopped paying debts as they fall due.  No order has been made, petition presented or resolution passed for the winding-up of the Subscriber. No administrator, receiver, manager or equivalent officer has been appointed by any person in respect of the Subscriber or all or any of its assets, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed relating to the Subscriber.

1.3                               The Subscriber has full power and authority to enter into and perform this Agreement and each other Transaction Document to which it is a party (together, the “Documents”), each of which is valid and legally binding and constitutes (when executed) valid and legally binding obligations on it in accordance with the Documents’ respective terms.  The execution, delivery and performance by the Subscriber of the Documents will not constitute a breach of any laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default or otherwise be prohibited under (i) any provision of its articles of association, charter, by-laws or equivalent constitutional documents; (ii) any order, judgment, decree or decision of any court or other Governmental Authority in any jurisdiction; or (iii) any agreement or instrument to which the Subscriber is a party or by which it is bound.

1.4                               Save as expressly provided in this Agreement, neither the Subscriber nor NewCo is or will be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any Governmental Authority or other person in connection with the execution, delivery and performance of the Documents or the consummation of any of the transactions contemplated in the Documents.

2.                                      KR 1875

2.1                               KR 1875 is a closed joint stock company duly formed and registered and validly existing under the laws of the Russian Federation and has full power to carry on its business as it is carried on at the date of this Agreement.

2.2                               The particulars of KR 1875 set out in Schedule 11 (Details of KR 1875) are complete, accurate and up to date in all respects.

2.3                               The Subscriber is the sole legal owner of all issued shares of KR 1875.

2.4                               Other than the pledge thereof in favour of Sberbank comprised in the Sberbank Security Documents, the shares of KR 1875 are free from any limitations and restrictions of right and there is no agreement, arrangement or obligation to create any of the foregoing that may adversely affect the authority and/or capacity of the Subscriber to adopt any resolution to effect the Reorganisation or the performance or completion of the Reorganisation.

2.5                               The Subscriber has full power and authority to adopt the resolution approving the performance and completion of the Reorganisation.

3.                                      Real Estate

Information

3.1                               The information set out in Part 1 (Owned Immovable Property) of Schedule 12 (Properties) is true, complete and accurate and not misleading in any respect.

3.2                               The information in respect of the Properties set out in Schedule 12 (Properties) accords with the information currently registered in the Real Estate Register with respect to the Properties.

3.3                               Since the dates of the certificates and extracts from the Real Estate Register contained in the First Disclosure Letter Disclosure Bundle and, where applicable, in the Second Disclosure Letter Disclosure Bundle, there has been no change to any of the information set out therein, including any change in the actual specification of any of the Properties that would make it necessary to amend any entry in the Real Estate Register or any contract relating to any of the Properties (including any of the Building Leases or any mortgage agreement in respect of any of the Properties).

Title

3.4                               The Relevant Company has valid ownership title to and is the sole legal owner in exclusive possession of the Owned Immovable Property, and the Relevant Company’s ownership title to the Owned Immovable Property has been duly registered in the Real Estate Register.

3.5                               KR 1875 is the sole registered legal lessee of the whole of the Land Plot.

3.6                               The Properties are free from any Encumbrances other than the Permitted Property Encumbrances.

3.7                               There is no order or resolution for compulsory acquisition or expropriation of any of the Properties by any Governmental Authority or other person and the Relevant Company has not received notice of any planned compulsory acquisition of any of the Properties.  None of the Properties is in an area that is or, as far as the Subscriber is aware, is proposed to be, subject to any statutory or other order (including a relocation order) that would make the current use of the Property impossible, illegal or significantly more burdensome.

Possession and Access

3.8                               Save for Giraud Gallery, none of the Owned Immovable Property is vacant in any material part thereof and, other than the tenants under the Building Leases listed in Part 2 (Building Leases) of Schedule 12 (Properties), no person is in or entitled to occupation of any of the Owned Immovable Properties.

3.9                               Other than the arrangements under the parking agreements listed in Part 1 (Parking Agreements) of Schedule 21 (NewCo Contracts), there are no arrangements entitling any person to occupy any part of the Land Plot.

3.10                        There are no current or, as far as the Subscriber is aware, threatened notices, disputes, complaints, liabilities, claims or demands relating to or in respect of any of the Properties or the Utilities or their use, including any dispute or notice from any tenant or landlord of the Relevant Company nor, so far as the Subscriber is aware, are there any circumstances rendering any of the foregoing likely.

3.11                        The Relevant Company has unrestricted access to each of the Properties through public land (in Russian: территории общего пользования) or through the Land Plot so as to be able: (a) to continue to use each Property as it is presently used, (b) to comply with fire regulations and any other statutory requirement applicable to each Property subject to the audit of the Fire Safety Consultant and the Pre-Completion Technical Due Diligence; and (c) to repair, operate and maintain any building or erection on the Property.  Each of the Properties enjoys access to the public roads that border such Property.

Documents

3.12                        Complete and accurate copies of all the effective title certificates in relation to the Properties evidencing the title of the Relevant Company in relation to the Properties and the documents constituting the grounds for the issuance of such title certificates listed in those certificates are contained in the First Disclosure Letter Disclosure Bundle and, where applicable, in the

Second Disclosure Letter Disclosure Bundle, and the Relevant Company has under its control originals of all such documents.

3.13                        Complete and accurate copies of each of the Building Leases and the Land Plot Lease are contained in the First Disclosure Letter Disclosure Bundle and, where applicable, in the Second Disclosure Letter Disclosure Bundle.  Save for the Building Leases, the Excluded Building Leases and the parking agreements listed in Part 1 (Parking Agreements) of Schedule 21 (NewCo Contracts), there are no leases, subleases or tenancies affecting any of the Properties, nor is there any agreement to grant any of the same.

3.14                        Complete and accurate copies of the Investment Contract and all amendments thereto are contained in the First Disclosure Letter Disclosure Bundle and KR 1875 has under its control originals of all such documents.

3.15                        Save as Disclosed, the Relevant Company has in its possession all documents and papers relating to the Owned Immovable Property that are necessary for the operation of the Owned Immovable Property or for confirmation of the Relevant Company’s rights relating to the Owned Immovable Property (including originals of the Building Leases, construction permits and operation permits, initial permitting and pre-design documentation, design and working documentation, as-built documentation, contracts with Utilities suppliers, specifications and instructions for equipment and notices from the landlord under the Land Plot Lease regarding adjustment of rent).

Outgoings and Payments

3.16                        As far as the Subscriber is aware, there are no reasons to expect that material expenditure will need to be incurred in respect of the Properties within the next [**] (including material repairs/dilapidations costs) save for the expenditures set out in the List of Defects and defects that may be identified by the audit to be performed by the Fire Safety Consultant and the Pre-Completion Technical Due Diligence.

Building Leases and Land Plot Lease

3.17                        Each of the Building Leases and the Land Plot Lease has been duly entered into by the parties thereto and is valid and binding and is registered with the Real Estate Register (including any amendments thereto).  As far as the Subscriber is aware, there are no facts and circumstances representing grounds on which any Building Lease could be terminated before expiry of its term.  The Relevant Company has not received any notice of termination of any Building Lease.

3.18                        All material covenants, conditions and agreements contained in each of the Building Leases, on the part of the landlord, have been complied with.

3.19                        So far as the Subscriber is aware, all material covenants, conditions and agreements contained in each of the Building Leases, on the part of the tenant, have been complied with.  No notice of breach of obligations under any of the Building Leases has been given or received by the Relevant Company and, as far as the Subscriber is aware, there are no circumstances rendering any of the foregoing likely.  All material covenants, conditions and agreements contained in each of the Building Leases on the part of the tenant in relation to payment and insurance obligations, and all obligations on the part of the tenant to obtain the approval of the landlord in relation to alterations to the leased premises have been complied with.

3.20                        All material covenants, conditions and agreements contained in the Land Plot Lease, on the part of the tenant, have been complied with and no notice of breach of any party’s obligations under the Land Plot Lease has been received by the Relevant Company.

3.21                        No surety, bank guarantee, parent guarantee or deposit provided by any tenant or otherwise to secure the tenant’s obligations under any of the Building Leases has been released, save for the amounts of the deposits set off under the Yandex Leases Deposit Amendments.

3.22                        The use of the premises in the Properties by each tenant (including any sub-tenant) for the purposes indicated in the relevant Building Lease complies with the purposes of the relevant premises under the approved design documentation.

3.23                        The Relevant Company has not assigned any rights, benefits or obligations under the any of the Building Leases to any third party.

3.24                        The Land Plot has been used in compliance with its designated purpose (in Russian: целевое назначение) and permitted use (in Russian: разрешенное использование).  The Land Plot has been duly allocated (in Russian: отведен) for the purpose of construction of the Owned Immovable Property and the Utility Facilities.

3.25                        None of the Building Leases nor the Land Plot Lease can be terminated or amended upon a change in the direct or indirect ownership or control of the Relevant Company.

Utilities

3.26                        The Relevant Company owns the Utility Facilities and has sufficient rights to use the Utility Facilities for operation of the Owned Immovable Property, and no notice has been received by the Relevant Company alleging any breach of applicable law or the rights of any third party which could result in any subsequent challenge to the ownership by the Relevant Company of any of the Utility Facilities or preclude the Relevant Company from using any of the Utility Facilities.

3.27                        The Owned Immovable Property is served by Utilities having the capacities listed in Schedule 14 (Utilities).

3.28                        All technical conditions for the connection of the Properties to the Utilities were obtained and have been complied with to the extent required for the Properties to enjoy the Utilities.  The actual connection of the Properties to the Utilities and the relevant networks has been completed and complies with the requirements of Russian law on technological connection (in Russian: технологическое присоединение/подключение). Testing and start-up works were duly performed with respect to the engineering systems (including relevant equipment) servicing the Properties, and such engineering systems have been duly accepted into operation.

Planning Matters and Permits

3.29                        As far as the Subscriber is aware:

(a)                                 the design and construction of [**];

(b)                                 the design and capital repair works performed in respect of [**]; and

(c)                                  the design and restoration (in Russian: рестaврация) performed in respect of [**],

complied in all material respects with all relevant officially published Planning Legislation and planning/zoning conditions in effect at the relevant times, all uses of the Owned Immovable Property comply in all material respects with all relevant and officially published Planning Legislation and planning/zoning conditions and no notice has been issued or received alleging any breach of any Planning Legislation or planning/zoning conditions.  For the purposes of this paragraph 3, “Planning Legislation” means all town planning legislation and any legislation intended to control or regulate the zoning, design, construction, demolition, development, alteration, formation, registration or use of land, buildings or other immovable property or to preserve or protect the national heritage, environment or public interests and any orders, regulations, consents or permissions issued, made or granted under any of the same.

3.30                        No capital repair works that have been performed in respect of [**] constituted reconstruction (in Russian: реконструкция) within the meaning of the Town-Planning Code of the Russian Federation.

3.31                        No restoration (in Russian: рестaврация) that has been performed in respect of [**] constituted reconstruction (in Russian: реконструкция) within the meaning of the Town-Planning Code of the Russian Federation.

3.32                        No notice has been issued to or injunction granted or applied for against the Relevant Company in respect of any breach of any Planning Legislation.

3.33                        The construction permits and operation permits with respect to Business Center Morozov 1(a), Business Center Morozov 1(b) and Business Center Morozov 2 and the permits of the cultural heritage authority issued in relation to any construction or restoration works with respect to any of the Owned Immovable Property recognised as cultural heritage objects were validly obtained and, as far as the Subscriber is aware, there are no grounds to challenge any of them.

3.34                        Complete and accurate copies (including of any variations or extensions of any of them) of all regulatory and commercial licences, consents, permits and other authorisations required to be obtained by the Relevant Company (in the case of KR 1875, insofar as relates to the NewCo Assets or the Business) (the “Licences”) are contained in the First Disclosure Letter Disclosure Bundle and, where applicable, in the Second Disclosure Letter Disclosure Bundle.

3.35                        As far as the Subscriber is aware:

(a)                                 save in respect of the in-site technical corridor (in Russian: проходной технический коридор) and in each case to the extent required for the Properties to enjoy the relevant Utilities, the construction, reconstruction, repair and/or restoration (as the case may be) of each of the Utility Facilities has been performed in all material respects in compliance with the design and working documentation prepared in respect of such Utility Facilities;

(b)                                 such design documentation was approved by all relevant Governmental Authorities as applicable; and

(c)                                  the necessary as-built documentation with respect to the Utility Facilities was prepared and signed by the relevant organisations.

3.36                        No Governmental Authority has issued any notice, proposal or document for the preservation of any of the Owned Immovable Property (other than in relation to Giraud Gallery (a), Giraud Gallery (b) and Vsevolozhsky Manor).

3.37                        None of the Owned Immovable Properties (other than Giraud Gallery (a), Giraud Gallery (b) and Vsevolozhsky Manor) is, in whole or in part:

(a)                                 an object of cultural heritage (in Russian: объект культурного наследия);

(b)                                 a monument of history and culture (in Russian: памятник истории и культуры); or

(c)                                  an object having historical or cultural significance (in Russian: объект, представляющий собой историко-культурную ценность) or a recorded object of historical development (in Russian: учетный объект исторической застройки).

3.38                        No notice has been issued by any Governmental Authority to the Relevant Company that any obligations or liabilities arising out of or in connection with the status of Vsevolozhsky Manor, Giraud Gallery (a) and/or Giraud Gallery (b) as cultural heritage facilities have been breached by the Relevant Company.

3.39                        Fligel is not a cultural heritage facility, discovered cultural heritage facility or facility having the signs of a cultural heritage facility (in Russian: объект культурного наследия, выявленный объект культурного наследия, объект, обладающий признаками объекта культурного наследия).

Repair and Use

3.40                        Subject to the List of Defects, the Owned Immovable Property is in good and substantial repair and fit for the purposes for which it is presently used.

3.41                        Subject to the List of Defects, no flooding or subsidence affects any of the Owned Immovable Property.

3.42                        Subject to the List of Defects, and so far as the Subscriber is aware, there is no material defect, whether latent, inherent or otherwise, in the construction or condition of any of the Owned Immovable Property.

3.43                        Subject to the List of Defects, the Owned Immovable Property and its related infrastructure have been maintained to a reasonable technical standard for a building of its type and in accordance with the relevant safety regulations required to be observed and the Relevant Company’s obligations under the Building Leases.

4.                                      Environmental

4.1                               As far as the Subscriber is aware, each of KR 1875 (insofar as relates to the NewCo Assets or the Business) and NewCo is conducting, and has during the past three (3) years conducted, the Business in all material respects in compliance with Environmental Law.

5.                                      Contracts

5.1                               The First Disclosure Letter Disclosure Bundle and, where applicable, the Second Disclosure Letter Disclosure Bundle, contain complete and accurate copies of the Sberbank Facility Documents, the Building Leases and the Current Utility Agreements.

5.2                               No guarantee, mortgage, charge, pledge, lien or other security agreement or arrangement in respect of any obligations (including in respect of any Indebtedness) of the Relevant Company (insofar, in the case of KR 1875, as relates to the NewCo Assets or the Business) has been given or entered into by any person other than those given by the Relevant Company, the Subscriber or any of its Affiliates or Connected Persons (which comprise this Agreement, the Deed of Pledge, the [**] Guarantee, the KR 1875 Suretyship and the Sberbank Security Documents).

5.3                               Save for the Sberbank Security Documents, no guarantee, mortgage, charge, pledge, lien or other security agreement or arrangement has been given or entered into by the Relevant Company (insofar, in the case of KR 1875, as relates to the NewCo Assets or the Business).  No guarantee, mortgage, charge, pledge, lien or other security agreement or arrangement has been given or entered into by the Relevant Company (insofar, in the case of KR 1875, as relates to the NewCo Assets or the Business) in respect of any obligations (including in respect of borrowings) of any other person, including the Subscriber or any of its Affiliates or Connected Persons.

5.4                               Each of the Sberbank Facility Documents is in full force and effect.  No party is in material breach of any Sberbank Facility Document and no any allegation of any breach or invalidity of any such document has been made or received by KR 1875 or NewCo.  No notice of termination of any Sberbank Facility Document has been served or received by KR 1875 or NewCo, there are no grounds for the termination, rescission, avoidance or repudiation of any such document and there has been no allegation in writing of any such grounds.

6.                                      Investment Contract

6.1                               No co-investment agreement (in Russian: договор соинвестирования) or similar agreement has been executed by the Relevant Company with respect to the Owned Immovable Property.

7.                                      Anti-Bribery and Improper Payments

7.1                               Neither KR 1875 nor any member of the Subscriber’s Group (in each case insofar as relates to the NewCo Assets or the Business) nor NewCo nor, so far as the Subscriber is aware, any of its or their respective directors, officers, employees, agents, representatives or other persons associated with, performing a service for, or otherwise acting for or on behalf of it or them (each, an “Associated Person”) has breached any Anti-Bribery Laws or any applicable anti-money laundering law, rule or regulation or committed any books and records offences relating directly or indirectly to a bribe or, directly or indirectly:

(a)                                 offered, promised or given a financial or other advantage to another person intending the advantage to induce or reward improper performance of a relevant function or activity, or knowing or believing that acceptance of the advantage itself constituted such improper performance or, in the case of a foreign public official, intending to influence that person in his official capacity and to obtain or retain business, or a business advantage, in each case including making or receiving any bribe, rebate, pay-off, influence payment, kick-back or other contribution or gifts contrary to Anti-Bribery Laws;

(b)                                 requested, agreed to receive or accepted a financial or other advantage, intending that it would induce or reward, or where it actually induced or rewarded, improper performance of a relevant function or activity, or where the relevant request, agreement to receive or acceptance itself constituted such improper performance or that performance was made in anticipation of it; or

(c)                                  failed to prevent bribery by Associated Persons in order to obtain or retain business or a business advantage.

8.                                      Litigation and Investigations

8.1                               No litigation, arbitration, mediation or other legal proceedings are pending or outstanding against the Relevant Company, the Relevant Company is not subject to any outstanding order or decree of any Governmental Authority or any expert determination or arbitral award issued against the Relevant Company.

8.2                               The Relevant Company has not been notified of any investigation, enquiry or enforcement proceedings by any Governmental Authority, no investigations, enquiries, or enforcement proceedings are pending or, as far as the Subscriber is aware, threatened, and there are no circumstances likely to give rise to any such investigation, enquiry or enforcement proceedings.

9.                                      Insurance

9.1                               Complete and accurate copies (including of any amendments or supplements) of all insurance policies maintained by the Relevant Company in respect of the NewCo Assets or the Business are contained in the First Disclosure Letter Disclosure Bundle and, where applicable, the Second Disclosure Letter Disclosure Bundle.

9.2                               All such insurance policies are in full force and effect, none are void or voidable, no claims are outstanding, no event has occurred which might give rise to any claim and all premiums due and payable have been paid.  No change in the direct or indirect ownership or control of the Relevant Company will or may entitle any insurer to terminate any such insurance policy.

9.3                               No individual insurance claim in excess of [**] Dollars (USD [**]) has been made by KR 1875 (insofar as relates to the NewCo Assets or the Business) or NewCo in the last [**] years.

10.                               Insolvency and liquidation

10.1                        No application for bankruptcy (in Russian: заявление о банкротстве) of the Relevant Company has been submitted to the relevant court.

10.2                        No resolution for the voluntary liquidation of the Relevant Company has been passed by the Subscriber (as sole shareholder of the Relevant Company) and no application for the liquidation of the Relevant Company has been submitted to the relevant court.

11.                               Accounts

11.1                        The Accounts accurately, in all material aspects, reflect the revenue and net book value of the fixed assets of KR 1875 as at the date thereof and in respect of the accounting period ending on such date, in each case as required by RAS.

Schedule 6                                    Completion Warranties

1.                                      NewCo

1.1                               NewCo is a non-public joint stock company duly formed and registered and validly existing under the laws of the Russian Federation and has full power to carry on its business as it is carried on as at the Completion Date.

1.2                               The Subscriber is the sole legal owner of the NewCo Shares.

1.3                               The NewCo Shares are free from any Encumbrances other than the pledge of the NewCo Shares in favour of Sberbank comprised in the Sberbank Security Documents, and there is no agreement or commitment to give or create any such Encumbrance over or affecting any of the NewCo Shares.

1.4                               The charter capital of NewCo has been formed in accordance with the resolution of the Subscriber to effect the Reorganisation.

1.5                               There are no agreements or commitments outstanding which give to any person the right to acquire any shares in NewCo.

1.6                               NewCo does not act or carry on business together with any other person in partnership or joint venture.

1.7                               NewCo does not have any branch or agency in any jurisdiction.

1.8                               NewCo does not own any legal interest in any shares, securities or participation interests of any kind in any company or undertaking.

2.                                      Real Estate

2.1                               The Owned Immovable Property and the NewCo Land Plot comprise all immovable property owned or occupied by NewCo or in which NewCo has any right, interest or liability.

2.2                               There are no real estate objects located on the NewCo Land Plot that are owned, controlled, occupied or used by any person other than NewCo.

2.3                               NewCo is the sole registered legal lessee of the NewCo Land Plot.

2.4                               The NewCo Land Plot Lease has been duly entered into by the parties thereto and is valid and binding.

2.5                               There are no outstanding or, as far as the Subscriber and NewCo are aware, threatened actions that could result in the establishment of any Encumbrance (save for the pledge of lease rights under the NewCo Land Plot Lease comprised in the Sberbank Security Documents) over the leasehold title to the NewCo Land Plot.

2.6                               The Land Plot Separation and the formation of the NewCo Land Plot (in Russian: образование земельного участка) have been completed in accordance with applicable law and the borders of the NewCo Land Plot have been coordinated (in Russian: согласованы) with the neighbouring land users.  Neither KR 1875 nor NewCo has received any notice of any proceedings, disputes or challenge relating to the boundaries of the NewCo Land Plot.

2.7                               No documented rent review is currently outstanding or in process under any of the Building Leases or the NewCo Land Plot Lease by the parties thereto.

2.8                               All movable properties and equipment located on or relating exclusively to the Owned Immovable Property which have been transferred by KR 1875 to NewCo in the course of the Reorganisation are solely legally owned by NewCo with valid and full title and all rights attaching to them and are free from all Encumbrances, there is no agreement or commitment to create any such Encumbrance and no claim has been made by any person to be entitled to any such Encumbrance other than the Permitted Property Encumbrances.

2.9                               A complete and accurate list of all items of movable property, plant and equipment owned by NewCo is set out in the accounts (in Russian: бухгалтерский учет) of NewCo.

3.                                      Outgoings and Payments

3.1                               All outgoings, fees and other payments due from NewCo to all applicable authorities in respect of any of the Properties or the Utilities (including any rent or other payments due to the landlord under the NewCo Land Plot Lease) have been paid up-to-date and there are no outstanding liabilities for any rent, rates, allowances, taxes, charges or other sums due in respect of any of the Properties or the Utilities.

4.                                      Contracts

4.1                               The Second Disclosure Letter Disclosure Bundle contains complete and accurate copies of any Contract (including any amendment, variation or extension thereof) to which NewCo is a party.

5.                                      Commissions

5.1                               No person is entitled to receive from NewCo any finder’s fee, brokerage or commission in connection with any of the transactions contemplated by this Agreement.

6.                                      Licences

6.1                               Each Licence is in full force and effect and unconditional or subject only to conditions that have been satisfied.  No expenditure or work is or will be required to comply with, maintain or obtain the renewal of any Licence.  None of the Licences will expire within the next twenty-four (24) months and each action for the renewal or extension of each Licence has been taken.  As far as the Subscriber is aware, there are no grounds for the suspension, cancellation, variation, revocation, termination or non-renewal of any Licence.

6.2                               The change of control of NewCo pursuant to the transfer of the NewCo Shares will not result in the suspension, cancellation, variation, revocation, termination or non-renewal of any Licence or give rise to a right to suspend, cancel, vary, revoke, terminate or not renew any Licence.

7.                                      Loans by NewCo

7.1                               Save as agreed by the Parties, NewCo has not lent or agreed to lend any money to any person.

8.                                      Employment

8.1                               Save for the general director of NewCo, NewCo has no employees.

9.                                      Liabilities

9.1                               NewCo has no Excluded Liabilities.

10.                               Powers of Attorney

10.1                        NewCo has not given any power of attorney or other authority (express, implied or ostensible) which is still in force to any person to enter into any contract or commitment on its behalf.

11.                               Arrangements with the Subscriber’s Group

11.1                        Save as agreed by the Parties, no indebtedness (actual or contingent) and no contract or arrangement is outstanding between NewCo and any member of the Subscriber’s Group or any Connected Person of such a member.

11.2                        Save as agreed by the Parties, no member of the Subscriber’s Group nor any Connected Person of such a member is entitled to a claim of any nature against NewCo or has assigned any such claim to any other person.

12.                               Records

12.1                        The accounting and other records of NewCo are up-to-date and have been fully, properly and accurately maintained in all material respects and are in the possession of NewCo.

13.                               Litigation

13.1                        So far as the Subscriber is aware, there are no circumstances likely to give rise to any litigation, arbitration, mediation or other legal proceedings against NewCo.

14.                               Accounts

14.1                        NewCo has no liabilities that are not recorded in the primary accounting records of NewCo.

15.                               Tax

15.1                        All Tax for which NewCo is liable or is liable to account has been duly paid (insofar as it ought to have been paid) and NewCo has made all such withholdings, deductions and retentions that it was obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so withheld, deducted and retained.

15.2                        NewCo is not involved in any dispute in relation to Tax with any Taxation Authority and, so far as the Subscriber is aware, there are no circumstances existing which make it likely that such a dispute will arise.

15.3                        All returns to be submitted, all information required to be supplied and all notices and payments required to be made by NewCo for the purposes of Taxation have been submitted, supplied or made punctually on a proper basis in all material respects, all such returns, information, notices and payments are correct in all material respects and there is not and, as far as the Subscriber is aware, there is not likely to be, any dispute or enquiry in respect of any of them with any Taxation Authority.

15.4                        NewCo is not, nor could it become, liable to pay any amount or make reimbursement or indemnity to any person in respect of any Tax liability of another person pursuant to the terms of any agreement or arrangement entered into by NewCo.

15.5                        NewCo has not paid or become liable to pay nor, so far as the Subscriber is aware, are there any circumstances by virtue of which NewCo is likely to become liable to pay, any penalty, fine, surcharge or interest in connection with any Tax.

15.6                        NewCo has not been involved in any scheme, arrangement, transaction or series of transactions in which the main purpose or one of the main purposes was the evasion or avoidance of Tax.

15.7                        NewCo has maintained all records in relation to Tax which it is required to maintain, in accordance with any applicable requirements.

15.8                        NewCo has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT.

Schedule 7                                    Company Warranties

1.                                      Incorporation and Authority

1.1                               The Company is a “foreign issuer” (as such term is defined in Regulation S).

1.2                               Neither the Company nor any of its affiliates (as defined in Rule 405 under the Securities Act) or any person acting on its or their behalf has engaged in any directed selling efforts (as such term is defined in Regulation S) in connection with the issuance of the Subscription Shares.

1.3                               The Company has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement.

1.4                               The Company is not insolvent or unable to pay its debts under the insolvency laws of The Netherlands nor has it stopped paying debts as they fall due.  No order has been made, petition presented or resolution passed for the winding-up of the Company.  No administrator, receiver, manager or equivalent officer has been appointed by any person in respect of the Company or all or any of its assets, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed relating to the Company.

1.5                               The Company has full corporate power and authority to enter into and perform this Agreement and each other Transaction Document to which it is a party (together, the “Documents”), each of which has been duly executed and delivered by the Company and is valid and legally binding and constitutes (when executed) valid and legally binding obligations of the Company, enforceable against it in accordance with the Documents’ respective terms.  The execution and delivery of the Documents by the Company and the performance of its obligations thereunder, the approval of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of the Company, and no other corporate action on the part of the Company is necessary to authorise the execution and delivery by the Company of this Agreement.

1.6                               Save as expressly provided in this Agreement, the execution and delivery of the Documents by the Company and the performance of its obligations thereunder, and the consummation by the Company of the transactions contemplated in the Documents, will not:

(a)                                 constitute a breach of any laws or regulations in any jurisdiction relevant to the Company or any of its properties or assets or result in a breach of or constitute a default or otherwise be prohibited under (i) any provision of the Company’s articles of association (in Dutch: statuten), (ii) any order, judgment, decree or decision of any court or other Governmental Authority in any jurisdiction, or (iii) any agreement or instrument to which the Company is a party or by which it is bound;

(b)                                 require any consent by any person under, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract to which the Company is a party or by which the Company or any of its properties or assets is bound or result in the creation of any lien in or upon any of the properties, rights or assets of the Company; or

(c)                                  other than in connection with or in compliance with (A) the rules, regulations and listing standards of the Nasdaq Global Select Market or, if Nasdaq Global Select Market is not then the principal U.S. trading market for the Class A ordinary shares, then the principal U.S. national securities exchange registered under the Exchange Act on which the Class A ordinary shares, or such other applicable ordinary share, are traded, (B) the Exchange Act and (C) the rules, regulations and listing standards of the Moscow Exchange, require on the part of the Company any filing or registration with or notification to, or require the Company to obtain any authorisation, consent or approval of, any Governmental Authority or other person in connection with the execution, delivery and performance of the Documents or the consummation of any of the transactions contemplated in the Documents.

1.7                               The Company has made available to the Subscriber a copy of the Company’s articles of association (in Dutch: statuten) as currently in effect and the Company is not in violation of any provision of its articles of association.

2.                                      Capitalisation

If the Subscription Shares were to have been issued on 31 January 2016, the Subscription Shares would then have represented 3.88% by number and 1.69% by voting power of all issued and outstanding Class A and Class B shares (in Dutch: geplaatste aandelen A en B) (excluding, for the avoidance of doubt, treasury shares and Class C shares) of the Company (after giving effect to the issuance of the Subscription Shares), and 3.82% by number and 1.65% by voting power on a fully diluted basis (giving effect to the exercise of all vested and in-the-money equity incentive awards and in-the-money convertible or exchangeable securities of the Company outstanding on 31 January 2016).  For the avoidance of doubt, no warranty is given hereby as to the proportion of the Company’s issued shares (whether by number or voting power) represented by the Subscription Shares as at the date of this Agreement or the Completion Date.

3.                                      The Subscription Shares

3.1                               The Company has the full authority and power to issue the Subscription Shares in the manner contemplated by this Agreement.

3.2                               Upon issue of the Subscription Shares to the Subscriber in accordance with this Agreement, the Subscription Shares shall be duly authorized and validly issued (in Dutch: uitgegeven). Upon the completion of the transfer of the NewCo Shares to the Company, the Subscription Shares shall be fully paid (in Dutch: volgestort).

3.3                               The Subscription Shares shall be issued and allotted free of any Encumbrance other than (in respect of the Initial Pledge Shares) the pledge created by the Deed of Pledge.

4.                                      Tax

4.1                               There shall be no Dutch withholding tax, stamp duty, or other transfer tax due upon the issuance of the Subscription Shares.

5.                                      SEC Reports; Company Financial Statements

5.1                               The Company has filed or furnished, as applicable, all reports and other documents with the SEC required to be filed or furnished by the Company since 1 January 2013 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, and including any amendments thereto the “Company SEC Reports”).  As of their respective filing dates, or, if applicable, as of the time of their most recent amendment, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing or amendment, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.  As of the date of this Agreement, there are no material outstanding or unresolved written comments from the SEC with respect to the Company SEC

Reports.  As of the date this Agreement, to the Company’s knowledge, none of the Company SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.

5.2                               Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports (collectively, the “Company Financial Statements”) (a) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (b) was prepared in accordance with GAAP (except, in the case of quarterly earnings releases, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (c) fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (except as indicated in the notes to such Company Financial Statements and subject, in the case of unaudited statements, to normal year-end adjustments and the absence of footnotes).

5.3                               Since 1 January 2013, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company Financial Statements, except as described in the Company SEC Reports or except as may be required by any regulatory authority.

5.4                               With respect to each annual report on Form 20-F, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.

Schedule 9                                    Subscriber’s Limitations on Liability

1.                                      Limitations on Quantum

1.1                               The liability of the Subscriber in respect of any Claim:

(a)                                 shall not arise unless and until the amount of such Claim (or a series of related Claims) exceeds [**] Dollars (USD [**]), in which case (subject to paragraph 1.1(b)) the Company shall be entitled to claim the whole of such amount and not merely the excess; and

(b)                                 shall not arise unless and until the amount of all Claims for which it would, in the absence of this paragraph 1.1(b), be liable exceeds [**] Dollars (USD [**]), in which case the Company shall be entitled to claim the whole of such amount and not merely the excess.

1.2                               The Subscriber’s liability in respect of all Claims except for Title Claims and Tax Claims shall not in any circumstances exceed [**] Dollars (USD [**]).

1.3                               The Subscriber’s liability in respect of all Claims shall not in any circumstances exceed [**] Dollars (USD [**]).

1.4                               The Parties agree that in the event of enforcement of the Deed of Pledge in respect of a Claim (either in accordance with its terms or in accordance with a separate agreement that may be entered into between the Parties at the time of enforcement of the Deed of Pledge):

(a)                                 for the avoidance of doubt, for the purposes of paragraphs 1.2 and 1.3, above, the amount of the proceeds of such enforcement received and retained by the Company (net of any applicable costs of enforcement and sale and Taxes borne by the Company and excluding, for the avoidance of doubt, any proceeds that are required to be accounted for to the Subscriber), shall be deemed to be a payment by the Subscriber in discharge of its liability for such Claim, and the remaining portion of the cap of the Subscriber’s liability under paragraph 1.3 and, where such Claim is not a Title Claim or a Tax Claim, paragraph 1.2, shall therefore be reduced by such amount; and

(b)                                 following the sale or disposal of the Initial Pledge Shares that are the subject of such enforcement, the cap of the Subscriber’s liability under paragraph 1.3 (and, where such Claim is not a Title Claim or a Tax Claim, the cap on the Subscriber’s liability under paragraph 1.2) shall be reduced by an amount in Dollars equal to the positive difference (if any) between:

(i)                                    an amount equal to (N x VWAP), where:

(A)                               N is the total number of the Initial Pledge Shares that are the subject of the sale or other disposal pursuant to such enforcement; and

(B)                               VWAP is the volume weighted average price (in Dollars) of the Company’s Class A ordinary shares on the Nasdaq Global Select Market for the 10 trading days ending on the date immediately preceding the date of the first such sale or other disposal, as reported by Bloomberg; and

(ii)                                the actual proceeds (expressed in Dollars) of the sale or disposal of all such Initial Pledge Shares (before deduction of any applicable costs or Taxes borne by the Company).

2.                                      Time Limits

2.1                               The Subscriber shall not be liable in respect of any Claim and no Claim shall be brought against the Subscriber unless written notice containing a summary of the matter giving rise to the Claim so far as then known to the Company is given by or on behalf of the Company to the Subscriber:

(a)                                 in the case of a Claim other than a Tax Claim or a Title Claim, by no later than the expiration of [**] months from the Completion Date;

(b)                                 in the case of a Tax Claim, by no later than [**] of the [**] whole calendar year following the calendar year in which Completion occurs (such date being the “Tax Cut-Off Date”) provided however that, in respect of any Tax Claim that arises in whole or in part from any audit by or dispute with any Tax Authority initiated prior to the Tax Cut-Off Date, this period shall be extended until the expiry of thirty (30) days after such audit or dispute is finally resolved and the liability for the relevant Tax discharged; and

(c)                                  in the case of a Title Claim, by no later than the expiration of [**] years from the Completion Date.

2.2                               In the event that no Taxation Authority shall have initiated any audit in respect of the Tax affairs of KR 1875 in respect of any of the calendar years 2013, 2014 and 2015 by the expiry of three years following (and excluding) the last day of such calendar year, the Subscriber shall not be liable in respect of any Tax Claim in relation to a Tax liability of KR 1875 in respect of such calendar year unless written notice containing a summary of the matter giving rise to the Tax Claim so far as then known to the Company has been given by or on behalf of the Company to the Subscriber prior to the expiry of such [**] period.

2.3                               In the event that the relevant Russian Taxation Authority shall have completed an audit in respect of the Tax affairs of KR 1875 in respect of any of the calendar years 2013, 2014 and 2015 and KR 1875 shall have discharged in full any Tax liability arising from such tax audit as confirmed by a tax reconciliation act, the Subscriber shall not be liable in respect of any Tax Claim in relation to a Tax liability of KR 1875 in respect of such calendar year unless written notice containing a summary of the matter giving rise to the Tax Claim so far as then known to the Company has been given by or on behalf of the Company to the Subscriber prior to such discharge.

2.4                               Save as provided in paragraph 3, any Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless arbitral proceedings in respect of it have been commenced (by serving a request for arbitration) within [**] months of written notice of the Claim being given to the Subscriber in accordance with paragraph 2.1 except that, where notice of such Claim was given under paragraph 2.1 at a time when the amount specified in paragraph 1.1(b), above has not been exceeded, it shall only be deemed to have been withdrawn if arbitral proceedings in respect of it have not been commenced (by serving a request for arbitration) within [**] months of the date on which the amount of Claims notified to the Subscriber under paragraph 2.1 exceeds the amount specified in paragraph 1.1(b), above for the first time.

3.                                      Contingent Liabilities

The Company shall have no recourse in respect of any liability of NewCo or the Company that is contingent unless and until such contingent liability becomes an actual liability and is due and payable but this paragraph shall not operate to avoid a Claim made in respect of a contingent liability of which notice has been given by the Company within the applicable time limit specified in paragraph 2.1, above and containing such details as are specified in paragraph 2.1, above, provided that (a) arbitral proceedings in respect of the Claim have been commenced (by serving a request for arbitration) within [**] months of such contingent liability becoming an actual liability; and (b) any such contingent liability shall have become an actual liability within [**] months from the expiry of the applicable time limit specified in paragraph 2.1, above.

4.                                      Specific Limitations

The Subscriber shall not be liable in respect of a Claim to the extent that the Claim arises from or is aggravated by:

4.1                               any voluntary act or transaction of a member of the Company’s Group or a director, employee or agent of a member of the Company’s Group that it is reasonably foreseeable will lead to a Loss done, committed or effected after Completion, other than:

(a)                                 pursuant to a binding commitment entered into prior to Completion or required by applicable law;

(b)                                 in the ordinary course of business; or

(c)                                  in order to avoid or mitigate a greater loss; or

4.2                               a change in applicable law made after Completion (whether relating to Tax, the rate of Tax or otherwise), or any amendment to, or the withdrawal of, any applicable law or rule or practice previously published by any Governmental Authority, including any Tax Authority, in either case occurring after Completion, to the extent that such change, amendment or withdrawal purports to be effective retrospectively on or prior to the Completion Date.

5.                                      Mitigation

Nothing in this Agreement shall prejudice any duty of the Company to mitigate its loss.

6.                                      No Double Recovery

The Company shall not be entitled to recover any given Loss (whether by way of damages or any payment, reimbursement, restitution or indemnity required by this Agreement) more than once.

7.                                      Exclusion of Subscriber’s Limitations

7.1                               Paragraphs 3 and 4.1 of this Schedule 9 shall not apply to any Tax Claim.

7.2                               Nothing in this Schedule 9 shall apply to any liability of the Subscriber or claim against the Subscriber under any of Clauses 5.5, 5.6, 9.6 and 9.21.

7.3                               Nothing in this Schedule 9 applies to a Claim that arises or is delayed as a result of fraud or dishonesty by the Subscriber, any other member of the Subscriber’s Group, or any of their respective Agents.

8.                                      Conduct of Claims

8.1                               If any member of the Company’s Group becomes aware of any claim or potential claim against it by a third party which is reasonably likely to lead to a Claim (such third party claim, a “Third Party Action”), the Company shall, as soon as reasonably practicable, give the Subscriber notice in writing of the Third Party Action (but such notice shall not be a condition precedent to the liability of the Subscriber).

8.2                               In the case of a Third Party Action that, if successful, would represent solely an Excluded Liability (“Excluded Liability Action”), and on the basis that the Subscriber shall indemnify the Company and each relevant member of the Company’s Group from and against all Losses suffered or incurred by it in the performance of this paragraph 8.2 and/or paragraph 8.4, the Company shall, and shall procure that each relevant member of the Company’s Group shall:

(a)                                 make no admission of liability or settle or compromise the Excluded Liability Action without prior consultation with the Subscriber; and

(b)                                 if so requested in writing by the Subscriber within [**] Business Days from the date on which the Company first notified it of the Excluded Liability Action, and to the extent permitted by applicable law, allow the Subscriber to assume the defence of the Excluded Liability Action.

8.3                               The obligations of the Company under paragraphs 8.2 and 8.4 shall not apply to an Excluded Liability Action if the Subscriber fails to give the Company notice in writing of its intention to exercise its rights under paragraph 8.2 within [**] Business Days from the date on which the Company first notified it of the Excluded Liability Action.

8.4                               If the Subscriber assumes the defence of an Excluded Liability Action in accordance with paragraph 8.2:

(a)                                 the Company shall:

(i)                                    as soon as reasonably possible but in any event no later than within [**] Business Days following the Subscriber’s request, provide the Subscriber, or any relevant member of the Subscriber’s Group, with a power of attorney in such form as is reasonably required by the Subscriber, duly authorising the Subscriber or any relevant member of the Subscriber’s Group to act on behalf of the Company and to defend its interests in the course of the Excluded Liability Action; and

(ii)                                for the duration of the Excluded Liability Action, provide the Subscriber and its Agents with such information and documentation relating to the Excluded Liability Action as they may reasonably require;

(b)                                 the Subscriber shall not settle or compromise such Excluded Liability Action on terms that impose any restriction or obligation on any member of the Company’s Group other than the payment of monetary liability;

(c)                                  the Subscriber shall keep the Company informed of all material developments in the conduct of the Excluded Liability Action;

(d)                                 the Company shall have the right to participate in the defence and to employ counsel, at its own expense, separate from the counsel employed by the Subscriber or any relevant member of the Subscriber’s Group, it being understood that the Subscriber, or any relevant member of the Subscriber’s Group, shall control such defence; and

(e)                                  if a competent court or other tribunal considering such Excluded Liability Action issues a judgment or award against the Company or the relevant member of the Company’s Group and such judgment or award enters into force, the Subscriber shall (save to the extent the Subscriber has already paid the amount of such judgment or award to the Company under any Indemnity) discharge such judgment or award on behalf of the Company within the period specified therein.  The Subscriber shall be entitled to appeal from or otherwise challenge any such court judgment or award by using all means available to the Subscriber in accordance with applicable law.  If the Subscriber or other member of the Subscriber’s Group agrees to any settlement of any Excluded Liability Action, the Subscriber shall discharge the amount of any liability under such settlement in full.

8.5                               Subject to paragraph 8.6, in the case of a Third Party Action that, if successful, would represent any liability other than solely an Excluded Liability (“Other Third Party Action”), and on the basis that the Subscriber shall indemnify the Company and each relevant member of the Company’s Group from and against all Losses suffered or incurred by it in the performance of this paragraph 8.5, the Company shall, and shall procure that each relevant member of the Company’s Group shall:

(a)                                 make no admission of liability or settle or compromise the Other Third Party Action without the prior written consent of the Subscriber (such consent not to be unreasonably withheld or delayed);

(b)                                 employ a professional adviser acceptable to the Subscriber (acting reasonably) in relation to the conduct of such Other Third Party Action;

(c)                                  in a timely manner inform the Subscriber of each material development in the conduct of the Other Third Party Action; and

(d)                                 take such reasonable action as the Subscriber may (by notice given in a timely manner) reasonably require in order to avoid, defend, dispute, mitigate, appeal, settle or compromise the Other Third Party Action.

8.6                               The Company shall have no obligation under paragraph 8.5 if, in the reasonable opinion of the Company, the performance of such obligation would require the Company or another member of the Company’s Group to do or omit to do any act or thing which act or omission that would be or is likely to be materially adversely prejudicial to the business of NewCo or to the business of the Company’s Group taken as a whole.

8.7                               In the event that the Company breaches any of its obligations under this paragraph 8 in respect of any Third Party Action, the Subscriber shall not be liable for any Losses in respect of such Third Party Action to the extent (but only to the extent) such Losses are greater than they would otherwise be by reason of such breach, and the Company shall have no other liability in respect of such breach.

9.                                      Recovery from insurers and other persons

9.1                               From and after Completion, where the Company is at any time entitled to recover from any insurer under any insurance policy any sum in respect of a matter giving rise to a Warranty Claim, the Company shall use reasonable endeavours to claim under such insurance policy, provided always that the Company shall not be required by this paragraph 9.1 to bring any proceedings against the relevant insurer.

9.2                               If at any time the Company recovers from another person an amount which is referable to the matter giving rise to a Warranty Claim, the Company shall promptly notify the Subscriber and:

(a)                                 if the Company has already received an amount in satisfaction of such Warranty Claim and the amount received in respect of such Warranty Claim is more than the Sum Recovered (as defined in paragraph 9.3, below), the Company shall immediately pay to the Subscriber the Sum Recovered;

(b)                                 if the Company has already received an amount in satisfaction of such Warranty Claim and the amount received in respect of the Warranty Claim is less than or equal to the Sum Recovered, the Company shall immediately pay to the Subscriber an amount equal to the amount paid by the Subscriber in respect of such Warranty Claim; and

(c)                                  if the Company has not already received an amount in satisfaction of such Warranty Claim, the amount of the Warranty Claim for which the Subscriber would have been liable shall be reduced by and to the extent of the Sum Recovered.

9.3                               For the purposes of paragraph 9.2, “Sum Recovered” means an amount equal to the total of the amount recovered from the other person less all costs incurred by any member of the Company’s Group in recovering the amount from the person and any Tax applicable to such amount.

Schedule 10 Completion Accounts

Part 1             Rules for Preparation of Completion Accounts

1.                                      The Completion Accounts shall:

1.1                               be prepared:

(a)                                 as at the close of business on the Completion Date;

(b)                                 on the basis of books and records of NewCo; and

(c)                                  in accordance with this Part 1 (Rules for Preparation of Completion Accounts) of this 0;

1.2                               comprise:

(a)                                 a statement of Actual Net Assets, substantially in the form set out in Appendix 1 to this Schedule 10 prepared in accordance with the provisions of Part 1 and Part 2 of this Schedule 10; and

(b)                                 a statement of Actual Debt, substantially in the form set out in Appendix 2 to this Schedule 10 prepared in accordance with the provisions of Part 1 and Part 2 of this Schedule 10; and

1.3                               subject, where applicable, to the remaining provisions of this Part 1 (Rules for Preparation of Completion Accounts) of this Schedule 10, be prepared and determined, and the items and amounts to be included in them shall be identified, adjusted and calculated, by applying the relevant definitions in Clause 1.1 and:

(a)                                 the definitions, specific accounting principles, bases, rules and classification and estimation techniques set out or referred to in Part 2 (Specific Accounting Treatments) of this Schedule 10;

(b)                                 the accounting policies set out in Appendix 4 to this Schedule 10;

(c)                                  the accounting policies, principles, estimation techniques, measurement bases, practices and procedures as adopted by KR 1875 in the preparation of the Accounts; and

(d)                                 RAS in effect as at 31 December 2015.

2.                                      For the purposes of the Completion Accounts:

2.1                               In the event of any conflict between any provision of paragraph 1.3(a), paragraph 1.3(b), paragraph 1.3(c) and paragraph 1.3(d) of this Part 1, paragraph 1.3(a) shall prevail over paragraph 1.3(b), paragraph 1.3(b) shall prevail over paragraph 1.3(c) and paragraph 1.3(c) shall prevail over paragraph 1.3(d).

2.2                               The placeholders in the draft Actual Net Assets statement and statement of Actual Debt set out in Appendix 1 and Appendix 2 to this Schedule 10 are provided for illustrative purposes only.  The items and amounts to be included in the Completion Accounts shall be identified, calculated and adjusted by applying the relevant provisions set out in Part 1 and Part 2 of this Schedule 10.  Part 1 and Part 2 of this Schedule 10 shall prevail over Appendix 1 and Appendix 2 to this Schedule 10.

2.3                               Subject to paragraph 2.4, below, Actual Net Assets shall be calculated as sum of the following:

(a)                                 Actual Cash (as a positive number);

(b)                                 current assets other than Actual Cash as at the close of business on the Completion Date, save to the extent otherwise provided in the remaining provisions of this Part 1 and Part 2 of this Schedule 10 (as a positive number);

(c)                                  deferred tax assets in the form only of tax loss carried forward accumulated by NewCo during the period from the formation of NewCo and up to (and including) the Completion Date (as a positive number).  For this purpose, such tax loss carry forward shall comprise and shall be limited to tax loss carry forward calculated with reference to the following income and expenses only:

(i)                                    all revenue and taxable income;

(ii)                                operating expenses incurred by NewCo in the ordinary course of the Business, excluding any costs and expenses incurred under any transaction between NewCo and any member of the Subscriber’s Group or Connected Person of any member of the Subscriber’s Group other than: (A) the management charge payable to KR Service under the terms of the agreement for provision of services of supervision, management and maintenance of the facilities between NewCo and KR Service executed in accordance with Clause 6.22; or (B) to the extent that the Company shall otherwise have specifically agreed in writing to the entry by NewCo into such transaction after the date of this Agreement;

(iii)                             interest expense under the Sberbank Loan; and

(iv)                             foreign exchange differences;

(d)                                 prepayments made, deferred expenditures of a non-current nature incurred and non-current assets acquired by NewCo that, in each case, were made, incurred or acquired by NewCo under contracts that have been specifically pre-agreed in writing by the Parties for inclusion for the purposes of Actual Net Assets calculation (as a positive number);

(e)                                  all liabilities as at the Completion Date other than the Actual Debt, save to the extent otherwise provided in the remaining provisions of this Part 1 and Part 2 of this Schedule 10 (as a negative number);

(f)                                   the cost of the remedial works set out in the List of Defects (in the amount specified in the List of Defects) (irrespective of whether any such remedial works shall have been performed) (as a negative number);

(g)                                  VAT receivable (in Russian: НДС с авансов полученных) in relation to the Yandex Improvement Prepayment, Tenant Deposits and other prepayments to the extent, in each case, such prepayments are outstanding as of the Completion Date estimated in each case as the respective amount of the relevant prepayment outstanding as at the Completion Date (inclusive of VAT) divided by 118 and multiplied by 18 (as a positive number).  For the avoidance of doubt, this receivable can comprise receivables of both a current and non-current nature and is to be included only to the extent that: (i) such payment of VAT has actually been made or the respective amount of VAT is included as a liability in the statement of Actual Net Assets; and (ii) such receivable is not recognised within other current assets referred to in this 0;

(h)                                 if, prior to Completion, the Sberbank Facility Agreement shall have been amended such that the maximum early repayment fee (in Russian: плата за досрочный возврат кредита) provided for thereunder is no more than [**]% of any amount of the Sberbank Loan that may be repaid thereafter (but not otherwise), [**] per cent. ([**]%) of any commission fees paid by NewCo or KR 1875 (as the case may be) to

Sberbank prior to Completion in connection with the signing of the addendum to the Sberbank Facility Agreement providing for the change of borrower from KR 1875 to NewCo (as a positive number);

(i)                                    Profits Tax Compensation calculated as provided in paragraph 1.4 of Part 2 of this Schedule 10 (as a positive number); and

(j)                                    an amount (as a negative number) equal to the lesser of: (a) [**] per cent. ([**]%) of the costs and expenses incurred by the Company or any other person on the Company’s behalf in connection with the engagement of the Fire Safety Consultant pursuant to Clause 6.3; and (b) [**] Roubles (RUB [**]).

2.4                               Actual Net Assets shall not include:

(a)                                 deferred tax liabilities;

(b)                                 share capital, treasury shares, reserve for the revaluation of non-current assets, additional paid-in capital, reserve capital and retained earnings (and other items to be accounted for as part of the capital and reserves (equity) section of the balance sheet);

(c)                                  assets that are in the nature of a fixed asset, other non-current assets (including, for the avoidance of doubt, fixed asset investments, tangible or intangible fixed assets and assets in the course of construction) and any other assets that are classified as a non-current asset in accordance with RAS and prepayments for any of the foregoing, with the exception of those assets which were acquired and/or prepaid for by NewCo under contracts which have been specifically agreed in writing by the Parties for inclusion for the purposes of the Actual Net Assets calculation;

(d)                                 any receivables in respect of any insurance claim in respect of the destruction of, or damage to, any fixed asset of NewCo, to the extent that NewCo would need to apply the payments, once received, towards the replacement or repair of the insured asset;

(e)                                  the aggregate of all cash (if any) of NewCo that comprises the proceeds of any insurance claim in respect of the destruction of, or damage to, any asset of NewCo, to the extent that such cash would be needed for the replacement or repair of the insured asset;

(f)                                   accounts receivable (inclusive of VAT) relating to the sale by KR 1875 to Yandex LLC of any of the fixed assets listed in Schedule 26 (List of Fixed Assets);

(g)                                  the liability of NewCo in respect of the Yandex Improvement Prepayment (inclusive of VAT); or

(h)                                credit balances related to financial aid (in Russian: финансовая помощь) which is not subject to return and cannot be legally requested from NewCo.

Part 2             Specific Accounting Treatments

1.                                      The following specific accounting treatments shall apply to the preparation of the Completion Accounts:

1.1                               cash per the nominal ledger(s) excluding cash in hand shall be fully reconciled to the bank statements or other applicable third party confirmations, and any unreconciled or unconfirmed balances shall be written off.  Cash balances and cash equivalents shall be limited to short-term (maturity not more than 6 months), highly liquid investments that are readily convertible to known amounts of cash and which are subject to insignificant changes in value.  Cash and cash equivalents shall be included only to the extent the balances are held at Sberbank, Gazprombank, VTB, FK Otkritie or Promsvyazbank (save that this condition does not relate to cash in hand, which shall be included in Actual Net Assets in full);

1.2                               the following accounts receivable, prepayments and other items are to be included at zero:

(a)                                 accounts receivable that are overdue in excess of 60 calendar days at the Completion Date (except for the balances that can be offset against security deposits received);

(b)                                 accounts receivable due from counterparties that are in administration, liquidation or receivership, or insolvent or bankrupt;

(c)                                  any balances receivable from the Subscriber or any Connected Person of the Subscriber unless such receivables have arisen under contracts the entry into which by NewCo has been specifically pre-agreed in writing by the Parties (for the avoidance of doubt the Gleden Lease shall be considered as having been so pre-agreed by the Parties for the purposes of this paragraph); and

(d)                                 any investments in shares, global depository receipts, stock, unlisted securities, illiquid equity, bonds, other debt investments, derivative assets and other derivative instruments;

1.3                               prepayments made and deferred expenditures shall be recognised only to the extent they represent payments for goods and services that are of continuing value to NewCo after Completion, shall bring economic value to NewCo, or can be sold to third parties or refunded.  For the avoidance of doubt, the following items shall be excluded for the purposes of the Completion Accounts, unless such items have arisen after the formation of NewCo under contracts the entry into which by NewCo has been specifically pre-agreed in writing by the Parties for inclusion for the purposes of the Actual Net Assets calculation:

(a)                                 any amounts related to lease commissions (brokerage and professional fees related to the search for tenants);

(b)                                 save as provided in paragraph 2.3(h) of Part 1 of this Schedule 10 (Completion Accounts), any amounts related to fees paid in connection with the receipt of financing;

(c)                                  prepayments for any services to be provided for a period longer than 1 (one) year after the Completion Date; and

(d)                                 any amounts related to the cost of software licences;

1.4                               Profits Tax Compensation (PTC) shall be calculated in accordance with the following formula (all amounts are net of VAT):

(a)                                 PTC = 0.5×0.2×(A – B), where

(b)                                 A = the purchase price, net of VAT, under the Assets SPA; and

(c)                                  B = the greater of:

(i)                                     the net book value of the fixed assets sold under the Assets SPA as at the date of the Assets SPA, determined in accordance with the depreciation table set out in Schedule 26 (List of Fixed Assets); and

(ii)                                  [**] per cent. ([**]%) of an amount determined accordance with the following formula:

RUB [**] – (N x RUB [**]) + A,

Where:

N is the number of whole calendar months elapsed after 31 December 2015 prior to the date of the Assets SPA; and

A is an adjustment (expressed as a positive number) with respect to such of the fixed assets set out in Schedule 26 (List of Fixed Assets) as are fully depreciated (in accordance with the depreciation table set out in Schedule 26 (List of Fixed Assets)) as at the date of the Assets SPA (each such asset, a “Fully Depreciated Asset”), calculated as the sum (for all of the Fully Depreciated Assets) of an individual adjustment for each Fully Depreciated Asset calculated as:

(X) the number of whole calendar months elapsed between the date on which such Fully Depreciated Asset first became so fully depreciated and the date of the Assets SPA; multiplied by

(Y) the monthly depreciation charge in respect of such Fully Depreciated Asset as set out in the depreciation table set out in Schedule 26 (List of Fixed Assets);

1.5                               no provisions for potential tax risks and contingent liabilities shall be accrued or taken into account for the Actual Net Assets or Actual Debt calculation unless stated otherwise in this Schedule 10;

1.6                               the VAT recoverable balance shall be decreased for any amounts of VAT which have been disputed by the tax authorities as at the Completion Date;

1.7                               trade and other payables shall include all relevant costs incurred in relation to the period up to (and including) the Completion Date and unsettled by NewCo as of the Completion Date (regardless of the account number on which such liability is recorded in the accounting records), save for deferred Tax liabilities and save to the extent otherwise expressly provided in this Schedule 10.  To the extent that such items are not reflected in the statutory accounting records of NewCo as of the Completion Date, they shall be accrued;

1.8                               other payables shall also include contractual commitments with respect to the acquisition of any non-current asset if the entry by NewCo into the relevant contract with respect to the acquisition of such non-current asset has not been specifically pre-agreed in writing by the Parties.  To the extent that such items are not reflected in the statutory accounting records as of Completion Date, they shall be accrued;

1.9                               for the purposes of determining NewCo’s liability in respect of the security deposits under the lease agreement No. 251208 between Yandex LLC and KR 1875 dated 25 December 2008, the corresponding Rouble balances in NewCo’s accounting records as at the Completion Date shall first be converted into Dollars at the historical rate applied under such contract to determine the amount of the deposit paid by Yandex LLC, and the resulting Dollar amount reconverted from Dollars into Roubles at the Conversion Rate on the basis that the Relevant Date is the Completion Date, in order to reflect the real value of the respective liabilities;

1.10                        the liability of KR 1875 in respect of the Yandex Improvement Prepayment is determined by the Parties in the amount of RUB [**] (including VAT of 18%) as of 31 December 2015, and shall be determined as at any subsequent date with reference to the offset schedules set out in Appendix 3 to this Schedule 10.  In respect of a date that is not the last day of a calendar quarter, the exact amount of NewCo’s liability in respect of the Yandex Improvement Prepayment as of such date shall be calculated with reference to such offset schedules on a pro-rata basis with reference to the number of calendar days elapsed up to (and including) such date since the end of the last complete calendar quarter prior to such date; and

1.11                        if the Completion Date is not the same as a month-end, relevant income and expenses, including Taxes (including property tax and income tax), that cannot be allocated to the period either before or after close of business on the Completion Date and are related to the whole current month/quarter shall be included in the Completion Accounts proportionally to the number of days of such month/quarter that have elapsed up to (and including) the Completion Date (as a proportion of the total number of days of such month/ quarter), and the corresponding accruals shall be made.

2.                                      The Completion Accounts shall be prepared:

2.1                               as if the date to which they are made up is the last day of a financial year;

2.2                               so as to exclude any and all effects of this Agreement and the transactions between the Parties contemplated under this Agreement, including the effect of the change of control and ownership of NewCo;

2.3                               so as to exclude such costs (if any) as are incurred in by NewCo in relation to this Agreement (including the costs of the preparation, delivery, review and resolution of the Completion Accounts but not, for the avoidance of doubt, any costs incurred by NewCo in respect of any NewCo Liability or other liability transferred to NewCo under the Reorganisation or incurred under any Utility Agreement or other contract or transaction entered into by NewCo pursuant to Clause 6 or for the purposes of fulfilment of any of the Conditions);

2.4                               such that all accounting entries related to the respective period up until (and including) the Completion Date should be reflected in the Completion Accounts: all costs, expenses and revenues should be accrued and recorded and appropriate accruals should be made.  Revenues and expenses shall be recognised in the period to which they relate (even if the corresponding documents are prepared / received later);

2.5                               such that no account shall be taken of events taking place after 23:59 (Moscow time) on the Completion Date save for adjusting events as defined in IAS 10 (“Events After the Reporting Period”) occurring prior to the time the Subscriber responds to the Company in accordance with paragraph 1.2 of Part 3 of this Schedule 10; and

2.6                               on a going concern basis.

3.                                      In determining the Actual Debt and Actual Net Assets, no amount shall be double counted.

4.                                      Unless stated otherwise, for the purposes of the Completion Accounts, any amount comprised in the Actual Net Assets denominated in a currency other than Roubles shall be converted into Roubles at the Conversion Rate on the basis that the Relevant Date is the Completion Date.

5.                                      For the purposes of the Completion Accounts, any amount comprised in the Actual Debt denominated in a currency other than Dollars shall be converted into Dollars at the Conversion Rate on the basis that the Relevant Date is the Completion Date.

Part 3             Preparation, Delivery and Agreement

1.                                      Process

1.1                               As soon as reasonably practicable following Completion and in any event within [**] Business Days of the Completion Date, the Company shall prepare the draft Completion Accounts in accordance with the provisions of Part 1 (Rules for Preparation of Completion Accounts) of this Schedule 10 (the “Draft Completion Accounts”) and deliver the same to the Subscriber.

1.2                               Within [**] Business Days of receipt from the Company of the Draft Completion Accounts, the Subscriber shall either:

(a)                                 confirm to the Company in writing its acceptance of the Draft Completion Accounts; or

(b)                                 notify the Company in writing of its non-acceptance of the Draft Completion Accounts (a “Non-Acceptance Notice”), together with written details of each matter disputed and of its proposed modifications.

1.3                               If the Subscriber confirms its acceptance of the Draft Completion Accounts (either as originally submitted to it or with such modifications as the Parties agree) or fails to notify the Company of its non-acceptance in accordance with paragraph 1.2(b) of this Part 3 (Preparation, Delivery and Agreement) of this Schedule 10, the Draft Completion Accounts (incorporating any modifications agreed by the Parties in writing) shall constitute the Completion Accounts for the purposes of this Agreement, which shall be final and binding on the Parties in the absence of manifest error or fraud.

1.4                               If the Subscriber serves a Non-Acceptance Notice pursuant to paragraph 1.2(b) of this Part 3 (Preparation, Delivery and Agreement) of this Schedule 10, the Company and the Subscriber shall use all reasonable endeavours to meet and discuss the objections of the Subscriber and to agree the adjustments (if any) required to be made to the draft Completion Accounts within [**] Business Days after the Company receives the Non-Acceptance Notice.

1.5                               If it is agreed in writing by the Parties during such meetings and discussions that the total difference in the calculations of the Company and the Subscriber is less than [**] Dollars (USD [**]), the Parties shall allocate such amount on an equal basis between the Subscriber and the Company and modify the Draft Completion Accounts accordingly.  The Draft Completion Accounts so modified shall constitute the Completion Accounts for the purposes of this Agreement.

2.                                      Disputes

2.1                               If the difference in the calculations of the Company and the Subscriber is more than [**] Dollars (USD [**]), the Parties shall submit the disputed matter for resolution to Mr. [**] and Mr. Arkadiy Volozh.

2.2                               If the disputed matter cannot be resolved by Mr. [**] and Mr. Arkadiy Volozh within five (5) Business Days, the Parties shall refer the matter for final resolution to arbitration in accordance with Clause 31 (Arbitration).

3.                                      Access to Information and Costs

3.1                               Each Party shall bear its own costs in connection with the Completion Accounts, save that the fees and costs of any associated arbitration shall be borne in such manner as the tribunal determines.

3.2                               The Company and the Subscriber shall provide each other and their respective advisers with reasonable access (at reasonable times) to all information relating to the operations of NewCo in their respective possession or control, including to all books, records (and the right to take copies, including electronic copies), and give all assistance requested, as may in each case be reasonably be required in order for the Company or the Subscriber to prepare, review, make submissions in relation to or determine the Completion Accounts.

Schedule 11                             Details of KR 1875

Registration number:	1027704010003

Date of registration:	13 November 2002

Place of registration:	Moscow, Russia

Registered Office:	11, Timura Frunze Street, Building 44, Moscow, Russia, 119021

General director:	Ms. Grevtseva Maria Aleksandrovna

Chief Accountant:	[**]

INN:	7704247102

Charter capital (issued shares):	RUB 238 697 000 (23 869 700 shares)

Auditors:	LLC YuVK Audit

Registered Shareholder:	Krasnaya Roza 1875 Limited

Schedule 15                             Registration Rights

1.                                     If the Company shall determine to register any of its Class A ordinary shares (the “Primary Shares”) under the Securities Act, other than a registration relating solely to employees, a registration relating to a Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, then in each case, the Company will:

1.1.                           promptly give to the Subscriber Party a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws and the number of securities intended to be disposed); and

1.2.                           include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Subscription Shares specified in a written request or requests by the Subscriber Party (provided that such Subscriber Party has indicated within twenty days after receipt of the written notice from the Company described in clause 1.1, above that such Subscriber Party desires to sell Subscription Shares in the manner of distribution proposed by the Company), except as set forth in clause 2, below.

2.                                     If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Subscriber Party as a part of the written notice given pursuant to clause 1.1.  In such event, the right of the participating Subscriber Party to registration pursuant to this clause 2 shall be conditioned upon such Subscriber Party’s participation in such underwriting and the inclusion of such Subscriber Party’s Subscription Shares in the underwriting to the extent provided herein.  The participating Subscriber Party shall (together with the Company and the other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters participating in the underwriting.  Notwithstanding any other provision of this clause 2, if the managing underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the managing underwriter may limit the number of shares proposed to be included in such registration and underwriting as follows:

2.1.                           first, the Subscription Shares shall be excluded from such registration to the extent so required by such limitation such that the number of Subscription Shares to be included by the participating Subscriber Party shall be determined on a pro rata basis based upon the aggregate number of Subscription Shares held by such Subscriber Party seeking registration;

2.2.                           second, to the extent further limitation is required by the managing underwriter, those Class A ordinary shares held by other shareholders of the Company as to which the Company has a contractual obligation to include in a registration statement under the Securities Act (“Other Shares”) shall be excluded from such registration to the extent so required by such limitation such that the number of shares to be included by each such holder shall be determined on a pro rata basis based upon the aggregate number of Other Shares held by each such holder seeking registration; and

2.3.                           third, to the extent further limitation is required by the managing underwriter, the Primary Shares to be issued or sold by the Company shall be excluded from such registration to the extent so required by such limitation.

2.4.                           The Subscription Shares or Other Shares shall be excluded from such registration to the extent so required by such limitation such that the number of shares to be included by each holder shall be determined on a pro rata basis based upon the aggregate number of Subscription Shares and Other Shares held by each such holder.

2.5.                           Any Subscriber Party or other shareholder may elect to withdraw from such underwriting at any time prior to the effectiveness of the registration statement by written notice to the Company and the underwriter.  Any Subscription Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.  In the event that any Subscriber Party has requested inclusion of Subscription Shares in a shelf registration initiated by the Company, such Subscriber Party shall have the right, but not the obligation, to participate in any offering of the Company’s equity securities under such shelf registration.

2.6.                           In the event of any underwritten offering, if requested by the managing underwriters of such offering, other than the distribution or delivery of the Subscription Shares to Affiliates the participating Subscriber Party shall not sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), any equity securities (or interests therein) in the Company without the prior written consent of the Company, for a period designated by the Company in writing to the participating Subscriber Party which shall begin on the effective date of the registration statement (or, in case of a underwritten takedown offering, the date of the relevant underwriting agreement) for the offering and shall not last longer than 90 days (each such period, a “Holdback Period”).

3.                                     If and whenever the Company is under an obligation pursuant to the provisions hereof to effect the registration of any Subscription Shares, the Company shall, as expeditiously as practicable:

3.1.                           use its reasonable best efforts to cause a registration statement that registers such Subscription Shares to become and remain effective for a period of 120 days (subject to any extension provided for in clause 3.3 or until all of such Subscription Shares have been disposed of (if earlier); provided, however, that in the case of any shelf registration, the 120 day period shall be extended, if necessary, to keep the registration statement effective until all such Subscription Shares are sold;

3.2.                           furnish, without charge, at least ten business days before filing a registration statement that registers such Subscription Shares, a prospectus relating thereto or any amendments or supplements relating to such a registration statement or prospectus to the participating Subscriber Party’s counsel and fairly consider such reasonable changes in any such documents prior to or after the filing thereof as such Subscriber Party’s counsel may request;

3.3.                           prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for at least a period of 120 days or until all of such Subscription Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Subscription Shares; provided, however, that in the case of any shelf registration, such 120 day period shall be extended, if necessary, to keep the registration statement effective until all such Subscription Shares are sold and, if during such period the Company ceases to be eligible to continue such shelf registration on the original registration statement (whether by virtue of ceasing to be eligible to use Form F-3, by virtue of expiration of such registration statement pursuant to Rule 415(a)(5), or otherwise), the Company shall register the applicable shares on a replacement registration statement, which shall be on Form F-3 if the Company is the eligible for such registration statement or, otherwise, on Form F-1, and shall continue such shelf registration, and amend and supplement such replacement registration statement from time to time, as required hereby;

3.4.                           notify the participating Subscriber Party’s counsel in writing (i) of the receipt by the Company of any notification with respect to any comments by the SEC with respect to such registration statement or prospectus or any amendment or supplement thereto or any request by the SEC for the amending or supplementing thereof or for additional information with respect thereto, (ii) of the receipt by the Company of any notification with respect to the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or prospectus or any amendment or supplement thereto or the initiation or threatening of any proceeding for that purpose, (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Subscription Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes; and, upon occurrence of any of the events mentioned in clauses (ii) and (iii) use its reasonable best efforts to prevent the issuance of any stop order or obtain the withdrawal thereof as soon as possible, and (iv) of the existence of any fact of which the Company becomes aware which results in the registration statement, the prospectus related thereto or any document incorporated therein by reference containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading;

3.5.                           furnish to the participating Subscriber Party such number of copies of such registration statement and of each amendment and supplement thereto (in each case, including all exhibits), the prospectus, if any, contained in such registration statement or other prospectus, including a preliminary prospectus or any free writing prospectus, in conformity with the requirements of the Securities Act;

3.6.                           without limiting subsection (e), above, use its reasonable best efforts to cause such Subscription Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the participating Subscriber Party (to the extent the Subscriber Party then hold such Subscription Shares) to consummate the disposition of such Subscription Shares;

3.7.                           notify the participating Subscriber Party on a timely basis, within the appropriate period mentioned in clause 3.1, at any time when a prospectus relating to such Subscription Shares is required to be delivered under the Securities Act upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of the participating Subscriber Party (or automatically in the case of a shelf registration statement), as promptly as practicable prepare and furnish to the participating Subscriber Party (at the Company’s expense) a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

3.8.                           provide a transfer agent and registrar (which may be the same entity) for such Subscription Shares and a CUSIP number for such Subscription Shares, in each case no later than the effective date of such registration statement;

3.9.                           cause all such Subscription Shares registered hereby to be listed on any national securities exchange or to be authorized for quotation on an automated quotation system on which any

Class A ordinary shares are listed or quoted, or, if the Class A ordinary shares are not listed or quoted, use its reasonable best efforts to list such Subscription Shares on a national securities exchange, or to authorize them for quotation on an automated quotation system;

3.10.                    use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement;

3.11.                    reasonably cooperate with each Equity Holder and each underwriter, and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority (“FINRA”), and any securities exchange on which such Subscription Shares are traded or will be traded;

3.12.                    take no direct or indirect action prohibited by Regulation M under the Exchange Act;

3.13.                    in the case of an offering pursuant to a registration that is not an underwritten offering, cooperate with the sellers of Subscription Shares to facilitate the timely delivery of such Subscription Shares through the facilities of the Company’s transfer agent and registrar and instruct such transfer agent and registrar to release any stop transfer orders in respect thereof; and

3.14.                    subject to all the other provisions hereof, use its reasonable best efforts to take all other steps necessary or advisable to effect the registration of such Subscription Shares contemplated hereby.

3.15.                    Each holder of the Subscription Shares, upon receipt of any notice from the Company of any event of the kind described in clause 3.4(ii) or clause 3.7 hereof, shall forthwith discontinue disposition of the Subscription Shares pursuant to the registration statement covering such Subscription Shares until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by clause 3.7 hereof, and, if so directed by the Company, such holder shall destroy all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Subscription Shares at the time of receipt of such notice.

3.16.                    If the disposition by the participating Subscriber Party of its securities is discontinued pursuant to the foregoing sentence, the Company shall extend the period of effectiveness of the registration statement by the number of days during the period from and including the date of the giving of such notice to and including the date when such Subscriber Party shall have received, in the case of clause 3.4(ii), notice from the Company that such stop order or suspension of effectiveness is no longer in effect and, in the case of clause 3.7, copies of the supplemented or amended prospectus contemplated by clause 3.7.

4.                                     All fees and expenses (other than underwriting discounts and commissions relating to the Subscription Shares, as provided in this clause 4) incurred by the Company in complying with clause 3, including all registration and filing fees (including all expenses incident to filing with FINRA), fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of the Company’s counsel and accountants, shall be paid by the Company; provided, however, that all underwriting discounts and commissions applicable to the Subscription Shares and Other Shares shall be borne by the holders selling such Subscription Shares and Other Shares, in proportion to the number of Subscription Shares and Other Shares sold in the offering by each such holder.

5.                                     If the Company is entering into a customary underwriting or similar agreement in connection herewith, all of the Subscription Shares to be included in such registration shall be subject to such underwriting agreement.  To the extent required, the Subscriber Party shall enter into an underwriting or similar agreement, which agreement may contain provisions covering one or more issues addressed herein, and, in the case of any conflict with the provisions hereof, the provisions contained in such underwriting or similar agreement addressing such issue or issues shall control.

6.                                     Any participating Subscriber Party shall furnish to the Company such written information regarding such Subscriber Party and the distribution proposed by the Subscriber Party as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to herein.

7.                                     In connection with the registration of any Subscription Shares pursuant to the provisions hereof, the Company will indemnify and hold harmless, (i) each participating Subscriber Party and the officers, directors, shareholders, affiliates, legal counsel and accountants for each such Subscriber Party and (ii) each person, if any, who controls such Subscriber Party within the meaning of the Securities Act, against any losses, claims, damages, expenses (including, without limitation, reasonable attorneys’ fees and disbursements) or liabilities (joint, or several), to which such Subscriber Party or controlling person may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the registration statement under which any Subscription Shares were registered under the Securities Act pursuant to the provisions hereof, including any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, (b) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading in light of the circumstances under which they were made, or (c) any violation or alleged violation by the Company or its agents of any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state law, applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration (each, a “Violation”), and the Company will reimburse each such Subscriber Party, officer, director, legal counsel, accountant or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action, or Violation; provided, however, that the indemnity agreement contained in this clause 7 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld; provided, further, that the Company shall not be liable to any Subscriber Party or controlling person for any such loss, claim, damage, liability or action to the extent that it arises out of or is based on a Violation which occurs in reliance upon and in conformity with written information furnished by such Subscriber Party or controlling person expressly as stated in writing for use in connection with such registration (the “Subscriber Information”).  The indemnity provided for in this clause 7 shall remain in full force and effect regardless of any investigation made by or on behalf of such Subscriber Party or controlling person and shall survive transfer of such Subscription Shares by such Subscriber Party.

8.                                     In connection with the registration of any Subscription Shares pursuant to the provisions hereof, the participating Subscriber Party will indemnify and hold harmless, (i) the Company and its officers, directors, shareholders, affiliates, legal counsel and accountants and (ii) each person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages, expenses (including, without limitation, reasonable attorneys’ fees and disbursements) or liabilities (joint, or several), to which such party or controlling person may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in Subscriber Information included in the registration statement under which any Subscription Shares were registered under the Securities Act pursuant to the provisions hereof, including any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, (b) the omission from the Subscriber Information or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading in light of the circumstances under which they were made, or (c) any violation or alleged violation by the participating Subscriber Party or its agents of any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state law, applicable to the participating Subscriber Party or its agents and relating to action or inaction required of the participating Subscriber Party in connection with such registration (each, a “Subscriber Violation”), and the participating Subscriber Party will reimburse the Company and each such officer, director, legal counsel, accountant or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action, or Subscriber Violation; provided, however, that the indemnity agreement contained in this clause 8 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the participating Subscriber Party, which consent shall not be unreasonably withheld.

Schedule 20                             Tax Covenant

Part 1

Definitions and Interpretation

1.                                      Definitions and interpretation

1.1                               In this Schedule the following terms shall have the meanings given below:

“Accounts Relief”

means a Relief which has been treated as an asset in the Completion Accounts (including, for the avoidance of doubt, the deferred tax assets referred to in paragraph 2.3(c) of Part 1 of Schedule 10 (Completion Accounts)) or which has been taken into account in computing (and reducing) a provision for deferred Tax which appears in the Completion Accounts or which has resulted in no provision for deferred Tax being made in the Completion Accounts;

“Event”	means any event, transaction, action or omission whatsoever;

“Income, Profits or Gains”	means revenue, profits, chargeable gains and any similar measure by reference to which Tax is chargeable or assessed;

“Post Completion Date Relief”	means a Relief arising in respect of an Event occurring, or an accounting period commencing, after the Completion Date;

“Relief”	means any loss, allowance, credit, deduction or set off for the purposes of Tax or any right to repayment of Tax;

“Tax Assessment”

means:

(a)                                 any assessment, notice, letter, determination, demand or other document issued by or on behalf of any Tax Authority (or any other circumstance in relation to a tax self-assessment concerning the running of Tax affairs and whether issued or made before or after the date of this Agreement and whether satisfied or not at the date of this Agreement); and

(b)                                 any return, amended return, computation, accounts or any other documents required for the purposes of Taxation,

in any case, from which it appears that: (i) a Tax Liability has been, or may be, imposed on NewCo; or (ii) an increased or a further payment to a Tax Authority is required to be made by NewCo; and

“Tax Liability”

means a liability of NewCo to make payment of, or in respect of, Tax (an “Actual Tax Liability”) and also:

(i) the loss of an Accounts Relief or the setting off of an Accounts Relief against either Income, Profits or Gains or against Actual Tax Liabilities, in respect of which the Company would, but for that setting off, have been able to make a claim against the Subscriber under this Schedule 20 and so the amount of the Tax Liability shall be (a) where the Accounts Relief lost was a right to repayment of Tax, the amount of the repayment which would otherwise have been obtained by NewCo and (b) in the case of the loss of an Accounts Relief (other than a right to repayment of Tax) the amount of Tax which would have been saved by NewCo on the basis of the Tax rates current at the Completion Date and (c) in the case of the set off of an Accounts Relief against Income, Profits or Gains or against Actual Tax Liabilities, the amount of Tax saved by NewCo in consequence of such set off; and

(ii) the setting off against an Actual Tax Liability or against Income, Profits or Gains earned, accrued or received on or before the Completion Date, of any Post Completion Date Relief, in circumstances where, but for such setting off, NewCo would have had an Actual Tax Liability in respect of which the Company would have been able to make a claim against the Subscriber under this Schedule 20 and so that the amount of the Tax Liability shall be the amount of Tax saved in consequence of the set off of the Post Completion Date Relief.

1.2                               In this Schedule, references to Income, Profits or Gains earned, accrued or received on or before a particular date or in respect of a particular period include income, profits or gains which are deemed for the purposes of any Tax to have been earned, accrued or received at or before that date or in respect of that period.

Part 2

Tax Covenant

2.                                      Covenant

2.1                               The Subscriber covenants to pay to the Company (or, at the Company’s direction, to NewCo) an amount equal to:

(a)                                any Tax Liability of NewCo which arises:

(i)                                     in consequence of an Event which occurred, or was deemed to occur, on or before the Completion Date; or

(ii)                                  in respect of, or with reference to, any Income, Profits or Gains which were earned, accrued or received on or before the Completion Date; and

(b)                                any Tax Liability which is primarily the liability of KR 1875 and for which NewCo is liable in accordance with Article 50.8 of the Russian Tax Code.

2.2                               The Subscriber covenants to pay to the Company an amount equal to any reasonable and documented costs and expenses incurred by the Company and/or NewCo in connection with any Tax Liability as is mentioned in this paragraph 2 and with any successful claim under this Schedule 20.

3.                                      Exclusions

The covenant at paragraph 2 does not apply in respect of any Tax Liability of NewCo (and the Subscriber shall not be liable for any breach under the Tax Warranties in respect of any Tax Liability) to the extent that such Tax Liability was taken into account in the Net Asset Adjustment.

4.                                      Payment of Claims

The Subscriber is to pay (in cleared funds) any required sum under paragraph 2:

4.1                               in respect of an Actual Tax Liability on the later of (i) the date ten (10) Business Days after the date on which the Subscriber receives written details of the amount of the Tax Liability from the Company and (ii) the date five Business Days before the date on which NewCo will finally be liable to pay the Tax without incurring a liability to interest and/or penalties (or would have been liable to pay the Tax but for the availability of some other Relief), for any payment under paragraph 2.1;

4.2                               in respect of a Tax Liability which is not an Actual Tax Liability on the later of:

(a)                                 the date ten (10) Business Days after the date on which the Subscriber receives written details of the amount of the Tax Liability from the Company; and

(b)                                 either:

(i)                                     five (5) Business Days before the date on which NewCo is due to pay any Tax without incurring a liability to interest and/or penalties which it would not have had to pay but for the loss or setting off of an Accounts Relief or where the loss of an Accounts Relief is the loss of a repayment of Tax, the date on which such repayment would otherwise have been due; or

(ii)                                  five (5) Business Days before the date on which NewCo would have had to pay the Tax without incurring a liability to interest and/or penalties but for the setting off of a Post Completion Date Relief; and

4.3                               on the date ten (10) Business Days following the date on which notice giving written details of the amount due is received by the Subscriber from the Company for any payment under paragraph 2.2.

Schedule 24                             [**] Guarantee

Agreed Form

Dated                 2016

Deed of Guarantee and Indemnity

between

Mr. [**]

as the Guarantor

and

Yandex N.V.

as the Company

White & Case LLC

4 Romanov Pereulok

Moscow, 125009

Russia

IMPORTANT NOTICE TO THE GUARANTOR

This document, when signed and delivered by you, will impose legally binding obligations on you by way of guarantee of certain obligations of Krasnaya Roza 1875 Limited (as the Subscriber under the Framework Agreement in respect of its subscription for shares of Yandex N.V.).  You will have to pay those obligations if Krasnaya Roza 1875 Limited does not.

You should take legal advice from an independent lawyer qualified to practise English law to ensure that you fully understand:

(a)                                 the obligations that you will be guaranteeing;

(b)                                 the effect of this document; and

(c)                                  the extent of your potential liabilities under this document,

and your signing and delivery of this document will constitute your confirmation that you have taken such advice.

Данный документ после его подписания Вами будет налагать на Вас юридически значимые обязательства гарантировать исполнение некоторых обязательств компании Красная Роза 1875 Лимитед (Krasnaya Roza 1875 Limited)  как подписчика на акции компании Яндекс Н.В. (Yandex N.V.) по Рамочному соглашению.  Вы будете обязаны исполнить обязательства компании Красная Роза 1875 Лимитед (Krasnaya Roza 1875 Limited), если они не будут исполнены этой компанией.

Вам следует получить юридическую консультацию независимого юриста, квалифицированного для практики по английскому праву, для того чтобы убедиться, что Вы полностью понимаете:

(a)                                 обязательства, исполнение которых Вы будете гарантировать;

(b)                                 последствия подписания данного документа; и

(c)                                  степень Ваших возможных обязательств по данному документу,

и подписание Вами данного документа будет служить подтверждением того, что Вы получили такую юридическую консультацию.

THIS DEED OF GUARANTEE AND INDEMNITY (the “Deed”) is made by way of deed on               2016

BETWEEN:

(1)                                 MR. [**], a citizen of the Russian Federation, whose passport number is [**] (issued on [•]) and place of residence is [**] (the “Guarantor”); and

(2)                                 YANDEX N.V., a public company with limited liability (Naamloze Vennootschap) organised and existing under the laws of The Netherlands, registered with the Dutch Trade Register of the Chamber of Commerce under number 27265167, having its registered office at Amsterdam, The Netherlands and its business office at Schiphol Boulevard 165, 1118 BG Schiphol, The Netherlands (the “Company”),

(the Guarantor and the Company being each a “Party” and together the “Parties”).

RECITALS

(A)                               On [•] Krasnaya Roza 1875 Limited, a limited company incorporated in Cyprus under registration number HE 304055 and having its registered office at 9, Vasileos Konstantinou Street, Agios Andreas, P.C. 1105, Nicosia, Cyprus (the “Subscriber”), and the Company entered into a framework agreement regarding a subscription by the Subscriber for certain newly issued Class A Ordinary Shares of the Company (the “Agreement”).

(B)                               The Guarantor has agreed to guarantee certain obligations of the Subscriber under and in connection with the Agreement on the terms of this Deed.

(C)                               The execution and delivery by the Guarantor of this Deed is a condition to the completion of the subscription for shares pursuant to the Agreement.

(D)                               The Guarantor has received a copy of the Agreement and the KR 1875 Suretyship (as defined below) and is aware of and understands the terms of the Agreement and the KR 1875 Suretyship.

(E)                                The Guarantor and the Company intend this Deed to take effect as a deed.

IT IS AGREED as follows:

1.                                      Interpretation

1.1                               Definitions

In this Deed (including its recitals), the following terms shall have the following meanings:

“Agreed Rate” means a rate of LIBOR plus [**] per cent. ([**]%) per annum calculated on a daily basis.

“Agreement” has the meaning given to it in Recital (A).

“Beneficiaries” means the Company and each other member of the Company’s Group that, under the terms of the Agreement, has the benefit of any of the Guaranteed Obligations, and “Beneficiary” means the Company or any such person.

“Business Day” means a day (other than a Saturday or Sunday or public holiday) when commercial banks are open for ordinary banking business in each of: (i) Moscow, Russia; (ii) Nicosia, Cyprus; and (iii) Amsterdam, The Netherlands.

“Company’s Group” has the meaning given to it in the Agreement.

“Dollars” or “USD” means the lawful currency as at the date of this Deed of the United States of America.

“Governmental Authority” means any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official, quasi-governmental authority or other competent authority of any country or subdivision thereof, as well as any region, city or other political subdivision of any of the foregoing, or any supranational or intergovernmental body or authority.

“Guaranteed Obligations” means all present and future payment obligations (including under any indemnity) and other monetary liabilities (including in respect of damages) of the Subscriber in respect of (in each case) any:

(a)                                 Title Claim;

(b)                                 Tax Claim; or

(c)                                  obligation of the Subscriber under clause 9.6 of the Agreement,

and “Guaranteed Obligation” means any one of them.

“Indemnity Claim” means (i) any Title Claim under any of clauses 5.3, 12.2(a), 12.2(b) and 12.2(c) of the Agreement, (ii) any claim under the Tax Covenant, (iii) any Tax Claim under clause 12.1(a) of the Agreement, or (iv) any claim under clause 9.6 of the Agreement.

“KR 1875” means CJSC “Krasnaya Roza 1875”, a joint stock company organised and existing under the laws of the Russian Federation, main state registration number 1027704010003, whose registered address is 11, Timura Frunze Street, Building 44, Moscow, Russia, 119021.

“KR 1875 Insolvency Event” means any of the following events or circumstances in relation to KR 1875:

(a)                                 KR 1875 is declared for the purposes of applicable law to be, unable to pay its debts as they fall due, admits its inability to pay its debts as they fall due or suspends or threatens to suspend making, payments on any of its debts by reason of actual or anticipated financial difficulties;

(b)                                 a petition is accepted by any court or any agency authorised to accept and consider the same, alleging for dissolution, liquidation, mandatory reorganisation, bankruptcy or insolvency of KR 1875 or the appointment of a liquidation commission (likvidatsionnaya komissiya) or a similar officer in relation to KR 1875;

(c)                                  supervision (nablyudeniye), external management (vneshneye upravleniye), financial rehabilitation (finansovoye ozdorovleniye) or bankruptcy management (konkursnoye proizvodstvo) is instituted in relation to KR 1875;

(d)                                 a temporary manager (vremenniy upravlayushiy), external manager (vneshniy upravlayushiy), bankruptcy manager (konkursniy upravlayushiy) or similar officer is appointed in relation to KR 1875;

(e)                                  the convening or announcement of an intention to convene a meeting of creditors of KR 1875 for the purposes of considering an amicable settlement (mirovoye soglasheniye) or the entry into any other voluntary arrangement with respect to debts of KR 1875;

(f)                                   the convening or announcement of an intention to convene a meeting of shareholders, directors or other officers of KR 1875 for the purpose of considering any resolution to petition or to file documents with a court, any registrar or agency authorised to accept and consider the same for any of the proceedings specified in paragraphs (b) to (e) (each inclusive) of this definition;

(g)                                  it satisfies the criteria for being declared a “non-active” (nedeistvuushee) legal entity under applicable Russian law; or

(h)                                 any other insolvency, dissolution, liquidation or mandatory reorganisation proceedings recognised by Russian laws and regulations as in force from time to time are instituted in relation to KR 1875.

“KR 1875 Suretyship” means the suretyship agreement between KR 1875 and the Company dated [•].

“LIBOR” means, on any day, the London interbank offered rate, administered by ICE Benchmark Administration Limited (or any other person that takes over the administration of that rate), for Dollars for a period of one month displayed on the relevant page of the Reuters Screen or on the appropriate page of such other information service that publishes that rate from time to time in place of Reuters, as of 11 a.m. (London time) on the last London business day prior to such day.

“Losses” has the meaning given to it in the Agreement.

“Subscriber” has the meaning given to it in Recital (A).

“Subscriber Insolvency Event” means any of the following events or circumstances in relation to the Subscriber:

(a)                                 the Subscriber is dissolved;

(b)                                 the Subscriber becomes insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 (or under the insolvency laws of any applicable jurisdiction) or has stopped paying debts as they fall due;

(c)                                  any order is made, petition accepted or resolution passed for the winding up of the Subscriber by any court or agency authorised to make, accept or pass the same;

(d)                                 any administrator or any receiver or manager is appointed by any person in respect of the Subscriber or all or any material part of its assets or any steps are taken to initiate any such appointment;

(e)                                  any voluntary arrangement with creditors generally is proposed by or in respect of the Subscriber; or

(f)                                   the Subscriber becomes subject to any proceedings, appointments or arrangements analogous to any of those referred to in paragraphs (b), (c), (d) and (e), above under the laws of any applicable jurisdiction.

“Tax” has the meaning given to it in the Agreement.

“Tax Covenant” has the meaning given to it in the Agreement.

“Tax Claim” has the meaning given to it in the Agreement.

“Tax Warranties” has the meaning given to it in the Agreement.

“Title Claim” has the meaning given to it in the Agreement.

“Transaction Document” has the meaning given to it in the Agreement.

“Warranties” has the meaning given to it in the Agreement.

“Warranty Claim” means any Title Claim under any of the Warranties set out in any of paragraphs 3.4 to 3.7 (each inclusive) of schedule 5 (Repeating Warranties) or any of paragraphs 1.2, 1.3, 1.5, 2.3 and 2.4 of schedule 6 (Completion Warranties) of the Agreement, or any claim under any of the Tax Warranties.

1.2                               Construction

In this Deed:

(a)                                 Any reference to:

(i)                                     a “person” includes any individual, firm, company, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality); and

(ii)                                  a “company” include any company, corporation or other body corporate wherever and however incorporated or established;

(b)                                 references to “include” or “including” are to be construed without limitation;

(c)                                  the table of contents and headings are inserted for convenience only and do not affect the construction of this Deed;

(d)                                 references to Clauses and Recitals are references to the clauses of and Recitals to this Deed;

(e)                                  unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders;

(f)                                   references to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Deed) and include any subordinate legislation made under the relevant statute or statutory provision;

(g)                                  references to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(h)                                 references to any Dutch or Russian legal term that are placed in italics and in parentheses immediately following an English term have the meaning of such Dutch or Russian terms under the laws of The Netherlands or the Russian Federation, respectively;

(i)                                     unless this Deed provides otherwise or the context otherwise requires, a term which is defined (or expressed to be subject to a particular construction) in the Agreement shall have the same meaning (or be subject to the same construction) in this Deed; and

(j)                                    a reference in this Deed to any agreement or document (including the Agreement) is a reference to this Deed or such other agreement or document as amended, novated, supplemented, extended or restated from time to time.

2.                                      Guarantee and Indemnity

2.1                               Guarantee and Indemnity

(a)                                 The Guarantor irrevocably and unconditionally guarantees to each of the Beneficiaries due and punctual payment and discharge by the Subscriber of the

Guaranteed Obligations, such that the Guarantor undertakes to each of the Beneficiaries that, whenever the Subscriber does not pay any amount of any Guaranteed Obligation owed to a Beneficiary, the Guarantor shall pay that amount to such Beneficiary as if he were the principal obligor.

(b)                                 The Guarantor irrevocably and unconditionally undertakes to each of the Beneficiaries that, if the Agreement is or becomes (in whole or in part) void, unenforceable, invalid or illegal for any reason (whether or not known to the Guarantor) (including by reason of any Subscriber Insolvency Event), the Guarantor will, as an independent and primary obligation, indemnify each Beneficiary immediately on demand against any cost, loss or liability it incurs as a result of the Subscriber not paying any amount that would be due from the Subscriber as a Guaranteed Obligation but for the Agreement being so void, unenforceable, invalid or illegal, on the date when it is or would have been due.  The Guarantor’s liability under this Clause 2.1(b) in respect of any obligation of the Subscriber shall not exceed such amount as would (but for the Agreement being void, unenforceable, invalid or illegal in the relevant respect) be the liability of the Subscriber in respect of such obligation.

(c)                                  Any references in this Deed to a “guarantee” or a “Guarantor” and any provisions of this Deed relating to a guarantee but not to a primary obligation shall be ignored for the purpose of interpreting the nature of the Guarantor’s obligations under Clause 2.1(b).

(d)                                 A Beneficiary shall not make any claim under this Deed in respect of an Indemnity Claim unless:

(i)                                     either:

(A)                               the Subscriber shall not have paid the amount of such Indemnity Claim to such Beneficiary in full within 30 (thirty) days from the date on which such Indemnity Claim is due for payment under the Agreement (for which purpose it shall be assumed that the full amount of such Indemnity Claim is validly claimed); or

(B)                               a Subscriber Insolvency Event shall have occurred or the Agreement is or shall have become (in whole or in any relevant respect) void, unenforceable, invalid or illegal; and

(ii)                                  either:

(A)                               KR 1875 shall not have paid the amount of such Indemnity Claim to such Beneficiary in full as at the expiry of 30 (thirty) days following the later of: (X) such Beneficiary having given KR 1875 a written demand therefor under the KR 1875 Suretyship; and (Y) (where Clause Schedule 1Part 32.1(d)(i)(A) applies only) the expiry of the thirty-day period referred to in Clause Schedule 1Part 32.1(d)(i)(A); or

(B)                               a KR 1875 Insolvency Event shall have occurred, the KR 1875 Suretyship shall have expired or terminated or the KR 1875 Suretyship is or shall have become (in whole or in any relevant respect) void, unenforceable, invalid or illegal.

(e)                                  A Beneficiary shall not make any claim under this Deed in respect of a Warranty Claim unless:

(i)                                     either:

(A)                               the liability of the Subscriber in respect of such Warranty Claim shall have been determined by an arbitral award given pursuant to clause 31 of the Agreement or agreed in writing by the Company and the Subscriber, and the Subscriber shall not have paid the amount of such liability to such Beneficiary in full on the due date for payment thereof, determined as provided in clause 27 of the Agreement; or

(B)                               a Subscriber Insolvency Event shall have occurred, it shall have been determined by a final arbitral award given pursuant to clause 31 of the Agreement that the Agreement is or has become (in whole or in any relevant respect) void, unenforceable, invalid or illegal and/or the Subscriber shall have raised any defence or objection to any actual or proposed arbitral proceedings pursuant to clause 31 of the Agreement on the basis that such clause is (in whole or in part) void, unenforceable, invalid or illegal; and

(ii)                                  either:

(A)                               KR 1875 shall not have paid the amount of the liability of the Subscriber in respect of such Warranty Claim (as determined by the relevant arbitral award or agreement) (where Clause Schedule 1Part 32.1(e)(i)(A) applies) or the amount of such Warranty Claim (where Clause Schedule 1Part 32.1(e)(i)(B) applies) in full to such Beneficiary as at the expiry of 30 (thirty) days following the later of: (X) such Beneficiary having given KR 1875 a written demand therefor under the KR 1875 Suretyship (supported, where Clause Schedule 1Part 32.1(e)(i)(A) applies, by a certified copy of the arbitral award rendered against the Subscriber or the relevant agreement between the Company and the Subscriber); and (Y) (where Clause Schedule 1Part 32.1(e)(i)(A) applies only) the due date for payment referred to in Clause Schedule 1Part 32.1(e)(i)(A); or

(B)                               a KR 1875 Insolvency Event shall have occurred, the KR 1875 Suretyship shall have expired or terminated or the KR 1875 Suretyship is or shall have become (in whole or in any relevant respect) void, unenforceable, invalid or illegal.

(f)                                   Where, in respect of any Warranty Claim, Clause Schedule 1Part 32.1(e)(i)(A) applies, any claim against the Guarantor in respect of such Warranty Claim shall be supported by a certified copy of the arbitral award rendered against the Subscriber or the relevant agreement.  For the purposes of this Clause Schedule 1Part 32.1, the Guarantor agrees that:

(i)                                     any final arbitral award rendered against the Subscriber in the arbitral proceedings with respect to a Warranty Claim pursuant to clause 31 of the Agreement; or

(ii)                                  any agreement in writing entered into between the Subscriber and the Company in respect of the Subscriber’s liability for any Warranty Claim,

shall be binding on the Guarantor as to the Subscriber’s liability in respect of such Warranty Claim.

2.2                               Maximum Liability

The maximum aggregate liability of the Guarantor to any and all of the Beneficiaries under this Deed in respect of any and all claims made by such Beneficiaries against the Guarantor under this Deed (including, for the avoidance of doubt, under Clause 2.1(b)) shall not in any circumstances exceed [**] Dollars (USD [**]).

3.                                      Continuing Security

3.1                               Continuing Obligations

This Deed is a continuing guarantee and will extend to the ultimate balance of the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.

3.2                               Waiver of Defences

The obligations of the Guarantor under this Deed will not be affected by any act, omission, matter or thing which, but for this Clause 3.2, would reduce, release or prejudice any of his obligations under this Deed (without limitation and whether or not known to him or any Beneficiary) including:

(a)                                 any time, waiver or consent granted to, or composition with, the Subscriber or KR 1875;

(b)                                 the release of the Subscriber or KR 1875 under the terms of any composition or arrangement with any creditor of the Subscriber or KR 1875;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Subscriber or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)                                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Subscriber or KR 1875;

(e)                                  any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case, however fundamental and of whatsoever nature) or replacement of the Agreement or the KR 1875 Suretyship;

(f)                                   any unenforceability, illegality or invalidity of any obligation of any person under the Agreement, guarantee or any other agreement, guarantee or security; or

(g)                                  any insolvency or similar proceedings relating to the Subscriber or KR 1875.

3.3                               Guarantor Intent

Without prejudice to the generality of Clause Schedule 1Part 33.2 (Waiver of Defences), the Guarantor expressly confirms that he intends that this Deed shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to the Agreement.

3.4                               Immediate Recourse

Save as provided in Clauses Schedule 1Part 32.1(d) and Schedule 1Part 32.1(e), the Guarantor waives any right he may have of first requiring any Beneficiary to proceed against or to enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Deed.

3.5                               Deferral of Guarantor’s Rights

Until all amounts due and payable by the Subscriber under the Guaranteed Obligations have been irrevocably paid in full, unless the Company otherwise directs, the Guarantor will not exercise any rights (the Guarantor’s “rights of recourse”) which the Guarantor may have by reason of performance by him of his obligations under this Deed or by reason of any amount being payable, or liability arising, under this Deed or otherwise:

(a)                                 to be indemnified by the Subscriber;

(b)                                 to claim any contribution from any other guarantor of the Subscriber’s obligations under the Agreement;

(c)                                  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Beneficiary under the Agreement or of any other guarantee or security taken pursuant to, or in connection with, the Agreement by any Beneficiary;

(d)                                 to exercise any right of set-off or counterclaim against the Subscriber; and/or

(e)                                  to claim or prove as a creditor of the Subscriber or KR 1875 or its estate in competition with any Beneficiary.

If the Guarantor receives any benefit, payment or distribution in relation to his rights of recourse he shall hold that benefit, payment or distribution to the extent necessary to enable all amounts due and payable to any Beneficiary by the Subscriber under the Guaranteed Obligations to be repaid in full on trust for the Company and shall promptly pay or transfer the same to the Company or, at the Company’s direction, to another Beneficiary.

3.6                               Additional Security

This Deed is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Beneficiary.

4.                                      Warranties

4.1                               The Guarantor warrants to the Company that each of the warranties set out in this Clause Schedule 1Part 34 (Warranties) is true and accurate in all respects as at the date of this Deed.

4.2                               The Guarantor warrants to the Company that:

(a)                                 he is a natural person who is fully competent to execute, deliver and perform his obligations under this Deed and has taken all action necessary, to execute, deliver and exercise his rights and perform his obligations under, and consummate the transaction contemplated by, this Deed;

(b)                                 he is a citizen solely of the Russian Federation and has a place of primary residence in the Russian Federation;

(c)                                  he is not registered as an individual entrepreneur (indivdual’nyi predprinimatel’);

(d)                                 this Deed will, when executed, constitute legal, valid, binding and enforceable obligations of the Guarantor;

(e)                                  his authority to execute this Deed and perform his obligations hereunder is not limited or otherwise prejudiced by any pre-nuptial agreement or other document of a similar nature;

(f)                                   his execution and delivery of this Deed and his undertaking, performing, discharging, observing and complying with all his obligations and liabilities under this Deed does not violate the rights or interests of his spouse;

(g)                                  entry into this Deed and compliance with its terms will not conflict with or constitute a default or a breach under any provision of any order, judgment, decree or regulation or any other restriction of any kind by which the Guarantor is bound or is subject;

(h)                                 he has had due opportunity to study the terms of this Deed and understands the implications of being a party to this Deed;

(i)                                     he is of sound mind, has not been declared by an appropriate authority to lack capacity;

(j)                                    no consent, permit, waiver or any other authorisation of any third party (including a Governmental Authority), no notice to any third party or any filing with any Governmental Authority is required for entry into, and execution of, this Deed by the Guarantor and for the performance by the Guarantor of this Deed;

(k)                                 he is able to meet his obligations and pay his debts as they fall due;

(l)                                     he has not by reason of actual or anticipated financial difficulties commenced, and does not intend to commence, negotiations with one or more of his creditors with a view to rescheduling any of his indebtedness; and

(m)                             he is not and has not been bankrupt or subject to any analogous proceedings in any jurisdiction.

5.                                      Pari passu ranking

The Guarantor shall ensure that at all times any unsecured and unsubordinated claims of any Beneficiary against him under this Deed rank at least pari passu with the claims of all his other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by applicable law.

6.                                      Payments

6.1                               Manner of Payment

Each payment to be made by the Guarantor under this Deed shall be made within 10 (ten) Business Days following receipt by the Guarantor of written notice from a Beneficiary demanding payment of a claim under this Deed and paid in Dollars.  Each such payment shall be made to such accounts as required by the Company and notified to the Guarantor in writing.

6.2                               Payments without Set-Off

Any amount payable by the Guarantor under this Deed shall be paid in full without set-off or counter-claim and free from any deduction or withholding whatsoever, except as required by applicable law.

6.3                               Grossing Up

If any deduction or withholding is required by law to be made from any payment in respect of a claim under this Deed or if the recipient is subject to Tax in respect of such payment (excluding, in each case, any payment by the Guarantor in respect of the Subscriber’s obligations under clause 9.6 of the Agreement), the Guarantor shall increase the amount of the payment to the extent necessary to ensure that the net amount received and retained by the recipient (after taking into account all deductions, withholdings or Tax) is equal to the amount that it would have received had the payment not been subject to any such deductions, withholdings or Tax.

6.4                               Default interest

Any amount which is owed by the Guarantor to any Beneficiary under this Deed and is not paid when due shall bear interest at the Agreed Rate from the date it becomes due and up to and including the date of actual payment (both before and after any judgment) and be payable by the Guarantor on demand of such Beneficiary, save that interest shall not accrue under this Clause Schedule 1Part 36.4 on any amount in respect of any period to the extent that the amount owed by the Guarantor under this Deed (but for this Clause Schedule 1Part 36.4) already includes default interest on such amount in respect of such period accrued under clause 27 of the Agreement.

7.                                      Third Party Rights

(a)                                 Save as provided in Clause 7(b), no person shall have any right to enforce any term of this Deed under the Contracts (Rights of Third Parties) Act 1999.

(b)                                 The Guarantor’s obligations under this Deed are entered into for the benefit of and may be enforced by each of the Beneficiaries.

(c)                                  The Parties shall not require the consent of any person to any amendment or termination of this Deed by reason of such person having rights under this Deed under the Contracts (Rights of Third Parties) Act 1999.

8.                                      Remedies and Waivers

(a)                                 No waiver of any right under this Deed shall be effective unless in writing.  Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

(b)                                 No delay or omission by any Party in exercising any right or remedy provided by law or under this Deed shall constitute a waiver of such right or remedy.

(c)                                  The single or partial exercise of a right or remedy under this Deed shall not preclude any other nor restrict any further exercise of any such right or remedy.

(d)                                 The rights and remedies provided in this Deed are cumulative and do not exclude any rights or remedies provided by law.

9.                                      Additional Provisions

9.1                               Partial Invalidity

If any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Deed and the Parties shall use all reasonable endeavours to replace such provision with one having an effect as close as possible to the deficient provision.  The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

9.2                               Further Assurance

Each Party shall from time to time and at its own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things required by, and in a form satisfactory to, each other Party in order to give full effect to this Deed and that other Party’s rights, powers and remedies under this Deed.

10.                               Assignments and Transfers

10.1                        The Guarantor may not assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of his rights and benefits under this Deed (including any cause of action arising in connection with it) or of any right or interest in this Deed.

10.2                        Subject to notification in writing given to the Guarantor no later than 5 (five) Business Days before such assignment, the Company may assign all or any of its rights and benefits under this Deed (including any cause of action arising in connection with this Deed) to any member of the Company’s Group to which the Company is permitted to make an assignment of its rights under the Agreement.

11.                               Variations

No variation of this Deed shall be effective unless in writing and signed by or on behalf of the Parties.

12.                               Notices

12.1                        Any notice or other communication to be given under or in connection with this Deed (a “Notice”) shall be in the English language in writing.  A Notice may be delivered personally or sent by fax or international courier to the address or fax number provided in Clause 12.3, and marked for the attention of the person specified in that Clause.

12.2                        A Notice shall be deemed to have been received:

(a)                                 at the time of delivery if delivered personally or by international courier; and

(b)                                 at the time of transmission if sent by fax,

provided that, if deemed receipt of any Notice occurs after 6:00 pm or is not on a Business Day, deemed receipt of the Notice shall be 9:00 am on the next Business Day.  References to time in this Clause 12 are to local time in the location of the addressee.

12.3                        The addresses and fax numbers for service of Notice are:

Guarantor:

Name:	[**]
Address:	[**] Moscow, Russian Federation
For the attention of:	[**]
Fax number:	[**]

Company:

Name:	Yandex N.V.
Address:	Schiphol Boulevard 165, 1118 BG, Schiphol, The Netherlands
For the attention of:	[**]
Fax number:	[**]

12.4                        A Party shall notify the other Parties of any change to its details in Clause 12.3 in accordance with the provisions of this Clause 12, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

13.                               Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

14.                               Governing Law and Arbitration

14.1                        Governing Law

This Deed, including the arbitration agreement set out in Clause 14.2, and any non-contractual obligations arising out of or in connection with this Deed, is governed by and shall be construed in accordance with English law.

14.2                        Arbitration

(a)                                 Any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination shall be referred upon the application of either Party to, and finally settled by, arbitration in accordance with the London Court of International Arbitration (“LCIA”) Rules (the “Rules”), which Rules are deemed incorporated into this Clause 14.2.  The number of arbitrators shall be three (3), one of whom shall be nominated by the claimant(s), one by the respondent(s) and the third of whom, who shall act as chairman, shall be nominated by the two party-nominated arbitrators, provided that if the third arbitrator has not been nominated within twenty (20) Business Days of the nomination of the second party-nominated arbitrator, such third arbitrator shall be nominated by the LCIA Court.  The seat and place of the arbitration shall be London, England and the language of arbitration shall be English.  Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

(b)                                 The arbitrators shall have the power to grant any legal or equitable remedy or relief available under law, including injunctive relief (whether interim and/or final) and specific performance and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction.  Each Party retains the right to seek interim or provisional measures, including injunctive relief and including pre-arbitral attachments or injunctions, from any court of competent jurisdiction and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.  For the avoidance of doubt, this Clause 14.2(b) is not intended to limit the powers of the court exercisable in support of arbitration proceedings pursuant to s.44 of the Arbitration Act 1996.

(c)                                  In order to facilitate the comprehensive resolution of related disputes, all claims between any of the Parties or the parties to any Transaction Document which Transaction Document contains an arbitration clause substantially in the form of Clause 14.2(a) which claims arise out of or in connection with this Deed or such other Transaction Document may be brought in a single arbitration.  Upon the request of any party to an arbitration proceeding commenced pursuant to Clause 14.2(a) (the “Arbitration”), the Arbitration shall be consolidated with any other arbitration proceeding relating to one or more Transaction Documents, if either:

(i)                                     all parties concerned agree; or

(ii)                                  the arbitral tribunal constituted first in time determines that:

(A)                               there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings; and

(B)                               no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.

(d)                                 Where the parties in the two proceedings are identical, the ruling of the arbitral tribunal constituted first in time shall prevail and such tribunal shall serve as the arbitral tribunal for the consolidated arbitration.

(e)                                  Where the parties in the two proceedings are not identical, and subject always to provisos (i) and (ii) of Clause 14.2(c), the ruling of the arbitral tribunal constituted first in time shall prevail, but, unless otherwise elected by the new parties not included in the arbitration before the arbitral tribunal first constituted, a new arbitral tribunal for any consolidated arbitration shall be constituted in accordance with the provisions of Clause 14.2(a).  Where a new tribunal is so constituted, for the avoidance of doubt, any rulings, directions or orders made by the arbitral tribunal constituted first in time, with the exception of outstanding orders for costs, will be of no effect.

(f)                                   The Parties also expressly agree that any party to any Transaction Document may, at the request of a Party and with the consent of the party to be joined and the arbitral tribunal, be joined as a party to any arbitral proceedings commenced under this Deed.

(g)                                  Notwithstanding the foregoing, no Party shall be prevented by this Clause 14.2(g) from defending itself against or challenging any proceedings brought against such Party in the courts of any jurisdiction in breach of Clause 14.2(a).  For the avoidance of doubt, nothing in this Clause 14.2(g) shall limit the right of a Party to apply to any court of competent jurisdiction with respect to enforcement of any award.

IN WITNESS WHEREOF this Deed has been duly executed and delivered as a deed by the parties hereto on the date stated at the beginning of this Deed.

Signature page of the Deed of Guarantee and Indemnity between [**] and Yandex N.V.

EXECUTED AS A DEED by [**] in the presence of:	)
)
)

(Witness’s Signature)

Name:

Address:

Occupation:

EXECUTED AS A DEED by Yandex N.V. acting by [•], being a person who, under the laws of The Netherlands, is acting under the authority of Yandex N.V. in the presence of:	)
)
)
)
)

(Witness’s Signature)

Name:

Address:

Occupation:

Schedule 27                             Owned Immovable Property

No.	Owned Immovable Property	Valuation (USD)
1.	Business Center “Morozov” (1(a) and 1(b))	[**]
2.	Business Center “Morozov” 2 (including the underground parking)	[**]
3.	Business Center “Mamontov”	[**]
4.	Business Center “Stroganov”	[**]
5.	Business Center “Savin”	[**]
6.	Giraud Gallery(a) and Giraud Gallery(b)	[**]
7.	Vsevolozhsky Manor	[**]
8.	Fligel	[**]
9.	Ground parking	[**]
	TOTAL:	[**]